                                              Filed pursuant to Rule 424 (b) (3)
                                              Registration No. 333-43335
PROSPECTUS

AIRXCEL, INC.
                                                            [AIRXCEL, INC. LOGO]
OFFER TO EXCHANGE ITS SERIES B 11% SENIOR SUBORDINATED NOTES DUE 2007
FOR ANY AND ALL OF ITS OUTSTANDING 11% SENIOR SUBORDINATED NOTES DUE 2007

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 13, 1998, UNLESS EXTENDED.
Airxcel, Inc., a Delaware corporation ("Airxcel" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B 11% Senior Subordinated Notes due 2007 (the "Exchange Notes"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding 11% Senior Subordinated Notes due 2007 (the "Notes"), of which $90,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and term of the Notes (which they replace) except that the Exchange Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Notes in certain circumstances relating to the timing of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated November 10, 1997 between Airxcel and United States Trust Company of New York (the "Indenture") governing the Notes. See "The Exchange Offer" and "Description of Exchange Notes."

Airxcel has not issued, and does not have any current firm arrangements to issue, any indebtedness to which the Exchange Notes would rank senior or pari passu in right of payment. The Exchange Notes will be subordinated in right of payment to all Senior Indebtedness of Airxcel (including debt under the Credit Facility (as defined)). The amount of the Company's outstanding Senior Indebtedness is $25.4 million.

Airxcel will accept for exchange any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on May 13, 1998, unless extended by Airxcel in its sole discretion (the "Expiration Date"). Notwithstanding the foregoing, Airxcel will not extend the Expiration Date beyond May 20, 1998. Tenders of Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Notes were sold by Airxcel on November 10, 1997 to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently placed the Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and with a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of Airxcel under the Exchange and Registration Rights Agreement entered into by Airxcel in connection with the offering of the Notes. See "The Exchange Offer."

With respect to resales of Exchange Notes, based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, Airxcel believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of Airxcel within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "The Exchange Offer -- Resales of the Exchange Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. Airxcel has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

If any holder of Notes is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, such holder (i) cannot rely on the applicable interpretations of the Commission and (ii) must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Holders of Notes not tendered and accepted in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. Airxcel will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

--------------------------------------------------------------------------------
SEE "RISK FACTORS" ON PAGE 13 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR NOTES IN THE EXCHANGE OFFER.
--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS APRIL 7, 1998
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     There has not previously been any public market for the Notes or the
Exchange Notes. Airxcel does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- Absence of a Public Market Could Adversely Affect the Value of Exchange Notes." Moreover, to the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

     The Exchange Notes will be available initially only in book-entry form. Airxcel expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Certificate (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Certificate representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Certificate, Exchange Notes in certified form will be issued in exchange for the Global Certificate only on the terms set forth in the Indenture. See "Description of Exchange
Notes -- Book-Entry; Delivery and Form."

                             AVAILABLE INFORMATION

     Airxcel has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus includes a discussion of all material elements of the Exchange Offer Registration Statement, but does not contain all of the information set forth therein. For further information with respect to Airxcel and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the commission at 7 World Trade Center, Suite 1300, New York, NY 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

     As a result of the filing of the Exchange Offer Registration Statement with the Commission, Airxcel will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of Airxcel to file periodic reports and other information with the Commission will be suspended if the Exchange Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of Airxcel other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. Airxcel will nevertheless be required to continue to file reports with the Commission if the Exchange Notes are listed on a national securities exchange. In the event Airxcel ceases to be subject to the informational requirements of the Exchange Act, Airxcel will be required under the Indenture to continue to file with the Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required
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pursuant to the informational requirements of the Exchange Act. Under the
Indenture, Airxcel shall file with the Trustee annual, quarterly and other reports within fifteen days after it files such reports with the Commission. Further, to the extent that annual, quarterly or other financial reports are furnished by Airxcel to stockholders generally it will mail such reports to holders of Exchange Notes. Airxcel will furnish annual and quarterly financial reports to stockholders of Airxcel and will mail such reports to holders of Exchange Notes pursuant to the Indenture, thus holders of Exchange Notes will receive financial reports every quarter. Annual reports delivered to the Trustee and the holders of Exchange Notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public or certified public accountant. Airxcel will also furnish such other reports as may be required by law.

                           FORWARD LOOKING STATEMENTS

     THE PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING STATEMENTS UNDER THE CAPTIONS "SUMMARY," "UNAUDITED PRO FORMA FINANCIAL INFORMATION," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL OF THESE FORWARD LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY THE MANAGEMENT OF THE COMPANY WHICH, ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED UPON SUCH ESTIMATES AND STATEMENTS. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES WILL BE REALIZED AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE: (1) INCREASED COMPETITION; (2) INCREASED COSTS; (3) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (4) INCREASES IN THE COMPANY'S COST OF BORROWING OR INABILITY OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL;
(5) ADVERSE STATE OR FEDERAL LEGISLATION OR REGULATION OR ADVERSE DETERMINATIONS IN PENDING LITIGATION; AND (6) CHANGES IN GENERAL ECONOMIC CONDITIONS AND/OR IN THE MARKETS IN WHICH THE COMPANY MAY, FROM TIME TO TIME, COMPETE. MANY OF SUCH FACTORS ARE BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. FOR FURTHER, INFORMATION OR OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD LOOKING STATEMENTS, SEE "RISK FACTORS."

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                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes included elsewhere in this Prospectus. Holders of Notes are urged to read this Prospectus in its entirety. Unless the context otherwise requires, references in this Prospectus to "Airxcel" refer to Airxcel, Inc., references to "RVP" refer to Recreation Vehicle Products, a division of Airxcel, references to "Crispaire" refer to Crispaire Corporation, and references to the "Company" refers to Airxcel after giving effect to the Transactions (as defined). As used in this Prospectus, the term "pro forma" reflects the Transactions. References in this Prospectus to "fiscal year" refer, as applicable, to a December 31 fiscal year-end for Airxcel and an October 31 fiscal year-end for Crispaire.

                                  THE COMPANY

OVERVIEW

     The Company is a designer, manufacturer and marketer of recreation vehicle ("RV") air conditioners and specialty wall mount air conditioners, environmental control units ("ECUs") and heat pumps for various applications. The combination of RVP and Crispaire is the first step in the Company's strategy to establish itself as a leading designer, manufacturer and marketer of specialty heating, air conditioning and water heating products. The Company believes that it is well positioned to effectively pursue this strategy with strong positions in each of its principal markets and a range of products serving separate customer bases. The combination of RVP's low cost, high volume manufacturing expertise with Crispaire's ability to provide customized products will allow the Company to capitalize on the growing opportunities presented in each of its markets. The Company's pro forma net sales and EBITDA were approximately $135.5 million and $16.8 million in fiscal 1997.

     RVP supplies a variety of air conditioners to several of the world's largest RV original equipment manufacturers ("OEMs"), marketing these products under the popular and well-established "Coleman" brand name. RVP believes that its air conditioners are more effective to those of its competitors due to greater air flow capacity, cooling efficiency and more aerodynamic design. RVP's reputation as a dependable source of high-quality, durable products has resulted in its long-term relationships with leading RV manufacturers such as Fleetwood Enterprises ("Fleetwood"), Winnebago, Gulf Stream and Jayco, who have relied on RVP for substantially all of their RV air conditioner needs for each of the past six years. Sales to such OEMs provide RVP with a large installed base of products which generates a significant recurring stream of revenue through sales of parts and replacement units in the aftermarket. Aftermarket sales to customers such as RV dealers, supply and service centers are achieved primarily through an agreement with Coast Distribution System ("Coast"), the largest wholesale distributor of aftermarket products in the RV industry. RVP believes that Coast's extensive market penetration and large sales force provide broad aftermarket coverage and distribution capabilities which enhance its substantial aftermarket business. In fiscal 1996, as a percentage of Airxcel's net sales, OEM sales represented 66.3%, and aftermarket sales represented 33.7%. In addition to serving the RV industry, RVP designs, manufactures and markets air conditioners for marine applications, the cooling and heating of elevators, petroleum "logging" trucks and for a wide variety of small-space cooling applications.

     Crispaire is a designer, manufacturer and marketer of specialty wall mount air conditioners, ECUs and heat pumps for various applications. Crispaire's customers are principally telecommunications companies, manufacturers of telecommunication shelters in the cellular, cable, wireless, satellite and personal communication services ("PCS") markets, wholesale distributors for foreign telecommunications sales, school districts and construction companies. The Company believes that Crispaire is one of the largest providers of environmental control equipment for the U.S. telecommunication shelter market, through sales to both telecommunications companies and manufacturers of telecommunication shelters. The Company believes that it is positioned to benefit from growth in cellular, wireless and PCS telecommunications markets and the resulting demand for telecommuni-

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cation shelters. The Company believes that Crispaire's focus on customer service and quality control and its strong reputation for its ability to offer a broad and innovative line of products in a timely manner has attracted significant customers, including MCI, Motorola, AT&T Wireless, Lucent Technologies and other wireless communication providers. The Company also believes that it will benefit from an increasing need for cooling units in the nation's schools due to new state regulations and certain building codes that mandate fresh air requirements, the rebuilding of school system infrastructures and the steadily growing student population. Crispaire supplies wall mount air conditioners to multiple school districts throughout the country, including the Los Angeles Unified School District. Crispaire has a strong position in each of its principal markets, through solid relationships with its customers who generally require tailored products and a high level of customer service. Crispaire's ability to customize products without interruption of its larger production lines allows it to work closely with customers to develop and produce equipment that meets their specific needs quickly and efficiently. In fiscal 1996, sales to the telecommunication shelter industry and school industry represented 61% and 23%, of Crispaire's total net sales, respectively. Airxcel's net sales to Fleetwood, Coast, JayCo and Winnebago, its largest customers, accounted for approximately 33%, 27%, 12% and 8%, respectively, of the Company's net sales for 1997. Crispaire's net sales to Motorola and UNR-Rohn accounted for approximately 3.8% and 4.2% of its net sales in 1997.

     The combination of RVP and Crispaire creates a diversified specialty air conditioning company with a strong market presence. By combining the major supply purchasing contracts, it is anticipated that at least a 1% or $700,000 savings in the annual purchases of raw materials and components of the combined Company would be achieved. Management believes that the Company will benefit from RVP's low variable cost structure and its cost controlling culture, and that the Company will be able to streamline Crispaire's operations to achieve additional cost savings and manufacturing efficiencies. Additionally, management believes that the Company will be able to leverage off of Crispaire's proven success in identifying new, emerging markets and customizing its products to suit the needs of its customers.

INDUSTRY OVERVIEW

  RV Industry

     In 1996, the North American RV market was approximately $6.3 billion. The RV market is broadly classified as "motorhomes" and "towables." Motorhomes are self-propelled and grouped in three main classes: A, B and C. Class A motorhomes typically have two air conditioners, and Class B and C motorhomes have a minimum of one air conditioner. Towables typically have a minimum of one standard air conditioner, with larger towables requiring two and air conditioners being optional for campers. According to a University of Michigan study sponsored by the Recreational Vehicle Industry Association ("RVIA"), approximately 8.2 million households owned RVs in 1993, an increase from 5.8 million in 1980. In general, RV ownership has grown by an average of 100,000 units per year over the last 17 years, and management currently estimates that one out of every eleven households in the U.S. owns an RV.

     The consistent growth in the RV industry is attributable to the general maturing of the industry and several key factors, including (i) the overall increasing number of RV owners, (ii) the growth in the number of potential consumers, as baby boomers begin entering the typical demographic profile for premium RV owners, (iii) the changing lifestyle of the U.S. population on average, which is aging and devoting more time to recreational activities, (iv) an increase in population in states such as California, Florida and Texas, where RVs are common, (v) a favorable economic environment, and (vi) the availability of gasoline.

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  HVAC Industry

     According to the Air Conditioning and Refrigeration Institute, the worldwide air conditioning market is currently estimated at $40 to $45 billion and is expected to grow to $50 billion by 2005. In 1995, the U.S. heating, ventilation and air conditioning ("HVAC") market was estimated to be $19.2 billion and is forecasted to grow by approximately 6.8% to reach approximately $20.5 billion by 2000. The Company's principal niche markets within the larger HVAC market, telecommunication shelters and schools, are forecasted to experience significant growth.

     The telecommunications industry has experienced rapid growth over the last several years due to deregulation and growth in wireless communication. According to an article published in Mobile Phone News, the Wireless Communications Bureau reports that the number of telecommunication sites constructed has increased from 2,305 in 1987 to 30,045 in 1996. It is estimated that the number of subscribers for wireless communication is approximately 58.3 million and is expected to grow to 160.6 million by 2007. Growth is expected to result in an increased demand for telecommunication shelters and cabinets as new wireless networks are constructed and old networks are overlaid with digital technology. According to the Cellular Telecommunications Industry Association as published in the Financial Times, revenues in the cellular market have grown by over 20% per year, exceeding $23 billion in 1996. In addition to the domestic market, future growth is also anticipated in international markets such as Latin America, Europe, Asia and Canada, where land lines are limited and a greater demand for wireless communications systems is expected. Suppliers of wireless communications equipment should continue to benefit from the expected acceleration in the deployment of wireless networks.

     Beginning in the 1970's, many schools, primarily in the Sunbelt region of the U.S., began adding air conditioners to their facilities. Currently, a significant number of states have passed regulations and have building codes that require a certain amount of fresh air in classrooms. Today, one-third of the nation's schools, serving more than 14 million students, needs extensive repair and renovation with air cooling and air conditioning being some of the major systems needing overhaul. According to the U.S. General Accounting Office, Report to Congressional Requesters, School Facilities (1995/1996), 20,104 public elementary schools nationwide are in need of HVAC repair with an estimated cost of $3 billion. The U.S. Bureau of the Census has reported that by the year 2005, U.S. student enrollment in elementary and secondary schools is expected to increase significantly, requiring an additional 6,000 schools. The public elementary school HVAC new construction market is estimated to be $314 million annually through the year 2005.

COMPETITIVE ADVANTAGES

     The Company attributes its success and its continued opportunities for growth and profitability to the following competitive advantages:

     - Strong Market Position in Principal Niche Markets.

     - Existing Long-Term Customer Relationships.

     - Strong Brand Name Recognition.

     - High Quality Products, Customer Service and Product Design Capabilities.

     - Extensive Distribution Network and Experienced Sales Force.

     - Recurring Revenues from Installed Base.

     - Experienced Management.

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BUSINESS STRATEGY

     The key elements of the Company's business strategy to maintain its leadership position are to:

     - Capitalize on Anticipated Industry Growth.

     - Generate Growth Through New Product Development.

     - Pursue Growth Through Acquisitions.

     See "The Business -- Competitive Advantages" and "-- Business Strategy" for a more detailed discussion.

     The Company is a Delaware corporation. Holdings is a Delaware corporation whose sole asset is the capital stock of the Company. The Company's principal executive offices are located at 3050 North Saint Frances Street, Wichita, Kansas 67219, and its telephone number is (316) 832-3400.

                                THE TRANSACTIONS

     On November 10, 1997 the Company completed the offering of the Notes (the "Offering") and the acquisition of Crispaire (the "Crispaire Acquisition") whereby, among other things, the management of Crispaire made a cash equity investment in Holdings, and Holdings contributed the cash equity investment and PIK Notes to Airxcel. It is anticipated that Airxcel will acquire 100% of the outstanding common stock of KODA Enterprises Group, Inc. ("KODA") whereby, among other things, a $4 million cash equity investment will be made in Holdings which will be contributed to Airxcel (the "KODA Acquisition" and together with the Crispaire Acquisition, the "Acquisitions"). The Offering, the Acquisitions, and the Contributions (as defined) are collectively referred to herein as the "Transactions." See "The Transactions."

                                  THE OFFERING

Notes..................
                      The Notes were sold by the Company on November 10, 1997 to Chase Securities Inc. and NationsBanc Montgomery Securities, Inc. (the "Initial Purchasers") pursuant to a Purchase Agreement dated November 5, 1997 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions.

Exchange and
  Registration Rights
  Agreement............
                      Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into an Exchange and Registration Rights Agreement dated November 10, 1997, which grants the holder of the Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered.....
                      $90,000,000 aggregate principal amount of Series B 11% Senior Subordinated Notes due 2007 (the "Exchange Notes").

The Exchange Offer.....
                      $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Notes. As of the date hereof, $90,000,000 aggregate principal amount of Notes are outstanding. The Company will

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

                      issue the Exchange Notes to holders on or promptly after the Expiration Date.

                      Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                      Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                      Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date........
                      5:00 p.m., New York City time, on May 13, 1998 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the
  Exchange Notes and
  the Notes............
                      Each Exchange Note will bear interest from its issuance date. Holders of Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Conditions to the
  Exchange Offer.......
                      The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions."
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

Procedures for
  Tendering Notes......
                      Each holder of Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "-- Procedures for Tendering."

Untendered Notes.......
                      Following the consummation of the Exchange Offer, holders of Notes eligible to participate but who do not tender their Notes will not have any further exchange rights and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected.

Consequences of Failure
  to Exchange..........
                      The Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act,
                      (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer -- Consequences of Failure to Exchange."

Shelf Registration
  Statement............
                      If any holder of the Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has provided information regarding such holder and the distribution of such holder's Notes to the Company for use therein, the Company has agreed to register the Notes on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of three years, to cover resales of the Notes held by any such holders.

Special Procedures for
  Beneficial Owners....
                      Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than twenty days in order to provide for the transfer of registered ownership.

Guaranteed Delivery
  Procedures...........
                      Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights......
                      Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Notes and
  Delivery of Exchange
  Notes................
                      The Company will accept for exchange any and all Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Use of Proceeds........
                      There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent.........
                      United States Trust Company of New York

                               THE EXCHANGE NOTES

General................
                      The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Exchange and Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes." The Notes and the Exchange Notes are referred to herein collectively as the "Senior Subordinated Notes."

Securities Offered.....
                      $90,000,000 aggregate principal amount of Series B 11% Senior Subordinated Notes due 2007 of the Company.

Maturity Date..........
                      November 15, 2007.

Interest Payment
  Dates................
                      May 15 and November 15, commencing May 15, 1998.

Events of Default......
                      The Indenture under which the Exchange Notes will be issued provides for certain events which, should they occur, would constitute a default thereunder. Such events include the following: (a) the failure to make principal payments on any of the Exchange Notes; (b) the failure to pay interest on the Notes when due, if continued for 30 days or more; (c) default in the payment of principal of or interest on any Note required to be purchased pursuant to any Offer to Purchase required by the Indenture when due and payable or failure to pay on the Purchase Date the Purchase Price for any Note validly tendered pursuant to any Offer to Purchase; (d) the failure to comply with any of the provisions described under "Certain Covenants -- Merger, Sale of Assets, etc." therein; (e) the failure to perform any other covenant, warranty or agreement of the Company under the Indenture; (f) defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company having an outstanding principal amount of $5 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure by the Company to pay principal when due at the stated maturity of any such Indebtedness and such default shall have continued after any applicable grace period and shall not have been cured or waived; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company in an amount of $5 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remain undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; or (h) certain events of bankruptcy, insolvency or reorganization affecting the Company. See "Description of Exchange Notes -- Events of Default."

Optional Redemption....
                      Except as described below, the Company may not redeem the Exchange Notes prior to November 15, 2002. On or after such date, the Company may redeem the Exchange Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date. In addition, at any time and from time to time on or prior to November 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the Exchange Notes with the cash proceeds of one or more Public Equity Offerings (as defined) by the Company or Holdings, at a redemption price equal to 111% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption provided that at least $60 million of the Exchange Notes remains outstanding immediately after each such redemption. See "Description of Exchange
                      Notes -- Optional Redemption."

Change of Control......
                      Upon the occurrence of a Change of Control (as defined), each holder will have the right to require the Company to make an offer to repurchase all or any portion of such holder's Exchange Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Exchange Notes -- Offer to Purchase Upon Change of Control." The Credit Facility prohibits the repurchase of outstanding Exchange Notes prior to repayment of the borrowings under the Credit Facility. There can be no assurance that upon a Change of Control the Company will have sufficient funds to repurchase any of the Exchange Notes. See "Description of the Revolving Credit Facility."

Ranking................
                      The Exchange Notes will constitute unsecured debt obligations of the Company and will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined) including any Indebtedness under the Credit Facility. The Exchange Notes do not rank senior to any outstanding indebtedness. At December 31, 1997, after giving pro forma effect to the Transactions, there would have been approximately $25.4 million of indebtedness or other liabilities to which the Exchange Notes would have been subordinated. The Company could have borrowed up to approximately $13 million under the terms of the New Credit Facility, subject to borrowing base and certain other requirements, all of which would have constituted Senior Indebtedness. See "Description of the Revolving Credit Facility."

Restrictive
Covenants..............
                      The Indenture under which the Exchange Notes will be issued limits (i) the incurrence of additional Indebtedness by the Company and its Restricted Subsidiaries (as defined); (ii) the payment of dividends on and redemption of, capital stock of the Company and its Restricted Subsidiaries; (iii) certain other Restricted Payments, including without limitation, Investments; (iv) sales of assets and Restricted Subsidiary stock; (v) certain transactions with Affiliates; (vi) the sale or issuance of capital stock of its Restricted Subsidiaries;
                      (vii) the creation of Liens; (viii) the lines of business in which the Company and its Restricted Subsidiaries may operation; (ix) consolidations, mergers and transfers of all or substantially all of the Company's assets; and (x) sale and leaseback transactions. The Indenture also prohibits certain restrictions on distributions from Restricted Subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exemptions. See "Description of Exchange Notes -- Certain Covenants."

For additional information regarding the Exchange Notes, see "Description of Exchange Notes."

                                  RISK FACTORS

     Holders of Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors under "Risk Factors" as well as the other information and data included in this Prospectus prior to tendering their Notes in the Exchange Offer. Such Risk Factors include, but are not limited to, the following: Substantial Leverage and Potential Inability to Service Debt; Dependence Upon Significant Customers; Risks Associated with Fluctuations in Costs of Raw Materials; Potential Termination of Supplier Relationships; Dependence Upon Conditions in Various Industries; Subordination of Exchange Notes; Substantial Competition; Limitations on Change of Control; Pending Patent Litigation; Limited Use of Coleman Brand Name and Restrictions Imposed by the Credit Facility and the Indenture. For a more detailed discussion of the above, see "Risk Factors" beginning on page 13.

              SUMMARY UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA
                             (DOLLARS IN THOUSANDS)

    The following table sets forth summary unaudited pro forma financial and other data of the Company for the fiscal year ended December 31, 1997. The summary unaudited pro forma statement of operations data gives effect to the KODA Acquisition as if it occurred on January 1, 1997. The summary unaudited pro forma balance sheet data gives effect to the KODA Acquisition as if it occurred on December 31, 1997. The pro forma financial and other data for the year ended December 31, 1997 were derived from the "Unaudited Pro Forma Financial Information" included elsewhere herein. The pro forma financial and other data do not purport to represent what the Company's financial position or results of operations would actually have been had the Transactions in fact occurred on the assumed dates or to project the Company's financial position, results of operations or cash flows for any future date or period. The information contained in the following table should also be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information," and the historical financial statements and related notes included elsewhere in this Prospectus.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                              -----------------
STATEMENT OF OPERATIONS DATA (1):

  Net sales.................................................      $135,527
  Cost of sales.............................................       102,781
                                                                  --------
  Gross profit..............................................        32,746
  Selling, general and administrative expenses..............        19,624
  Engineering, research and development expenses............         1,139
                                                                  --------
  Operating income..........................................        11,983
  Interest expense..........................................        11,052
  Income from continuing operations before income taxes.....         1,648
OTHER DATA (1):
  Gross margin..............................................          24.2%
  EBITDA(2).................................................        16,782
  EBITDA margin (3).........................................          12.4%
  Depreciation and amortization.............................         4,082
  Capital expenditures......................................         1,590
  Cash interest expense.....................................        11,052
  Ratio of EBITDA to cash interest expense (4)..............           1.5x
  Ratio of net debt to EBITDA...............................           6.9x
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital (5).......................................      $ 28,194
  Total assets..............................................       112,595
  Total debt................................................       115,355
  Total stockholders' (deficiency)..........................       (21,009)

---------------

(1) See the historical financial statements and related notes of Airxcel, Inc. included elsewhere in this Prospectus for discontinued operations and extraordinary item.

(2) EBITDA represents earnings before interest expense, net, other nonoperating income, net, income tax expense, depreciation and amortization. Other nonoperating income was $717 for the year ended December 31, 1997. EBITDA, as calculated by the Company, may not be similar to the method used by other companies. The Company has included information concerning EBITDA because it is relevant for covenant analysis under the Indenture, which defines EBITDA as set forth above for the period shown, and is presented because it is used by certain investors as a measure of a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(3) EBITDA margin reflects EBITDA as a percentage of net sales.

(4) See "Selected Financial and Other Data," and "Unaudited Pro Forma Financial Information," and the historical financial statements and related notes included elsewhere in this Prospectus for information as to Ratio of earnings to fixed charges.

(5) Working capital represents current assets less current liabilities, including net liabilities of the discontinued Faulkner manufacturing division of $466 as of December 31, 1997.

                  SUMMARY HISTORICAL FINANCIAL AND OTHER DATA
                             (DOLLARS IN THOUSANDS)
AIRXCEL (FORMERLY KNOWN AS RECREATION VEHICLE PRODUCTS, INC. ("RVP"))

    The following summary historical financial and other data of Airxcel are derived from audited historical financial statements. The historical financial statements of Airxcel as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, included elsewhere herein, have been audited by Coopers & Lybrand, L.L.P., independent accountants. The historical financial statements of Airxcel as of December 31, 1993, 1994 and 1995 and for each of the two years in the period ended December 31, 1994 have been derived from the audited consolidated financial statements of Airxcel Holdings Corporation, formerly known as RV Products Holding Corp. and Subsidiary, which are not included herein. The information contained in the following table should also be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information," and the historical financial statements and related notes included elsewhere in this Prospectus.

                                                                                 YEAR ENDED
                                                                                DECEMBER 31,
                                                              -------------------------------------------------
                                                               1993      1994      1995       1996       1997
                                                              -------   -------   -------   --------   --------
STATEMENT OF OPERATIONS DATA:
  Net sales.................................................  $50,743   $56,162   $55,788   $ 58,169   $ 58,323
  Cost of sales.............................................   38,338    41,614    42,257     43,803     44,732
                                                              -------   -------   -------   --------   --------
  Gross profit..............................................   12,405    14,548    13,531     14,366     13,590
  Selling, general and administrative expenses(1)...........    9,979     7,886    10,959      5,980      4,862
                                                              -------   -------   -------   --------   --------
  Operating income..........................................    2,426     6,662     2,572      8,386      8,729
  Interest expense(2).......................................    2,273     1,282     1,097      2,273      4,619
  Income from continuing operations before income taxes.....      138     5,352     1,383      5,968      4,087
  Net income (loss).........................................   (1,878)    2,616      (453)     1,074     (4,548)
OTHER DATA:
  Gross margin..............................................     24.4%     25.9%     24.3%      24.7%      23.3%
  EBITDA(3).................................................    5,422     9,683     5,554     10,369      9,850
  EBITDA margin.............................................     10.7%     17.2%     10.0%      17.8%      16.9%
  Cash provided by operating activities.....................    4,201     6,472       857      4,249      7,229
  Cash used in investing activities.........................     (619)     (821)   (1,183)      (434)   (44,083)
  Cash (used in) provided by financing activities...........   (3,444)   (5,395)      553     (4,210)    46,319
  Depreciation and amortization(4)..........................    2,996     3,021     2,982      1,983      1,144
  Capital expenditures......................................      621       843       356        459        716
  Cash interest expense(2)..................................    2,087     1,267     1,083      2,170      4,311
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital(5)........................................  $ 7,131   $ 9,301   $ 8,819   $  5,632   $ 23,186
  Total assets(6)...........................................   26,920    24,753    26,561     24,748     76,933
  Total debt................................................   20,907    15,581    24,824     48,280     90,355
  Total stockholders' equity (deficiency)...................      735     3,718    (4,255)   (28,701)   (25,009)

---------------
(1) Selling, general and administrative expenses for 1995 includes $4,279 of nonrecurring expenses related to costs incurred to compensate certain option holders for their personal tax liabilities incurred when such options were exercised.

(2) Excludes interest expense related to the discontinued Faulkner manufacturing division.

(3) EBITDA represents earnings before interest expense, net, other nonoperating expense, net, income tax expense, depreciation and amortization. Other nonoperating expenses were $15, $28, $92, $145 and $23 for the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively. EBITDA, as calculated by the Company, may not be similar to the method used by other companies. Airxcel has included information concerning EBITDA because it is relevant for covenant analysis under the Indenture, which defines EBITDA as set forth above for the periods shown, and is presented because it is used by certain investors as a measure of a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(4) Excludes depreciation and amortization related to the discontinued Faulkner manufacturing division.

(5) Working capital represents current assets less current liabilities, including net assets (liabilities) held for sale of the discontinued Faulkner manufacturing division of $4,789, $3,704, $5,634, $6,421 and ($466) as of December 31; 1993, 1994, 1995, 1996 and 1997, respectively.

(6) Total assets include net assets held for sale of $4,789, $3,704, $5,634 and $6,421 as of December 31, 1993, 1994, 1995, 1996, respectively, and exclude net liabilities of the discontinued Faulkner manufacturing division of $466 as of December 31, 1997.

CRISPAIRE

     The following summary historical financial and other data of Crispaire are derived from the audited historical financial statements of Crispaire. The historical financial statements of Crispaire as of and for the year ended October 31, 1997 have been audited by Coopers & Lybrand L.L.P., independent accountants. The historical financial statements of Crispaire as of October 31, 1993, 1994, 1995 and 1996 and for each of the fiscal years in the four-year period ended October 31, 1996, have been audited by Mauldin & Jenkins, LLC, independent accountants. The historical financial statements of Crispaire as of October 31, 1995, 1996 and 1997 and for each of the fiscal years in the three-year period ended October 31, 1997 are included elsewhere herein. The information contained in the following table should also be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information," and the historical financial statements and related notes included elsewhere in this Prospectus.

                                                                          FISCAL YEAR ENDED
                                                                             OCTOBER 31,
                                                   ----------------------------------------------------------------
                                                     1993        1994          1995          1996          1997
                                                   --------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
  Net sales......................................  $ 17,701   $    24,152   $    27,304   $    34,138   $    39,114
  Cost of sales..................................    13,667        18,143        20,104        24,758        28,160
                                                   --------   -----------   -----------   -----------   -----------
  Gross profit...................................     4,034         6,009         7,200         9,380        10,954
  Engineering, research and development..........       580           537           752           878         1,111
  Selling, general and administrative expenses...     2,632         3,547         4,089         5,129         5,857
  Operating income...............................       843         1,989         2,381         3,438         3,986
  Interest expense, net..........................       194           160            94           146           125
  Net income.....................................       649         1,829         2,287         3,292         3,861
OTHER DATA:
  Gross margin...................................      22.8%         24.9%         26.4%         27.5%         28.0%
  EBITDA(1)......................................       994         2,150         2,571         3,668         4,266
  EBITDA margin..................................       5.6%          8.9%          9.4%         10.7%         10.9%
  Cash provided by operating activities..........        10         3,140         1,646         2,671         3,713
  Cash used in investing activities..............       (42)         (515)         (512)       (1,452)         (498)
  Cash (used in) provided by financing
    activities...................................        36        (2,561)       (1,133)       (1,165)       (3,211)
  Depreciation and amortization..................       151           161           190           231           280
  Capital expenditures...........................        42           565           393         1,419           504
  Cash interest expense..........................       194           160            94           146           124
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital(2).............................  $  2,902   $     4,286   $     4,800   $     6,213   $     7,811
  Total assets...................................     8,000         9,007        10,647        14,106        16,081
  Total debt.....................................       550           758           595         1,242           471
  Total stockholders' equity.....................     3,133         4,731         5,717         8,298        10,249

---------------
(1) EBITDA represents earnings before interest expense, net, income tax expense, depreciation and amortization. EBITDA, as calculated by Crispaire, may not be similar to the method used by other companies. The Company has included information concerning EBITDA because it is relevant for covenant analysis under the Indenture, which defines EBITDA as set forth above for the periods shown, and is presented because it is used by certain investors as a measure of a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(2) Working capital represents current assets less current liabilities.

                                  RISK FACTORS

     Holders of Notes should consider carefully the following factors, which the Company believes represent all material risks, in addition to the other information set forth in this Prospectus prior to tendering their Notes in the Exchange Offer. The risk factors set forth below are generally applicable to the Notes as well as the Exchange Notes.

SUBSTANTIAL LEVERAGE AND POTENTIAL INABILITY TO SERVICE INDEBTEDNESS

     As a result of the consummation of the Transactions, the Company is highly leveraged. After giving pro forma effect to the Transactions as of December 31, 1997, the Company would have had Indebtedness of $115.4 million and the Company's stockholders' deficiency would have been $21.0 million. In addition, the Company would have had the ability, subject to borrowing base and certain other requirements, to borrow an additional $13 million under the New Credit Facility, and subject to the restrictions in the New Credit Facility and the Indenture, the Company may incur additional indebtedness from time to time. The degree to which the Company is leveraged could have important consequences to holders of the Exchange Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on the Exchange Notes, the New Credit Facility and its other existing indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) all of the indebtedness under the New Credit Facility will be at variable rates of interest, which will cause the Company to be vulnerable to increases in interest rates; (iv) all of the indebtedness outstanding under the New Credit Facility will be secured by security interests in, or liens on, the accounts receivable, inventory and real property of the Company, and will become due prior to the time the principal on the Exchange Notes will become due; (v) the Company may be hindered in its ability to adjust rapidly to changing market conditions and (vi) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business.

     The Company's ability to pay interest on the Exchange Notes and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds which the Company could realize therefrom. The financial covenants and other restrictions in the Credit Facility and the Indenture limit the Company's ability to borrow additional funds and dispose of certain assets. See "Description of the Revolving Credit Facility" and "Description of Exchange Notes."

DEPENDENCE UPON SIGNIFICANT CUSTOMERS

     Airxcel's net sales to Fleetwood, Coast, Jayco and Winnebago, its largest customers, accounted for approximately 33%, 27%, 12% and 8%, respectively, of the Company's net sales for 1997. Crispaire's net sales to Motorola and UNR-Rohn, its largest customers, accounted for approximately 3.8% and 4.2% of its net sales in 1997. There can be no assurance that the Company will maintain or improve these relationships or that the Company will continue to supply these customers at current levels. The loss of a significant portion of sales to any of these customers could have a material adverse effect on the Company's business. In addition, many of the arrangements that the Company has with such customers are by purchase order and terminable at will at the option of either party. A significant decrease or interruption in businesses of any of the Company's significant customers could have a material adverse effect on the Company. See "Business -- Sales, Distribution and Marketing."

DEPENDENCE UPON CONDITIONS IN VARIOUS INDUSTRIES

     A significant part of the Company's operations are directly dependent upon the conditions in the highly cyclical RV industry, highly competitive telecommunications industry and the commercial and public construction industry. Companies within these industries, including the Company's largest customers, are subject to volatility in operating results due to external factors such as economic, demographic and political changes. These factors include seasonal factors, fuel availability and fuel prices, overall consumer confidence and general economic conditions, the level of discretionary consumer spending, government regulation, interest rates and unemployment. To the extent such factors have a substantial adverse effect on the Company's largest customers in such industries, there could be a material adverse effect on the Company.

RISKS ASSOCIATED WITH FLUCTUATIONS IN COSTS OF RAW MATERIALS

     The Company depends on certain raw materials such as copper and aluminum for the manufacturing of its products. The prices for such materials have shown considerable volatility during the past few years. In order to hedge against price increases in these materials, the Company actively manages its materials costs through futures contracts on copper and aluminum; however, no assurance can be given that the Company will continue to be successful in managing such price fluctuations or that future price fluctuations in copper and aluminum and other raw materials will not have a material adverse effect on the Company. Fluctuation in copper and aluminum prices can have an adverse effect on the Company. See "-- Supplier Relationships" and "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Overview."

POTENTIAL TERMINATION OF SUPPLIER RELATIONSHIPS

     The Company's relationships with its suppliers often afford it certain purchasing advantages, including stable supply and favorable pricing arrangements. The arrangements, however, are by purchase order with an average term of one year, although terminable at will at the option of either party with prior notice. Therefore, there can be no assurance that any of the supplier relationships will not be terminated in the future. In addition, the Company annually confirms existing pricing with competitive bids and while the Company has been able to obtain sufficient supplies at competitive prices, fluctuating raw material prices cause volatility in supplier pricing. The Company is subject to the risk that a significant variance in the supplier pricing may trigger a change of the product's price to customers. An interruption in the Company's supplies or volatility in supplier pricing could have a material adverse effect on the Company. See "Business -- Products and Services".

SUBORDINATION OF EXCHANGE NOTES

     The Exchange Notes are contractually subordinated to all Senior Indebtedness including all obligations under the Credit Facility. In the event of a circumstance in which the contractual subordination provisions apply, holders of the Exchange Notes will not be entitled to receive, and will have an obligation to pay over to holders of Senior Indebtedness, any payments they may receive in respect of the Exchange Notes. At December 31, 1997, after giving pro forma effect to the Acquisitions adjusting for the issuance of the Exchange Notes, there would have been approximately $25.4 million of indebtedness or other liabilities outstanding to which the Exchange Notes would have been subordinated. Subject to certain limitations, the Indenture permits the Company to incur additional indebtedness. See "Description of Exchange
Notes -- Covenants -- Limitation on Indebtedness." Substantially all of the assets of the Company are or may be pledged to secure other indebtedness of the Company. See "Description of the Revolving Credit Facility" and "Description of Exchange Notes."

RESTRICTIONS IMPOSED BY THE CREDIT FACILITY AND THE INDENTURE

     The Credit Facility requires the Company to maintain specified financial ratios and tests, among other obligations, including a minimum interest coverage ratio and a maximum leverage ratio. In addition, the Credit Facility restricts, among other things, the Company's ability to incur additional indebtedness and make acquisitions and capital expenditures beyond a certain level. A failure to comply with the restrictions contained in the Credit Facility could lead to an event of default thereunder which could result in an acceleration of such indebtedness. Such an acceleration would constitute an event of default under the Indenture relating to the Exchange Notes. In addition, the Indenture restricts, among other things, the Company's ability to incur additional indebtedness, sell assets, make certain payments and dividends or merge or consolidate. A failure to comply with the restrictions in the Indenture could result in an event of default under the Indenture. See "Description of the Revolving Credit Facility" and "Description of Exchange Notes."

SUBSTANTIAL COMPETITION

     The Company competes with a number of established companies that have greater financial, technological and marketing resources than the Company. There can be no assurance that the Company will be able to maintain its current market share. The ability of the Company to compete as a supplier to the RV industry is largely dependent on its ability to provide name brand high quality products at competitive prices and to manufacture and deliver products on a timely basis. Certain of the Company's principal competitors are less highly-leveraged than the Company and may be better able to withstand volatile market conditions within the RV industry which could lead to adverse changes in the Company's relationships with its customers. In addition, the Company faces substantial competition in the broader HVAC industry which is comprised of hundreds of small to medium-sized companies with various niche markets and several large, well-capitalized, highly diversified industrial corporations with major market shares of standard residential and commercial HVAC product lines. There can be no assurance that the Company will not encounter increased competition in the future, which could have a material adverse effect on the Company. See
"Business -- Competition."

LIMITATIONS ON CHANGE OF CONTROL

     In the event of a Change of Control, the Company will be required to make an offer for cash to repurchase the Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the repurchase date. A Change of Control will result in an event of default under the Credit Facility and may result in a default under other indebtedness of the Company that may be incurred in the future. The Credit Facility prohibits the purchase of outstanding Exchange Notes prior to repayment of the borrowings under the Credit Facility and any exercise by the holders of the Exchange Notes of their right to require the Company to repurchase the Exchange Notes will cause an event of default under the Credit Facility. Finally, there can be no assurance that the Company will have the financial resources necessary to repurchase the Exchange Notes upon a Change of Control. See "Description of Exchange Notes -- Offer to Purchase Upon Change of Control."

IMPACT OF ENVIRONMENTAL REGULATION

     The Company is subject to federal, state, and local environmental and occupational health and safety laws and regulations. Such laws and regulations, among other things, impose limitations on the discharge of pollutants and establish standards for management of waste. As is the case with manufacturers in general, if a release or threat of release of hazardous materials occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any properties owned or operated by the Company, the Company may be held liable for response costs and damages to natural resources. There can be no assurance that the amount of any such liability would not be material.

LIMITED USE OF COLEMAN BRAND NAME

     The Company has an exclusive, royalty-free license to use the name "Coleman" on its products for a period of 50 years ending in 2041. Such license automatically renews for another 50 years provided the Company is in compliance with all material terms of the trademark license agreement. The Company's license to use the "Coleman" brand name on a standalone basis expired on April 30, 1997. As a result, the Company must use a name or product name in conjunction with the "Coleman" brand name; thus, there can be no assurance that this will not have an adverse effect on the Company.

PENDING PATENT LITIGATION

     Crispaire has been named a defendant in a lawsuit claiming that Crispaire infringes certain trademarks and patents with respect to certain of its air conditioning and heating products. No assurance can be given as to the ultimate outcome of this matter. See "Business -- Legal Proceedings."

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the continued services of its senior management team. The loss of such key personnel could have a material adverse effect on the Company. The Company maintains key-person insurance for Melvin L. Adams, and George D. Wyers. See "Management."

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

     Prior to the Exchange Offer, there has not been any public market for the Notes. The Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The holders of Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Notes. The Exchange Notes are new securities for which there currently is no market. The Initial Purchasers are not obligated to make a market in the Exchange Notes and any such market making may be discontinued at any time without notice in the sole discretion of the Initial Purchasers. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Exchange Notes are eligible for trading by qualified buyers in the Private Offerings, Resale and Trading though Automated Linkages (PORTAL) market. The Company does not intend to apply for listing of the Exchange Notes, on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

     The Exchange Notes generally will be permitted to be resold or otherwise transferred (subject to the restrictions described under "Exchange and Registration Rights Agreement" and "Transfer Restrictions") by each holder without the requirement of further registration. The Exchange Notes, however, will also constitute a new issue of securities with no established trading market. The Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the Exchange Notes, or, in the case of non-exchanging holders of Notes, the trading market for the Notes following the Exchange Offer.

     The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independently of the financial performance of, and prospects for, the Company.

EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Notes in exchange for the Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Exchange and Registration Rights Agreement will terminate. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."

                                THE TRANSACTIONS

CRISPAIRE ACQUISITION:

     Pursuant to an Asset Purchase Agreement dated as of October 17, 1997 among Holdings, Airxcel and Crispaire, Airxcel purchased substantially all of the net assets, properties and rights and assumed certain related liabilities of Crispaire. Crispaire received, as part of the consideration for the Acquisition, $5.3 million of PIK Notes of Holdings. A cash equity investment was made in Holdings in connection with the financing of the Crispaire Acquisition through the purchase of common stock and preferred stock of Holdings by the management of Crispaire for an aggregate purchase price of approximately $3.1 million. The PIK Notes, as well as the cash equity investment in Holdings, were contributed by Holdings to Airxcel. The contributions to Airxcel are collectively referred to herein as the "Contributions."

     Concurrently, the Company consummated the Offering, and a portion of the net proceeds from the Offering together with the proceeds from the sale of securities to certain affiliates of Crispaire, including management, were used to finance the Crispaire Acquisition and the repayment of certain indebtedness. A portion of the indebtedness repaid was held by a mezzanine investment fund managed by an affiliate of Citicorp. The remainder of the indebtedness repaid was under a credit facility for which The Chase Manhattan Bank, an affiliate of Chase Securities Inc., received its proportionate share of any repayment. The Company entered into an agreement with The Chase Manhattan Bank to provide for a Revolving Credit Facility. Consummation of the Offering was conditioned upon the concurrent consummation of the Crispaire Acquisition and the Contributions.

     The Exchange Offer results in no sources or uses of cash to the Company. The estimated sources and uses of cash which occurred in connection with the closing of the Crispaire Acquisition on November 10, 1997, are set forth below (dollars in thousands):

SOURCES:
Proceeds from sale of the Notes.............................  $90,000
Contributions from Holdings.................................    8,354
                                                              -------
          Total sources.....................................  $98,354
                                                              =======
USES:
Repayment of KODA borrowings................................  $42,539
Consideration paid for Crispaire............................   43,400
Working capital.............................................    7,415
Estimated fees and expenses.................................    5,000
                                                              -------
          Total uses........................................  $98,354
                                                              =======

KODA ACQUISITION:

     Pursuant to a Stock Purchase Agreement dated March 8, 1998, between Airxcel and William S. Karol, Airxcel acquired 100% of the outstanding common stock of KODA Enterprises Group, Inc. (the "Stock Purchase") and repaid certain KODA obligations. A cash equity investment was made in Holdings in connection with the financing of the Stock Purchase through the sale of common stock for approximately $4 million. The cash equity investment was contributed to Airxcel.

     In conjunction with the Stock Purchase, Airxcel amended and restated the Credit Facility with The Chase Manhattan Bank to provide for borrowings in an aggregate principal amount of up to $38 million (the "New Credit Facility".) The New Credit Facility consists of a $28 million revolving credit facility (the "Senior Revolving Credit Facility") and a $10 million term loan (the "Senior Term Loan"). Airxcel used the Senior Term Loan plus a portion of the Senior Revolving Credit Facility (approximately $15 million) to partially finance the Stock Purchase.

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Exchange and Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer. The net proceeds of $90 million to the Company from the sale and issuance of the Notes on November 10, 1997, together with the approximately $3.1 million cash contribution made to the Company by Holdings, were used to fund the cash portion of the consideration for the Crispaire Acquisition, to refinance an existing credit facility (the "Old Credit Facility"), to repay certain subordinated indebtedness, and to pay related fees and expenses.

     Out of the proceeds of the Offering, the Company repaid its Tranche A and Tranche B term loan commitments under the Old Credit Facility. The Tranche A Term Loan (as defined under the Old Credit Facility) bore interest at a rate per annum equal to the Alternate Base Rate plus one and one-half percent (1 1/2%), and was to mature on January 1, 2002. The Tranche B term loan thereunder bore interest at a rate per annum equal to the Alternate Base Rate plus two percent (2%), and was to mature on July 1, 2003. As defined therein, the Alternate Base Rate means, for any day, a rate per annum equal to the greater of (a) the Prime Rate (as defined therein) in effect on such day, (b) the Base CD Rate (as defined therein) in effect on such day plus 1%, and (c) the Federal Funds Effective Rate (as defined therein) in effect on such day plus 1/2 of 1%.

     The Company also used proceeds from the Offering to repay certain subordinated indebtedness, which bore interest on the unpaid principal amount thereof from August 22, 1996 through maturity on August 22, 2005 at a rate equal to 12.00% per annum.

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of the Company as of December 31, 1997 (i) on a historical basis, and (ii) on a pro forma combined basis after giving effect to the KODA Acquisition assuming it was consummated on such date. This table should be read in conjunction with the "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Information" and the consolidated financial statements and related notes included elsewhere in this Prospectus.

                                                              DECEMBER 31, 1997
                                               ------------------------------------------------
                                                                      PRO FORMA      PRO FORMA
                                               AIRXCEL     KODA      ADJUSTMENTS    AS ADJUSTED
                                               --------   -------    -----------    -----------
                                                            (DOLLARS IN THOUSANDS)
Cash and cash equivalents....................  $  9,691   $   645     $ (8,930)      $  1,406
                                               ========   =======     ========       ========
Debt:
  Senior Subordinated Notes due 2007.........  $ 90,000   $    --     $              $ 90,000
  Term Loan..................................        --     6,321       (6,321)            --
  Revolving Credit...........................        --     6,441       (6,441)            --
  Senior Term Loan due 2005..................        --        --       10,000         10,000
  Senior Revolving Credit Facility(1)........        --        --       15,000         15,000
  Other debt.................................       355       655         (655)           355
                                               --------   -------     --------       --------
          Total debt.........................    90,355    13,417       11,583        115,355
Total stockholders' equity (deficiency)......   (25,009)   11,204       (7,204)       (21,009)
                                               --------   -------     --------       --------
          Total capitalization...............  $ 65,346   $24,621     $  4,379       $ 94,346
                                               ========   =======     ========       ========

---------------
(1) On a pro forma basis, the Company's unused availability under the New Credit Facility would be up to $13.0 million based on eligible receivables and inventory. See "Description of the Revolving Credit Facility."

                       SELECTED FINANCIAL AND OTHER DATA

AIRXCEL (FORMERLY KNOWN AS RECREATION VEHICLE PRODUCTS, INC. ("RVP")

     The following table sets forth the selected historical financial and other data of Airxcel as of and for each of the fiscal years in the five-year period ended December 31, 1997. The selected historical financial and other data as of December 31, 1993, 1994 and 1995 and for each of the fiscal years in the two-year period ended December 31, 1994 have been derived from audited historical consolidated financial statements of Airxcel Holdings Corporation, formerly known as RV Products Holding Corp. and Subsidiary not included herein. The selected historical financial and other data as of December 31, 1996 and 1997 and for each of the fiscal years in the three-year period ended December 31, 1997 have been derived from the historical financial statements of Airxcel, audited by Coopers & Lybrand, L.L.P., and included elsewhere herein. The information contained in the following table should also be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information," and the historical financial statements and related notes included elsewhere in this Prospectus.

                                                                           YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------------------
                                                             1993       1994       1995        1996        1997
                                                            -------    -------    -------    --------    --------
                                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales...............................................  $50,743    $56,162    $55,788    $ 58,169    $ 58,323
  Cost of sales...........................................   38,338     41,614     42,257      43,803      44,732
                                                            -------    -------    -------    --------    --------
  Gross profit............................................   12,405     14,548     13,531      14,366      13,591
  Selling, general and administrative expenses(1).........    7,646      5,555      8,627       4,558       4,223
  Amortization of intangible assets and computer
    software..............................................    2,333      2,331      2,332       1,422         639
                                                            -------    -------    -------    --------    --------
  Operating income........................................    2,426      6,662      2,572       8,386       8,729
  Interest expense(2).....................................    2,273      1,282      1,097       2,273       4,619
  Other nonoperating expense, net.........................       15         28         92         145          23
                                                            -------    -------    -------    --------    --------
  Income from continuing operations before income taxes
    and extraordinary item................................      138      5,352      1,383       5,968       4,087
  Income tax expense......................................      (48)    (2,071)      (831)     (2,411)     (1,553)
                                                            -------    -------    -------    --------    --------
  Income from continuing operations before extraordinary
    item..................................................       90      3,281        552       3,557       2,534
  Loss from discontinued Faulkner manufacturing
    division..............................................      731        601        960       2,299       1,880
  Loss on disposal of discontinued Faulkner manufacturing
    division, including operating losses..................       --         --         --          --       3,571
                                                            -------    -------    -------    --------    --------
  Income (loss) before extraordinary item.................     (641)     2,680       (408)      1,258      (2,917)
  Extraordinary loss on early extinguishment of debt, net
    of tax................................................    1,237         64         45         184       1,631
                                                            -------    -------    -------    --------    --------
  Net income (loss).......................................  $(1,878)   $ 2,616    $  (453)   $  1,074    $ (4,548)
                                                            =======    =======    =======    ========    ========
OTHER DATA:
  Gross margin............................................     24.4%      25.9%      24.3%       24.7%       23.3%
  EBITDA(3)...............................................    5,422      9,683      5,554      10,369       9,850
  EBITDA margin...........................................     10.7%      17.2%      10.0%       17.8%       16.9%
  Cash provided by operating activities...................    4,201      6,472        857       4,249       7,229
  Cash used in investing activities.......................     (619)      (821)    (1,183)       (434)    (44,083)
  Cash (used in) provided by financing activities.........   (3,444)    (5,395)       553      (4,210)     46,319
  Depreciation and amortization(4)........................    2,996      3,021      2,982       1,983       1,144
  Capital expenditures....................................      621        843        356         459         716
  Cash interest expense(2)................................    2,087      1,267      1,083       2,170       4,311
  Ratio of earnings to fixed charges(5)...................      1.1x       4.9x       2.2x        3.5x        1.9x
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital(6)......................................  $ 7,131    $ 9,301    $ 8,819    $  5,632    $ 23,186
  Total assets(7).........................................   26,920     24,753     26,561      24,748      76,933
  Total debt..............................................   20,907     15,581     24,824      48,240      90,355
  Total stockholders' equity (deficiency).................      735      3,718     (4,255)    (28,701)    (25,009)

---------------
(1) Selling, general and administrative expense for 1995 includes $4,279 of nonrecurring expenses related to costs incurred to cover the tax consequences of certain individuals who exercised stock options.

(2) Excludes interest expense related to the discontinued Faulkner manufacturing division.

(3) EBITDA represents earnings before interest expense, net, other nonoperating expense, net, income tax expense, depreciation and amortization. EBITDA, as calculated by the Company, may not be similar to the method used by other companies. Airxcel has included information concerning EBITDA because it is relevant for covenant analysis under the Indenture, which defines EBITDA as set forth above for the periods shown, and is presented because it is used by certain investors as a measure of a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(4) Excludes depreciation and amortization related to the discontinued Faulkner manufacturing division.

(5) For purposes of computing the ratio of earnings to fixed charges, earnings include income from continuing operations before income taxes and extraordinary item, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and a portion of rental expense deemed representative of the interest factor.

(6) Working capital represents current assets less current liabilities, including net assets (liabilities) of the discontinued Faulkner manufacturing division of $4,789, $3,704, $5,634, $6,421 and ($466) as of
    December 31, 1993, 1994, 1995, 1996 and 1997, respectively.

(7) Total assets include net assets held for sale of $4,789, $3,704, $5,634, and $6,421 as of December 31, 1993, 1994, 1995 and 1996, respectively and exclude net liabilities of the discontinued Faulkner manufacturing division of $466 as of December 31, 1997.

CRISPAIRE

     The following table sets forth the selected historical financial and other data of Crispaire as of and for each of the fiscal years in the five-year period ended October 31, 1997. The selected historical financial and other data as of and for the year ended October 31, 1997 are derived from financial statements of Crispaire, audited by Coopers & Lybrand, L.L.P., independent accountants, and are included elsewhere herein. The selected historical financial and other data for each fiscal year in the three-year period ended October 31, 1996 are derived from the financial statements of Crispaire, audited by Mauldin & Jenkins, LLC, independent accountants, and included elsewhere herein. The selected historical financial and other data as of October 31, 1993 and 1994 and the year ended October 31, 1993 are derived from audited financial statements of Crispaire, not included herein. The information contained in the following table should also be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information," and the historical financial statements and related notes included elsewhere in this Prospectus.

                                                            FISCAL YEAR ENDED OCTOBER 31,
                                                 ---------------------------------------------------
                                                  1993       1994       1995       1996       1997
                                                 -------    -------    -------    -------    -------
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales....................................  $17,701    $24,152    $27,304    $34,138    $39,114
  Cost of sales................................   13,667     18,143     20,104     24,758     28,161
                                                 -------    -------    -------    -------    -------
  Gross profit.................................    4,034      6,009      7,200      9,380     10,954
  Engineering, research and development........      580        537        752        878      1,111
  Selling, general and administrative
    expenses...................................    2,632      3,547      4,089      5,129      5,857
  Other operating income, net..................       21         64         22         65         --
                                                 -------    -------    -------    -------    -------
  Operating income.............................      843      1,989      2,381      3,438      3,986
  Interest expense, net........................      194        160         94        146        125
  Income tax expense...........................       --         --         --         --         --
                                                 -------    -------    -------    -------    -------
  Net income...................................  $   649    $ 1,829    $ 2,287    $ 3,292    $ 3,861
                                                 =======    =======    =======    =======    =======
OTHER DATA:
  Gross margin.................................     22.8%      24.9%      26.4%      27.5%      28.0%
  EBITDA(1)....................................      994      2,150      2,571      3,668      4,266
  EBITDA margin................................      5.6%       8.9%       9.4%      10.7%      10.9%
  Cash provided by operating activities........       10      3,140      1,646      2,671      3,713
  Cash used in investing activities............      (42)      (515)      (512)    (1,452)      (498)
  Cash (used in) provided by financing
    activities.................................       36     (2,561)    (1,133)    (1,165)    (3,211)
  Depreciation and amortization................      151        161        190        231        280
  Capital expenditures.........................       42        565        393      1,419        504
  Cash interest expense........................      194        160         94        146        125
  Ratio of earnings to fixed charges(2)........      4.3x       6.6x      14.0x      17.7x      19.7x
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital(3)...........................  $ 2,902    $ 4,286    $ 4,800    $ 6,213    $ 7,811
  Total assets.................................    8,000      9,007     10,647     14,106     16,081
  Total debt...................................      550        758        595      1,242        471
  Total stockholders' equity...................    3,133      4,731      5,717      8,298     10,249

---------------
(1) EBITDA represents earnings before interest expense, net, income tax expense, depreciation and amortization. EBITDA, as calculated by Crispaire, may not be similar to the method used by other companies. The Company has included information concerning EBITDA because it is relevant for covenant analysis under the Indenture, which defines EBITDA as set forth above for the periods shown, and is presented because it is used by certain investors as a measure of a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(2) For purposes of computing the ratio of earnings to fixed charges, earnings include net income, plus fixed charges. Fixed charges consist of interest expense and a portion of rental expense deemed representative of the interest factor.

(3) Working capital represents current assets less current liabilities.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial statements (the "Unaudited Pro Forma Financial Information") give effect to the Transactions. The Crispaire Acquisition occurred simultaneously with the closing of the Offering and the KODA Acquisition occurred on March 17, 1998. Both of the Acquisitions will be accounted for using the purchase method of accounting. These unaudited pro forma condensed combined financial statements are based on the historical financial statements of Airxcel, Crispaire and KODA included elsewhere in this Prospectus, and the estimates and assumptions set forth below, and in the notes to the Unaudited Pro Forma Financial Information.

     The unaudited pro forma condensed combined balance sheet gives effect to the KODA Acquisition as if it occurred on December 31, 1997. The unaudited pro forma condensed combined statements of operations give effect to the Transactions as if they occurred on January 1, 1997. The Unaudited Pro Forma Statements of Operations presented herein are not necessarily indicative of the combined results that would have been obtained had the Transactions occurred at the beginning of the period, as assumed, or of the future results of the combined companies. The Unaudited Pro Forma Financial Information should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

     The pro forma adjustments are based on preliminary estimates, currently available information and certain assumptions that management believes are appropriate. For the KODA Acquisition, the aggregate purchase price has been allocated to the tangible and identifiable intangible assets and liabilities of the acquired business based upon the Company's preliminary estimates of their fair value, with the remainder allocated to goodwill. In management's opinion, the preliminary estimates regarding allocation of the purchase price of KODA are not expected to materially differ from the final allocations. Adjustments to the allocation of the purchase price will be finalized and will include the effect of the finalized results of asset appraisals.

     The purchase price paid for the KODA Acquisition was subject to reduction to the extent that working capital of KODA upon the closing of the Acquisition, as defined, is less than the average working capital of KODA, as defined, during the twelve months ended February 28, 1998 ("Working Capital Adjustment").

                                 AIRXCEL, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                   AIRXCEL        KODA       PRO FORMA
                                                  HISTORICAL   HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                  ----------   ----------   -----------    ---------
ASSETS
Current Assets:
  Cash and cash equivalents.....................   $  9,691     $   645       $(8,930)(a)  $  1,406
  Marketable Securities.........................         --       2,336            --         2,336
  Accounts receivable, net......................      8,310       5,032            --        13,342
  Inventories...................................     13,129       9,104            --        22,233
  Other current assets..........................      3,307       2,456            --         5,763
                                                   --------     -------       -------      --------
          Total current assets..................     34,437      19,573        (8,930)       45,080
Property, plant and equipment, net..............      8,693       3,660         1,954(b)     14,307
Other assets, net...............................         20       4,028            --         4,048
Identifiable intangible assets, net.............     24,532       4,022         9,117(b)     37,671
Loan financing costs, net.......................      3,244          --           285(c)      3,529
Goodwill........................................      6,007          --         1,953(b)      7,960
                                                   --------     -------       -------      --------
Total assets....................................   $ 76,933     $31,283       $ 4,379      $112,595
                                                   ========     =======       =======      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt.............   $     27     $ 1,482       $(1,482)(d)  $     27
  Accounts payable..............................      6,197       4,363            --        10,560
  Accrued warranty..............................      1,052          --            --         1,052
  Accrued vacation..............................        343          --            --           343
  Net liabilities of discontinued operations....        466          --            --           466
  Other current liabilities.....................      3,166       1,272            --         4,438
                                                   --------     -------       -------      --------
          Total current liabilities.............     11,251       7,117        (1,482)       16,886
Long-term debt, net of current maturities.......     90,328      11,935        13,065(e)    115,328
Other liabilities...............................        363       1,027            --         1,390
                                                   --------     -------       -------      --------
          Total liabilities.....................    101,942      20,079        11,583       133,604
                                                   --------     -------       -------      --------
Stockholders' equity(deficiency)................    (25,009)     11,204        (7,204)(f)   (21,009)
                                                   --------     -------       -------      --------
Total liabilities and stockholders' equity......   $ 76,933     $31,283       $ 4,379      $112,595
                                                   ========     =======       =======      ========

 See accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

                                 AIRXCEL, INC.

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

1.  HISTORICAL FINANCIAL STATEMENTS

     The historical balance sheets present the financial position of Airxcel and KODA as of December 31, 1997 and were derived from the historical balance sheets of Airxcel and KODA. Airxcel has a December 31 fiscal year-end, KODA has an April 30 fiscal year-end and, prior to the acquisition by Airxcel, Crispaire had an October 31 fiscal year-end. The audited historical financial statements of Airxcel, Crispaire and KODA have been included elsewhere in this Prospectus. The financial statements of KODA as of December 31, 1997 and for the eight months then ended which have also been included elsewhere in this Prospectus are unaudited.

     The Crispaire Acquisition was consummated on November 10, 1997, and therefore the Airxcel historical balance sheet as of December 31, 1997 includes the effect of this transaction.

2.  UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS

     The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the KODA Acquisition as if it occurred on December 31, 1997, as follows:

(a)  Reflects the changes in the Company's cash due to the
     Acquisition:
     Proceeds from term and revolving debt.......................  $ 25,000
     Cash contributed by Holdings................................     4,000
     Retirement of the KODA debt.................................   (13,417)
     Cash paid to purchase KODA..................................   (23,228)
     Loan financing costs........................................      (285)
     Direct acquisition costs....................................    (1,000)
                                                                   --------
     Net decrease in cash........................................  $ (8,930)
                                                                   ========

     (b) The Acquisition will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, Business Combinations (ABP
          16). The purchase price is being allocated first to the identifiable assets and liabilities of KODA based upon preliminary estimates of their fair market values, with the remainder allocated to goodwill. The total purchase price is as follows:

     Cash paid to purchase KODA..................................  $23,228
     Direct acquisition costs....................................    1,000
                                                                   -------
     Total purchase price........................................   24,228
                                                                   -------
     Book value of net assets of KODA at the Acquisition date....   11,204
                                                                   -------
     Increase in basis of net assets purchased...................  $13,024
                                                                   =======
     Allocation of increase in basis:
     Amount allocated to identifiable intangible assets..........  $ 9,117
     Increase in fair value of property, plant and equipment.....    1,954
     Amount allocated to goodwill................................    1,953
                                                                   -------
                                                                   $13,024
                                                                   =======
(c)  Reflects loan financing costs:
     Deferred financing fees and expenses incurred with the new
     term and revolving debt.....................................  $   285
                                                                   =======

                                 AIRXCEL, INC.

(d)  Reflects retirement of existing short-term debt:
     Retirement of the KODA short-term debt using the proceeds from new term and revolving debt......................................  $ (1,482)
                                                                          ========
(e)  Reflects net change in long-term debt:
     Issuance of new term and revolving debt............................  $ 25,000
                                                                          ========
     Retirement of KODA long-term debt using the proceeds from   the new
     term and revolving debt............................................   (11,935)
                                                                          --------
     Net increase in long-term debt.....................................  $ 13,065
                                                                          ========
(f)  Reflects net changes in stockholders' equity (deficiency):
     Elimination of KODA equity.........................................  $(11,204)
     Cash Contribution of capital from Holdings to Airxcel..............     4,000
                                                                          --------
     Net decrease in stockholders' equity (deficiency)..................  $ (7,204)
                                                                          ========

                                 AIRXCEL, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                           AIRXCEL     CRISPAIRE       KODA       CRISPAIRE          KODA          PRO
                          HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS      ADJUSTMENTS     FORMA
                          ----------   ----------   ----------   -----------      -----------    --------
Net sales...............   $58,323      $33,739      $43,465            --               --      $135,527
Cost of sales...........    44,732       13,856       33,897       $   187(a)       $   109(a)    102,781
                           -------      -------      -------       -------          -------      --------
Gross profit............    13,591        9,883        9,568           187              109        32,746
Selling, general and
  administrative
  expenses..............     4,862        4,894        8,257         1,001(a)(b)        610(a)     19,624
Engineering, research
  and development.......        --        1,139           --            --               --         1,139
                           -------      -------      -------       -------          -------      --------
Operating income........     8,729        3,850        1,311        (1,188)            (719)       11,983
Interest expense, net...     4,619            3        1,159         4,163(c)         1,108(c)     11,052
Other nonoperating
  expense (income),
  net...................        23         (256)        (484)           --               --          (717)
                           -------      -------      -------       -------          -------      --------
Income from continuing
  operations before
  income taxes..........   $ 4,087      $ 4,103      $   636       $(5,351)         $(1,827)     $  1,648
                           =======      =======      =======       =======          =======      ========
Ratio of earnings to
  fixed charges(1)......                                                                              1.1x

---------------
(1) For purposes of computing the ratio of earnings to fixed charges, earnings include income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and a portion of rental expense assumed representative of the interest factor.

 See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of
                                   Operations

                                 AIRXCEL, INC.

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

1. HISTORICAL FINANCIAL STATEMENTS

     Airxcel has a December 31 fiscal year-end. The historical statements of operations of Airxcel for the year ended December 31, 1997 were derived from the audited financial statements included elsewhere herein. Prior to the acquisition by Airxcel, Crispaire had an October 31 fiscal year-end. KODA has an April 30 fiscal year-end. The unaudited historical financial statements of Crispaire and KODA for the year ended December 31, 1997 were derived from unaudited financial statements not included herein.

2. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:

     (a) Reflects amortization of identifiable intangible assets over periods ranging from five to 40 years; amortization of goodwill over 40 years and depreciation of the increase in the carrying value of certain property, plant, and equipment related to the Acquisition on a straight-line basis over periods ranging from five to 20 years. Eighty percent of depreciation is allocated to cost of sales; 20 percent of depreciation is allocated to selling, general and administrative expenses.

                                                            CRISPAIRE    KODA
                                                            ---------    ----
Amortization of identifiable intangible assets............   $1,146      $534
Amortization of goodwill..................................      101        49
Increase in depreciation expense allocated to selling,
  general and administrative expenses.....................       46        27
                                                             ------      ----
                                                             $1,293      $610
                                                             ======      ====
Increase in depreciation expense allocated to cost of
  sales...................................................   $  187      $109
                                                             ======      ====

     (b) In connection with the Crispaire Acquisition, the President of Crispaire agreed to modify his employment and compensation agreements such that his continuing compensation was reduced. Adjustment reflects the resulting decrease in the President's compensation of $292 for the year ended December 31, 1997.

                                 AIRXCEL, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
                           OPERATIONS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     (c) Reflects the net change in interest expense:

         CRISPAIRE                                 KODA
         ---------                                 ----
Interest expense related to             Interest expense related to
  the Notes issued pursuant               new debt incurred in
  to the Offering..........  $ 8,248    connection with the KODA
                                          Acquisition at an assumed
                                          rate of 8%...............  $ 2,215

Elimination of historical               Elimination of historical
  interest expense related                interest expense of KODA
  to Airxcel's debt retired               for debt retired as part
  using the proceeds of the               of the KODA
  Offering and elimination                Acquisition..............   (1,159)
  of historical interest
  expense of Crispaire for
  debt not assumed as part
  of the Crispaire
  Acquisition..............   (4,099)

Amortization of deferred                Amortization of deferred
  financing costs incurred                financing cost incurred
  in the Offering, over the               with the new debt, over
  10-year term of the                   the average term of the
  Notes....................      312      debt, 66 months..........       52

Elimination of historical
  amortization of financing
  costs related to the
  Company's debt retired
  using the proceeds of the
  Offering.................     (298)
                             -------                                 -------

Net increase in interest
  expense..................  $ 4,163                                 $ 1,108
                             =======                                 =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of financial condition and results of operations covers periods before completion of the KODA Acquisition. The following discussion and analysis should be read in conjunction with "Selected Financial and Other Data" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Risk Factors," as well as those discussed elsewhere in this Prospectus.

GENERAL

     The Company is a designer, manufacturer and marketer of RV air conditioners, specialty wall mount air conditioners, ECUs and heat pumps for various applications. The combination of RVP and Crispaire is the first step in the Company's strategy to establish itself as the leading designer, manufacturer and marketer of specialty heating, air conditioning and water heating products. The Company believes that it is well positioned to effectively pursue this strategy with a leading position in each of its principal markets and a range of products serving separate customer bases. The Company will conduct its business through two distinct operating divisions: The Recreation Vehicle Products Division ("RVP") and the Crispaire Division ("Crispaire"). Each of the divisions will continue to maintain its own sales, marketing, engineering, manufacturing and accounting personnel. The Company does not anticipate significant savings from consolidation of functions. However, the Company does expect improved volume discounts on similar component purchases through master contracts with suppliers.

     The combination of RVP and Crispaire creates a diversified specialty air conditioning company with a strong market presence. By combining the major supply purchasing contracts, it is anticipated that at least a 1% or $700,000 savings in the annual purchases of raw materials and components of the combined Company would be achieved. Management believes that the Company will benefit from RVP's low variable cost structure and its cost controlling culture, and that the Company will be able to streamline Crispaire's operations to achieve additional cost savings. Additionally, management believes that the Company will be able to leverage off of Crispaire's proven success in identifying new, emerging markets and customizing its products to suit the needs of its customers.

     In certain of the niche markets in which the Company competes, OEMs and other customers (as is sometimes the case with the telecommunications shelters) often rely on the Company to design, engineer, manufacture and conduct quality control testing in order to create or adapt a product to meet certain engineering or other industry specifications. The Company believes its ability to satisfy these demands on a consistent, timely and economical manner is a reason that the Company enjoys strong relationships with its customers. In addition, the price of the Company's units represent a small portion of the cost of the customer's end product. For instance, the cost of a unit which provides environmental control for telecommunication shelters represents a very small percentage of the cost of the circuitry and service which the unit protects, and the cost of an RV air conditioning unit to OEMs represents a small percentage of the entire cost of the vehicle. The Company believes its customers value its strong reputation, dependability, innovative product design and engineering and make purchasing decisions on these merits in addition to system price. The Company believes that these factors protect it from competition as well as protect the Company's operating margin.

     The Company is a diversified specialty air conditioning company of a significant size and diversified product mix such that the impact of any industry cyclical effects and some general economic effects are minimized. Additionally, RVP and Crispaire have a limited international presence and will utilize common international sales representatives (unless other agreements are in place) and strategy to improve its presence.

RESULTS OF OPERATIONS -- AIRXCEL

GENERAL

     RVP is a manufacturer of RV air conditioners. RVP has sold over two million units under the brand name "Coleman". RVP sells to OEMs and aftermarket distributors. OEMs produce RVs year round with only minor fluctuations due to seasonality. RV sales are, however, sensitive to general economic conditions and have shown significant correlation to the movements in consumer borrowing rates. RVP sells aftermarket products through distributors who, in turn, may sell to retailers. The aftermarket experiences seasonality with higher sales in the late spring and early summer months. Aftermarket sales and, to a much lesser degree, RV sales are negatively impacted by weather characterized as cold-wet springs. Aftermarket sales are not as affected as the sales to OEMs by adverse general economic conditions because this market generates sales from the existing base of RVs and does not rely on new RV sales.

     Future sales from aftermarket replacements and from favorable demographic changes appear positive. There are currently 8.6 million RVs in use, and management expects the historic trend of 100,000 new households purchasing RVs per year since 1980 to continue. The average age of an RV owner is 48 years old, and as baby boomers continue to enter such age group at increasing rates over the next 10 to 15 years, the RV industry should experience above average growth. In addition, there is a strong population growth in the South and West regions of the U.S., where the RV lifestyle is more popular. The U.S. Census Bureau projects over 71% growth for the 45-64 year old age group in the West by the year 2010, compared to the projected national growth rate of 51% for this age group.

     RVP manufactures and sells five models of RV air conditioners. RVP builds aerodynamically designed units which the Company believes are more attractive and functional than the standard box style sold by RVP's competitors. The Company also believes that RVP leads the industry in producing units which combine quiet operation and high cooling capacity. In addition, RVP manufactures air conditioning units for elevators and heavy duty applications such as oil logging trucks.

     The following table sets forth, for the periods indicated, selected items from Airxcel's statement of operations expressed as a percentage of net sales. Any trends reflected by the following table may not be indicative of futures results:

                                                             PERCENTAGE OF NET SALES
                                                                FISCAL YEAR ENDED
                                                                  DECEMBER 31,
                                                             -----------------------
                                                             1995     1996     1997
                                                             -----    -----    -----
Net sales..................................................  100.0%   100.0%   100.0%
Cost of goods sold.........................................   75.8     75.3     76.7
Gross profit...............................................   24.2     24.7     23.3
Selling, general and administrative expenses...............   19.6     10.3      8.3
Operating income...........................................    4.6     14.4     15.0
Interest expense...........................................    2.0      3.9      7.9
Income from continuing operations before income taxes......    2.5     10.3      7.0
Net income (loss)..........................................   (0.8)     1.9     (7.8)

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net sales. Net sales increased 0.2% from $58.2 million in 1996 to $58.3 million in 1997. Net sales increased primarily due to the $4.0 million of additional sales related to the acquisition of the Crispaire Corporation on November 10, 1997, offset by the decrease in volume of motor home and after market sales, which the Company believes was the result of unseasonably cold weather.

     Gross profit. Gross profit decreased 5.4% from $14.4 million in 1996 to $13.6 million in 1997. The decrease was principally attributable to weaker motor home and aftermarket sales, which the Company believes was the result of unseasonably cold weather. Gross margin percentages also decreased from 24.7% to 23.3% in 1996 and 1997, respectively.

     Selling, general and administrative expenses (including amortization of intangible assets and computer software). Selling, general and administrative expense decreased 18.7% from $6.0 million in 1996 to $4.9 million in 1997. Selling, general and administrative expenses as a percentage of net sales decreased from 10.3% in 1996 to 8.3% in 1997. The decrease was primarily due to $458,000 of compensation expense incurred in 1996 related to stock compensation and a decrease in amortization of intangibles of $783,000 due to the fact that the carrying value of certain intangibles were fully amortized by the end of 1996.

     Interest expense. Interest expense, net increased 103.2% from $2.3 million in 1996 to $4.6 million in 1997, primarily as a result of the issuance of $90.0 million of senior subordinated debt in November, 1997, although $47.0 million of the proceeds from this debt was used to repay existing debt. The increase in interest expense was also partially due to an increase in borrowings under the Company's existing credit agreement.

     EBITDA. EBITDA was $10.4 million in 1996 and $9.9 million in 1997, primarily due to the decrease in gross profit attributable to weaker motor home and after market sales offset by lower compensation expense as noted above.

     Income from continuing operations before income tax expense and extraordinary item. Income from continuing operations before income tax expense and extraordinary item decreased 31.5% from $6.0 million in 1996 to $4.1 million in 1997 primarily due to lower gross profit and higher interest expense offset by lower selling, general and administrative expense as described above. In addition, the net sales and gross profit of Crispaire, included in the Company's fourth quarter 1997 operations, were both lower than anticipated by management due to what management believes are temporary integration issues. These integration issues caused Crispaire's contribution to operating income to be at levels below those expected by management.

     Net income (loss). Net income decreased from $1.1 million in 1996 to a net loss of $4.5 million in 1997 primarily as a result of the $1.0 million decrease in income from continuing operations before extraordinary loss as previously noted, a $3.2 million increase in losses from operations of the discontinued Faulkner manufacturing division ("Faulkner"), including a $1.7 million increase in estimated losses from disposal of Faulkner recorded in the fourth quarter of 1997, and a $1.4 million increase in extraordinary loss on early extinguishment of debt.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net sales. Net sales increased 4.3%, from $55.8 million in 1995 to $58.2 million in 1996. Net sales increased primarily due to the increase in shipments to Fleetwood and shipments of aftermarket product related to the Coast distribution agreement. During 1995, Airxcel entered into an exclusive distribution agreement with a major customer. The agreement disallowed sales to competitors of this major customer, therefore, a significant amount of product of the competitors was returned to the Company prior to December 31, 1995.

     Gross profit. Gross profit increased 6.2%, from $13.5 million in fiscal 1995 to $14.4 million in fiscal 1996. Gross margin remained relatively unchanged at 24.2% and 24.7% for the years ended

December 31, 1995 and 1996, respectively. The increase in gross profit was due primarily to the increase in shipments to Fleetwood and shipments of aftermarket product related to the Coast distribution agreement.

     Selling, general and administrative expenses (including amortization of intangible assets and computer software). Selling, general and administrative expenses decreased 45.4% from $11.0 million in 1995 to $6.0 million in 1996 primarily due to $4.3 million of expenses incurred in 1995 related to costs associated with compensating certain option holders for their personal tax liabilities incurred when such options were exercised. Selling, general and administrative expense as a percentage of net sales decreased from 19.6% in 1995 to 10.3% in 1996 primarily due to this $4.3 million compensation expense.

     Interest expense. Interest expense, net increased from $1.1 million in 1995 to $2.3 million in 1996, primarily as a result of the issuance of $14 million of subordinated debt in August of 1996.

     EBITDA. EBITDA increased 86.7%, from $5.6 million in 1995 to $10.4 million in 1996. EBITDA adjusted in 1995 for a one-time expense related to $4.3 million of expenses incurred in 1995 related to costs associated with compensating certain option holders for their personal tax liabilities incurred when such options were exercised increased 5.2% from $9.9 million in 1995 to $10.4 in 1996. The increase in this adjusted EBITDA was principally a result of the increase in net sales in 1996 and the stability of Airxcel's gross margin.

     Income from continuing operations before income tax expense and extraordinary item. Income from continuing operations before income tax expense and extraordinary item increased 331.3% from $1.4 million in 1995 to $6.0 million in 1996. This increase of $4.6 million despite only a $900,000 increase in gross profit reflects the fact that 1995 operations included a $4.3 million charge to compensate certain option holders as described above.

     Net income (loss). Net income (loss) improved from $500,000 net loss in 1995 to net income of $1.1 million in 1996 primarily as a result of the one-time $4.3 million compensation expense in 1995 mitigated by a $1.6 million tax benefit related to net operating losses and a $1.3 million increase in net losses from operations of the discontinued Faulkner Manufacturing division.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited statements of operations data for the twelve quarters ended December 31, 1997, as well as such data expressed as a percentage of Airxcel's net sales for the period indicated. This data has been derived from unaudited financial statements that, in the opinion of Airxcel, include all adjustments (consisting of normal recurring adjustments except for adjustments related to the discontinued Faulkner manufacturing division) necessary for fair presentation of such information when read in conjunction with Airxcel's Financial Statements and Notes thereto.

                                                            QUARTER ENDED
                     -------------------------------------------------------------------------------------------
                     MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30,
                       1995     1995     1995      1995     1996     1996     1996      1996     1997     1997
                     -------- -------- --------- -------- -------- -------- --------- -------- -------- --------
                                                           (IN THOUSANDS)
Net sales........... $15,257  $15,029   $14,351  $11,151  $14,726  $18,298   $14,187  $10,958  $13,532  $15,428
Cost of goods
 sold...............  11,575   11,421    11,111    8,150   11,111   13,583    10,824    8,285   10,241   11,456
                     -------  -------   -------  -------  -------  -------   -------  -------  -------  -------
Gross profit........   3,682    3,608     3,240    3,001    3,615    4,715     3,363    2,673    3,291    3,972
Selling, general and
 administrative
 expenses(1)........   1,777    1,719     1,527    5,936    1,815    1,460     1,487    1,218    1,227      905
                     -------  -------   -------  -------  -------  -------   -------  -------  -------  -------
Operating income....   1,905    1,889     1,713   (2,935)   1,800    3,255     1,876    1,455    2,064    3,067
Interest expense....     288      319       257      233      363      366       432    1,112      564      944
Income (loss) from
 continuing
 operations before
 income taxes.......   1,576    1,546     1,408   (3,147)   1,397    2,815     1,459      297    1,480    2,138
Net income (loss)... $   573  $   405   $   986  $(2,417) $   483  $ 1,080   $    81  $  (570) $   132  $   705
                     =======  =======   =======  =======  =======  =======   =======  =======  =======  =======

                        QUARTER ENDED
                      ------------------
                      SEPT. 30, DEC. 31,
                        1997      1997
                      --------- --------
                        (IN THOUSANDS)
Net sales...........   $14,947  $14,416
Cost of goods
 sold...............    11,792   11,243
                       -------  -------
Gross profit........     3,155    3,173
Selling, general and
 administrative
 expenses(1)........       930    1,800
                       -------  -------
Operating income....     2,225    1,373
Interest expense....       928    2,183
Income (loss) from
 continuing
 operations before
 income taxes.......     1,291     (822)
Net income (loss)...   $(1,668) $(3,717)
                       =======  =======

                                                           PERCENTAGE OF NET SALES
                      -------------------------------------------------------------------------------------------------
Net sales...........   100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%   100.0%
Cost of goods
 sold...............    75.9      76.0      77.4      73.1      75.5      74.2      76.3      75.6      75.7     74.3
                      -------   -------   -------   -------   -------   -------   -------   -------   -------  -------
Gross profit........    24.1      24.0      22.6      26.9      24.5      25.8      23.7      24.4      24.3     25.7
Selling, general and
 administrative
 expenses(1)........    11.6      11.4      10.6      53.2      12.3       8.0      10.5      11.1       9.1      5.9
                      -------   -------   -------   -------   -------   -------   -------   -------   -------  -------
Operating income....    12.5      12.6      11.9     (26.3)     12.2      17.8      13.2      13.3      15.3     19.9
Interest expense....     1.9       2.1       1.8       2.1       2.5       2.0       3.0      10.1       4.2      6.1
Income (loss) from
 continuing
 operations before
 income taxes.......    10.3      10.3       9.8     (28.2)      9.4      15.4      10.3       2.8      10.9     13.9
Net income (loss)...     3.8%      2.7%      6.9%    (21.7)%     3.3%      5.9%      0.6%     (5.2)%     1.0%     4.6%
                      =======   =======   =======   =======   =======   =======   =======   =======   =======  =======

                      PERCENTAGE OF NET SALES
                      -----------------
Net sales...........   100.0%     100.0%
Cost of goods
 sold...............    78.9       78.0
                      -------   -------
Gross profit........    21.1       22.0
Selling, general and
 administrative
 expenses(1)........     6.2       12.5
                      -------   -------
Operating income....    14.9        9.5
Interest expense....     6.2       15.1
Income (loss) from
 continuing
 operations before
 income taxes.......     8.6       (5.7)
Net income (loss)...   (11.2)%    (25.8)%
                      =======   =======

---------------
(1) Selling, general and administrative expenses for the quarter ended December 31, 1995 includes $4,279 of nonrecurring expenses related to costs incurred to compensate certain option holders for their personal tax liabilities incurred when such options were exercised.

     The Company's business is subject to seasonal fluctuations. Given the Company's historical results, management anticipates that the majority of the Company's net sales will be during the second and third quarters. As a result, the Company expects its sales and results of operations generally to be lower in the first and fourth quarters. The Company believes that this seasonality will continue in the future. The Company's quarterly results may fluctuate as a result of various factors, including factors beyond the Company's control, such as general economic conditions and actions of competitors. Accordingly, results of operations in any quarter will not necessarily be indicative of the results that may be achieved for full fiscal year or any future quarters.

RESULTS OF OPERATIONS -- CRISPAIRE

GENERAL

     Crispaire is a designer, manufacturer and marketer of specialty heating, air conditioning and water heating products primarily for industrial and commercial uses. Crispaire's products are marketed under the "Marvair" trade name to three industry segments -- telecommunications, school and construction. Crispaire sells vertical wall mount air conditioners and heat pumps, specialty heat pumps, ECUs, heat pump water heaters and various applied products. The majority of such products range in capacity from a half ton to five tons. Crispaire's products are sold worldwide primarily by its internal sales force and independent sales agents, as well as international distributors for overseas sales. Crispaire's main product lines are targeted towards two primary industry segments: telecommunications and schools.

     Revenues. Crispaire's net revenues increased at an average compound annual growth rate ["CAGR"] of 25% from fiscal 1993-1996. A large portion of this growth is attributed to Crispaire's success in new and progressive product lines and an increased customer base as they have moved aggressively into the telecommunications market. This growth resulted from Crispaire's leading positions in the supply of HVAC units to two major markets -- telecommunication shelters and schools. Crispaire's gross margin increased from 26.4% in 1995 to 27.5% in 1996. The gross margin improvement reflects the efforts of Crispaire's management to de-emphasize modular expansion and emphasize the telecommunication and school markets in which the margins are greater and more opportunities exist. With the substantial volume increases in Crispaire's core product lines, gross profit rose to almost $9.4 million in 1996 from $7.2 million in 1995.

     The telecommunications industry has experienced rapid growth due to deregulation and continued rapid growth is anticipated. Such growth is expected to result in an increased demand for telecommunication facilities such as shelters and cabinets as new wireless networks are constructed and old networks are overlaid with digital technology. Suppliers of wireless communications equipment should continue to benefit from the expected acceleration in the deployment of wireless networks. Beginning in the 1970's, many schools, primarily in the Sunbelt region of the U.S., began installing air conditioners to their facilities. Today, one-third of the nation's schools, serving more than 14 million students, need extensive repair or renovation. According to the U.S. General Accounting Office for School Facilities, 20,104 public elementary schools nationwide are in need of HVAC repair with an estimated cost of $3 billion. In addition, it is estimated that school districts need to build 6,000 schools by the year 2005 to meet the growing student population. The public elementary school HVAC new construction market is estimated to be $315 million annually through the year 2005.

     The following table sets forth, for the periods indicated, selected items from Crispaire's statement of operations expressed as a percentage of net sales. Any trends reflected by the following table may not be indicative of future results.

                                                                PERCENTAGE OF NET SALES
                                                                   FISCAL YEAR ENDED
                                                                      OCTOBER 31,
                                                                -----------------------
                                                                1995     1996     1997
                                                                -----    -----    -----
Net sales...................................................      100%     100%     100%
Cost of goods sold..........................................     73.6%    72.5%    72.0%
Gross profit................................................     26.4%    27.5%    28.0%
Selling, general and administrative expenses................     17.7%    17.6%    17.8%
Operating income............................................      8.7%    10.1%    10.2%
Interest expense, net.......................................      0.3%     0.4%     0.3%
Net income..................................................      8.4%     9.6%     9.9%

COMPARISON OF FISCAL YEARS 1996 AND 1997

     Net Sales. Net sales increased 14.6%, from $34.1 million in 1996 to $39.1 million in 1997. Net sales increased primarily due to an increase in sales in the telecommunications market, particularly driven by sales of ECUs which are mainly purchased for use in PCS cabinets and other wireless services. Management expects that the Company will continue to generate increasing sales from this sector as it has in previous periods and anticipates continued significant growth for the foreseeable future in the telecommunications segment due to the continuing expansion and acceptance of all types of communications and information systems, including cellular, satellite and PCS. Another contributing factor to the increase in sales was the successful introduction of new products for the school market, including the new package terminal heat pump type.

     Gross profit. Gross profit increased 16.8% from $9.4 million in 1996 to $11.0 million in 1997. Gross margin increased 0.5% from 27.5% to 28.0% over the same periods. Gross margin improved primarily due to a continuing shift in the mix of products sold away from lower margin products and toward higher margin products. This contributing trend of improving gross margin is due to management's decision over the past five years to dedicate more time and resources to higher margin product lines such as interior classroom heat pumps, namely the Scholar and the Graduate, as well as the majority of products sold to the telecommunications industry.

     Operating expenses. Operating expenses, consisting primarily of selling, general and administrative expenses, increased 16.0% from $6.0 million in 1996 to $7.0 million in 1997. Operating expenses as a percentage of sales remained approximately the same at 17.8%. Operating expenses increased due to the additional expenses associated with additional staffing in sales and engineering. These additional selling costs were a result of an increase in the number of sales people and support personnel and facilities associated with them. The increased engineering expenses were incurred to support the development of new product initiatives in both the telecommunications and school industries and included additional engineers, support personnel and facilities associated with them. In addition, during the fourth quarter of 1997, Crispaire incurred approximately $0.3 million of legal and other general and administrative expenses, primarily in connection with the acquisition by Airxcel.

     Interest expense. Interest expense decreased 14.5% from $146,000 in 1996 to $125,000 in 1997. Interest expense decreased primarily as a result of the retirement of $0.8 million of long term debt in September, 1997.

     EBITDA. EBITDA increased 16.3% from $3.7 million in 1996 to $4.3 million in 1997, principally a result of the increase in sales and improvement in gross margin partially offset by the increase in operating expenses.

     Net income. Net income increased 17.3% from $3.3 million in fiscal 1996 to $3.9 million in fiscal 1997 due to the increase in sales and improvement in gross margin partially offset by the increase in operating expenses.

COMPARISON OF FISCAL YEARS 1995 AND 1996

     Net sales. Net sales increased 25.0%, from $27.3 million in fiscal 1995 to $34.1 million in fiscal 1996. Net sales increased primarily due to an increase in sales in the telecommunications market, following similar trends discussed in the comparison of the nine month periods ended July 31st. More specifically, the Company generated significant sales from its first full year of supplying ECUs to Motorola for their PCS wireless telecommunication shelters. Management feels that these sales further support the expectation of significant growth in the telecommunications market. In addition, the Company generated international sales from sale of ECUs to the Spanish telecommunications market as they continue their cellular build-out.

     Gross profit. Gross profit increased 30.3% from $7.2 million in fiscal 1995 to $9.4 million in fiscal 1996. Gross margin increased 1.1% from 26.4% in fiscal 1995 to 27.5% in fiscal 1996. The improvement was primarily due to a continuing trend toward a product mix more heavily focused on the telecommunications and school markets, both higher margin products, as discussed in the comparison of the nine month periods ended July 31, 1996 and 1997.

     Operating expenses. Operating expenses increased 24.1% from $4.8 million in fiscal 1995 to $6.0 million in fiscal 1996. Selling, general and administrative expenses as a percentage of net sales remained approximately the same at 17.8% in fiscal 1995 and 17.6% in fiscal 1996. Operating expenses in fiscal 1996 included non-recurring expenses, including excess executive management compensation associated with the exercise of management options and certain legal expenses.

     Interest expense. Interest expense increased 55.9%, from $93,500 in fiscal 1995 to $145,700 in fiscal 1996, primarily as a result of interest paid on plant expansion financing.

     EBITDA. EBITDA increased 42.7% from $2.6 million in fiscal 1995 to $3.7 million in fiscal 1996. EBITDA margin improved 1.3% from 9.4% in fiscal 1995 to 10.7% in fiscal 1996. EBITDA adjusted for non-recurring expenses, as discussed in operating expenses, would have increased 47.1% from $3.4 million in fiscal 1995 to $5.0 million in fiscal 1996. EBITDA margin adjusted for non-recurring expenses increased 2.1% from 12.5% in fiscal 1995 to 14.6% in fiscal 1996, principally a result of the increase in sales and the improvement in gross margin and operating expenses as a percentage of sales.

     Net income. Net income increased 43.9% from $2.3 million in fiscal 1995 to $3.3 in fiscal 1996 principally due primarily to the increase in sales and improvements in gross margin.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited statements of operations data for the twelve quarters ended October 31, 1997, as well as such data expressed as a percentage of Crispaire's net sales for the periods indicated. This data has been derived from unaudited financial statements that, in the opinion of Crispaire, include all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of such information when read in conjunction with Crispaire's Financial Statements and Notes thereto.

                                                            QUARTER ENDED
                     --------------------------------------------------------------------------------------------
                     JAN. 31, APRIL 30, JULY 31, OCT. 31, JAN. 31, APRIL 30, JULY 31, OCT. 31, JAN. 31, APRIL 30,
                       1995     1995      1995     1995     1996     1996      1996     1996     1997     1997
                     -------- --------- -------- -------- -------- --------- -------- -------- -------- ---------
                                                            (IN THOUSANDS)
Net sales...........  $5,827   $6,683    $7,562   $7,232   $7,018   $8,628    $8,978   $9,514   $8,275   $9,220
Cost of goods sold..   4,362    4,914     5,493    5,335    5,049    6,092     6,473    7,144    6,015    6,473
                      ------   ------    ------   ------   ------   ------    ------   ------   ------   ------
Gross profit........   1,465    1,769     2,069    1,897    1,969    2,536     2,505    2,370    2,260    2,747
Selling, general and
 administrative
 expenses...........     918    1,267     1,464    1,192    1,174    1,539     1,566    1,728    1,298    1,534
Operating income....     559      498       618      705      811    1,023       937      666      979    1,227
Interest expense
 (income), net......      (5)      (3)        7       94       49       42        36       18       18       39
Net income..........  $  564   $  501    $  611   $  611   $  762   $  981    $  901   $  648   $  961   $1,188
                      ======   ======    ======   ======   ======   ======    ======   ======   ======   ======

                         QUARTER ENDED
                      -------------------
                      JULY 31,   OCT 31,
                        1997       1997
                      --------   --------
                        (IN THOUSANDS)
Net sales...........  $11,050    $10,569
Cost of goods sold..    7,574      8,099
                      -------    -------
Gross profit........    3,476      2,470
Selling, general and
 administrative
 expenses...........    1,725      2,410
Operating income....    1,753         27
Interest expense
 (income), net......       49         19
Net income..........  $ 1,704    $     8
                      =======    =======

                                                      PERCENTAGE OF NET SALES
                      ----------------------------------------------------------------------------------------
Net sales...........  100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of goods sold..   74.8%    73.5%    72.6%    73.8%    71.9%    70.6%    72.1%    75.1%    72.7%    70.2%
                      ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Gross profit........   25.2%    26.5%    27.4%    26.2%    28.1%    29.4%    27.9%    24.9%    27.3%    29.8%
Selling, general and
 administrative
 expenses...........   15.8%    19.0%    19.4%    16.5%    16.7%    17.8%    17.4%    18.2%    15.7%    16.6%
Operating income....    9.6%     7.4%     8.2%     9.7%    11.6%    11.9%    10.5%     7.0%    11.8%    13.3%
Interest expense
 (income), net......   (0.1)%   (0.1)%    0.1%     1.3%     0.7%     0.5%     0.4%     0.2%     0.2%     0.4%
Net income..........    9.7%     7.5%     8.1%     8.4%    10.9%    11.4%    10.1%     6.8%    11.6%    12.9%
                      ======   ======   ======   ======   ======   ======   ======   ======   ======   ======

                      PERCENTAGE OF NET SALES
                      --------------------
Net sales...........   100.0%       100.0%
Cost of goods sold..    68.5%        76.4%
                      -------     -------
Gross profit........    31.5%        23.4%
Selling, general and
 administrative
 expenses...........    15.6%        22.8%
Operating income....    15.8%         0.3%
Interest expense
 (income), net......     0.4%         0.2%
Net income..........    15.4%         0.1%
                      =======     =======

     In the early 1970's, the management of Crispaire left Muncie Gear Works to form Crispaire, at which time the majority of revenues were derived from HVAC renovation of existing classrooms during the months of May through September. Approximately 50% of sales to the school markets occurred during the months of June, July and August. October 31 was the optimum time for financial reporting due to lower inventory and receivables levels, a strong liquidity position and slower sales during the months of October and November which resulted in the ability to dedicate greater time to financial reporting.

     As Crispaire entered and grew its telecommunications business segment, its operations became less seasonal. Today, Crispaire's operating performance demonstrates minimal seasonality. In 1996, sales were spread out fairly evenly throughout the year with 61% of total revenues to the telecommunications industry and 23% to the school industry including new construction which is less seasonal than renovation.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically funded its operations through a combination of funds generated from operations, bank credit facilities and the private sales of debt and equity securities. The Company experienced an increase in inventory during fiscal 1997 as compared to fiscal 1996 primarily as a result of $6.6 million of inventories acquired in connection with the acquisition of Crispaire Corporation. Working capital requirements generally precede the realization of net sales. The Company's liquidity needs will arise primarily from debt service for indebtedness incurred in connection with the Acquisition and the funding of planned capital expenditures. The Company incurred substantial indebtedness in connection with the Acquisitions. As of December 31, 1997, on a pro forma basis, after giving effect to the Acquisitions and adjusting for the Offering (including the application of the net proceeds therefrom), the Company would have had outstanding $115.4 million of indebtedness, consisting of $90 million of the Notes, $10 million Senior Term Loan, $15 million under the Senior Revolving Credit Facility and approximately $400,000 of other debt.

     As of December 31, 1997, Holdings has preferred stock plus accrued dividends of $10,657,263 and $10,217,764 of junior subordinated notes outstanding. Although the preferred stock is not subject to redemption until August, 2006 and no cash payments are required on the notes until November 2008, Holdings is entirely dependent upon Airxcel for its cash requirements (see Note 1 to Airxcel historical financial statements). In fiscal 1995, the Company paid $4.4 million of cash in order to fund Holdings' repurchase of common stock from one of its shareholders. This cash payment was recorded as a return of capital from the Company to Holdings.

     Interest payments under the Credit Facility and interest payments on the Senior Subordinated Notes will represent significant liquidity requirements for the Company. The borrowings under the Credit Facility will bear interest at floating rates based upon the interest rate option selected by the Company. For a description of the Credit Facility, See "Description of the Revolving Credit Facility."

     The Company's capital expenditures were $355,990, $458,549 and $716,220 in fiscal 1995, 1996 and 1997, respectively. The Company may seek to make selective acquisitions although the Company currently has no commitments with respect to such. Future acquisitions may require third party financing and there can be no assurance that such financing could be obtained. Expected capital expenditures for 1998 are expected to be $1.1 million and to be used primarily for maintenance.

     The Company estimates its principal source of cash to fund its liquidity needs will be net cash provided by operating activities and from availability under the Credit Facility. The Company believes that net cash expected to be generated from operations, together with the amounts available under the Credit Facility will be adequate to meet its debt service requirements, capital expenditures and working capital needs for the foreseeable future, although no assurance can be given in this regard. The Company's future operating performance and ability to service or refinance the Senior Subordinated Notes and to extend or refinance the Credit Facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. The Company may be required to seek additional sources of funds in the future, and there can be no assurance that such funds will be available on satisfactory terms or at all. Failure to obtain such financing on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations.

DERIVATIVES

     The Company uses noncancelable contracts and forward contracts in its purchasing cycle. These instruments are all used to purchase Copper and Aluminum for the Company's internal needs, and to manage purchase prices and inventory values. All such contracts have determinable market values. Unrealized gains and losses are deferred until the copper and aluminum costs flow through cost of goods sold. The net gains and losses recorded are immaterial. At December 31, 1996 and 1997, the aggregate fair value of the Company's copper and aluminum position was approximately $1.7 million and $6.7 million, respectively.

YEAR 2000

     In response to the upcoming Year 2000 issue, the Company is in the process of hiring an MIS director who will be primarily responsible for devising a company-wide strategy for addressing the issues. Management believes that all KODA and Crispaire systems have achieved complete Year 2000 compliance. Management believes that Airxcel systems will be able to achieve Year 2000 compliance by the fourth quarter of fiscal 1998 without material cost to the Company. The Company is also devising a plan to address the Year 2000 compliance of its vendor and customer systems.

INFLATION

     Results of operations have not been significantly affected by inflation since inception. The Company, in the normal course of business, has been able to offset the impact of increased costs through operating efficiencies and selected price increases.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Effective at year-end 1998, the Company will adopt Statement of Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosure About Segments of an Enterprise and Related Information," which requires disclosure of segment data in a manner consistent with that used by an enterprise for internal management reporting and decision making. The Company believes that it will report separate segment information for its Airxcel, Crispaire and KODA operations in accordance with SFAS No. 131.

                                    INDUSTRY

RECREATION VEHICLES

     RVs encompass a wide variety of mobile means of transportation and temporary dwelling, from the largest motor coaches to small towables. In 1996, according to the RVIA, RV manufacturers shipped units (excluding van conversion vehicles) with an aggregate retail value of approximately $6.3 billion. RVs are used for a variety of purposes such as camping, travel, vacation, retirement activities and outdoor activities.

     According to a 1993 University of Michigan study sponsored by the RVIA, approximately 8.2 million households owned RVs in 1993, an increase from 7.7 million in 1988 and 5.8 million in 1980. RV ownership has grown by an average of 100,000 units per year over the last 17 years. Management currently estimates that one out of every eleven households in the U.S. owns an RV.

     RVs are broadly classified as "motor homes" and "towables." The Company typically provides air conditioning units to motor homes and larger towables. Motor homes are self-propelled and grouped into three main classes: A, B, and C. Towables are mobile living spaces that are attached to a mobile vehicle and include fifth wheel trailers, truck campers, and folding camper trailers, are smaller and less expensive than motor homes. The following table(1) summarizes the various classes and types of RVs and the relative characteristics of each:

---------------------------------------------------------------------------------------------------------------------------------
                                                         AVG.     UNITS
                                                        RETAIL    SOLD                   AVERAGE
                                          NUMBER OF      PRICE   (000'S)     MEDIAN      INCOME    AVERAGE
                         TYPE               A/CS        (1996)    1996     AGE (OWNER)   (000'S)    SIZES        DESCRIPTION
---------------------------------------------------------------------------------------------------------------------------------
[MOTOR HOME       Class A Motor home     2 standard     $78,965   36.5         63         $39.0    30'-35'   Self-propelled,
GRAPHIC]                                                                                                     temporary living for
                                                                                                             recreational,
                                                                                                             travel, or camping
[MOTOR HOME       Class B Motor home     1 standard     $42,953    4.1         63         $39.0     18'      Self-propelled, van-
 GRAPHIC]                                                                                                    chassis
[MOTOR HOME       Class C Motor home     1 standard     $47,060   14.7         63         $39.0    20'-24'   Self-propelled mini,
 GRAPHIC]                                                                                          28'-30'   built on van frame
                                                                                                             and RV manufacturer
                                                                                                             adds the living area
[TRAVEL TRAILER   Conventional Travel    1 standard     $14,213   75.4         52         $41.0    20'-35'   Towed by bumper or
 GRAPHIC]         Trailer                                                                                    frame hitch
[FIFTH WHEEL      Fifth-wheel Travel   1 or 2 standard  $22,673   48.5         52         $41.0    25'-35'   Towed by a vehicle
 TRAILER GRAPHIC] trailer                                                                                    with a "fifth wheel
                                                                                                             hitch" on top
[FOLDING CAMPING  Folding Camping      0 standard (30%   $4,957   57.3         43         $36.0     10'+     Towable with
 TRAILER GRAPHIC] Trailer                  buy in                                                            collapsible partial
                                        aftermarket)                                                         sidewalls which
                                                                                                             unfold at campsite
[TRUCK CAMPER     Truck camper           0 standard     $11,083   11.0         38         $34.0    8'-9'5"   A Portable mounted
 GRAPHIC]                                (40% buy in                                                         into a pickup truck
                                        aftermarket)

--------------------------------------------------------------------------------

(1) The University of Michigan demographic study of the RV consumer, authored by Richard T. Curtin, did not distinguish between Class A, B and C type motor homes or between Conventional v. Fifth Wheel Travel trailers. These classifications have been developed by the Company to identify the air conditioner usage of the RV consumer. As a result, the median age and income as derived from the University of Michigan study does not vary between such classes.

     The consistent growth in the RV industry is attributable to the general maturing of the industry and several key factors including (i) the overall increasing number of RV owners, (ii) the growth in the number of potential consumers, as baby boomers begin entering the typical demographic profile for premium RV owners (iii) the changing lifestyle of the U.S. population on average, which is aging and devoting more time to recreational activities, (iv) an increase in population in states such as California, Florida and Texas, where RVs are common, (v) a favorable economic environment, and (vi) the availability of gasoline.

     The average RV owner historically has been 48 years old, married with no children living at home, with an average income of $39,000. According to the U.S. Census Bureau, the baby boomers or the population of 45 to 64 year olds, (the age of the average historical buyer of an RV), is expected to grow from
53.7 million in 1996 to 78.9 million in 2010, or increase by approximately 46.9%. This trend results in a large increase in the number of consumers with significant disposable incomes and increasing amounts of leisure time. Historically, older Americans who generally have had more disposable income have chosen the Class A or fifth wheel trailers and recently premium motorhomes have grown in popularity.

     Throughout the United States, there are thousands of campgrounds and RV parks that offer the RV user a variety of settings. In addition, there are RV clubs such as the Good Sam Club and in the Family Motor Coach Association that have over 900,000 and 100,000 members, respectively, and they sponsor RV "rallies", offer emergency road side services, publish magazines and offer a host of other benefits.

     Traditionally, the largest group of RV buyers in the United States, with a 15.1% ownership rate, has been located in the West. Recently, there has been an increase in population in states like California, Florida and Texas where RVs are more common. According to the Statistical Abstract of the U.S., by 2010, the population of 45 to 64 year olds in the Pacific, Mountain and South Atlantic regions is expected to increase 52.4%, 63.5% and 58.4%, respectively, while the increase in population of the same segment in the nation as a whole is expected to be 46.9%. In addition, according to the U.S. Bureau of the Census, the 45 and older age group, which accounted for approximately 31.1% of the U.S. population in 1990, is expected to grow to 39.8% of the U.S. population by 2010.

     The Company believes as the demographics and economic factors continue to improve, the growth in the RV industry will positively impact the sales of RV air conditioners. The sales of RVs have historically fluctuated in accordance with interest rates, consumer confidence and the general economy. A stable interest rate environment is ideal in generating sales.

HVAC INDUSTRY

     According to the Air Conditioning and Refrigeration Institute, the worldwide air-conditioning market is currently estimated at $40 to $45 billion and is expected to grow to $50 billion by 2005. While markets in Asia, Latin America, and Eastern Europe are expanding rapidly, significant growth is also expected in North America and Western Europe. In 1995, the US HVAC market was estimated to be $19.2 billion and is forecasted to grow by approximately 6.8% to reach a value of $20.5 billion by 2000. The HVAC industry grew 11% in units sold from 1995 to 1996. In 1996, the U.S. market for the products in which Crispaire principally competes was $950 million.

     Telecommunications. The telecommunications industry has experienced rapid growth over the past several years which is expected to continue. The number of telecommunications sites constructed has increased from 2,305 in 1987 to 30,045 in 1996. It is estimated that the number of subscribers for wireless communications is approximately 58.3 million and is expected to grow to 160.6 million by 2007. It is estimated that the wireless data services market will rise to about $2.7 billion, serving approximately 62.5 million voice and data customers by 2001. In addition, new wireless phone systems such as PCS is expanding the wireless telecommunication sites as cellular networks serve the same geographic area. According to an article published in Mobile Phone News, the Wireless Communications Bureau indicates that during the last 15 years, the cellular phone industry has built approximately 22,000 antenna tower sites across the U.S., and it is anticipated that up to 100,000 more sites may be required to accommodate the rising number of PCS users in the next few years and the expansion of PCS networks in the domestic and international markets. The PCS infrastructure requires about five times as many sites as cellular networks to serve the same area. The increasing popularity of PCS will result in more shelters and more HVAC units. Currently 10% of U.S. companies use cellular voice services, and 53% plan to do so within three years. According to the Cellular Telecommunications Industry Association as published in the Financial Times, revenues have grown by over 20% per year, topping $23 billion in 1996.

     As the demand for wireless components, shelters, cabinets and towers increase, manufacturing of shelters and cabinets is likely to expand as new wireless networks are constructed and old networks are replaced with digital technologies.

     Schools. The Company estimates that approximately one third of the schools in the U.S. serving more than 14 million students, need extensive repair or renovation of one or more buildings, with replacement or repair of the HVAC system being the most frequently reported needed repair. According to the U.S. General Accounting Office for School Facilities, HVAC replacement is needed for classrooms in 20,104 elementary schools, representing approximately $3 billion in replacements and repairs. The Company focuses on schools which currently have cooling or ventilation units in each classroom or need cooling or ventilation units, including most elementary, middle and high schools and certain secondary schools, but excluding larger schools with central air conditioning. For September 1996, the seasonally adjusted rate of construction of public education buildings was $29.1 billion, up from $27.1 billion in September of 1995. The main goals of such new construction are to increase health and safety for students by improving air quality and to increase energy efficiency. In addition, it is estimated that by the year 2005, U.S. student enrollment in elementary and secondary schools will increase significantly with the rising number of annual births since 1977, or the "echo boom". The 30 year growth in population of 5 to 13 year olds is projected by the U.S. Department of Education to be 18.1%. Demographics indicate that the regions of highest growth are in the warmer climates. Approximately 6,000 new schools will be needed by the year 2005 to meet such increased enrollment. In addition, many schools are adding air conditioning as part of renovation projects. Two hundred and eighty six schools in Los Angeles, for example, must now install or update air conditioning due to the passing of Proposition BB of Los Angeles. The push for air conditioning in these schools comes on the news of the expansion of the school year to a full year in some school districts to accommodate the greater number of students.

                                  THE BUSINESS

OVERVIEW

     The Company is a designer, manufacturer and marketer of RV air conditioners and specialty wall mount air conditioners, ECUs and heat pumps for various applications. The combination of RVP and Crispaire is the first step in the Company's strategy to establish itself as the leading designer, manufacturer and marketer of specialty heating, air conditioning and water heating products. The Company believes that it is well positioned to effectively pursue this strategy with strong positions in each of its principal markets and a range of products serving separate customer bases. The combination of RVP's low cost, high volume manufacturing expertise with Crispaire's ability to provide customized products will allow the Company to capitalize on the growing opportunities presented in each of its markets. The Company's pro forma net sales and EBITDA were approximately $135.5 million and $16.8 million in fiscal 1997.

     Airxcel, Inc. was formed in May, 1991 as Recreational Vehicle Products, Inc. In November, 1995, the Company acquired Carter Shades, Inc., which was merged with Faulkner Manufacturing. In October, 1997, the Company changed its name to Airxcel, Inc. and the Company's board of directors adopted a formal plan to dispose of the Faulkner Manufacturing division.

     RVP supplies a variety of air conditioners to several of the world's largest RV original equipment manufacturers ("OEMs"), marketing these products under the popular and well-established "Coleman" brand name. RVP believes that its air conditioners are superior to those of its competitors due to greater air flow capacity, cooling efficiency and more aerodynamic design. RVP's reputation as a dependable source of high-quality, durable products has resulted in its long term relationships with leading RV manufacturers such as Fleetwood, Winnebago, Gulf Stream and Jayco, who have relied on RVP for substantially all of their RV air conditioner needs for each of the past six years. Sales to such OEMs provide RVP with a large installed base of products which generates a significant recurring stream of revenue through sales of parts and replacement units in the aftermarket. Aftermarket sales to customers such as RV dealers, supply and service centers are achieved primarily through an agreement with Coast, the largest wholesale distributor of aftermarket products in the RV industry. RVP believes that Coast's extensive market penetration and large sales force provide broad aftermarket coverage and distribution capabilities which enhance its substantial aftermarket business. In fiscal 1996, as a percentage of Airxcel's net sales, OEM sales represented 66.3%, and aftermarket sales represented 33.7%. In addition to serving the RV industry, RVP designs, manufactures and markets air conditioners for marine applications, the cooling and heating of elevators, petroleum "logging" trucks and for a wide variety of small-space cooling applications.

     Crispaire is a designer, manufacturer and marketer of specialty wall mount air conditioners, ECUs and heat pumps for various applications. Crispaire's customers are principally telecommunications companies, manufacturers of telecommunication shelters in the cellular, cable, wireless, satellite and PCS markets, wholesale distributors for foreign telecommunications sales, school districts and construction companies. The Company believes that Crispaire is the largest provider of environmental control equipment for the U.S. telecommunication shelter market, through sales to both telecommunications companies and manufacturers of telecommunication shelters. The Company also believes that it is well-positioned to benefit from growth in cellular, wireless and PCS telecommunications markets and the resulting demand for telecommunication shelters. Crispaire's focus on customer service and quality control and its strong reputation for its ability to offer a broad and innovative line of products in a timely manner has attracted significant customers, including MCI, Motorola, AT&T Wireless, Lucent Technologies and other wireless communication providers. The Company also believes that it will benefit from an increasing need for cooling units in the nation's schools due to new state regulations and certain building codes that mandate fresh air requirements in classrooms, the rebuilding of school system infrastructure and the steadily growing student population. Crispaire supplies wall mount air conditioners to multiple school districts throughout the country, including the Los Angeles Unified School District. Crispaire has a leading position in each of its principal markets, through solid relationships with its customers who generally require tailored products and a high level of customer service. Crispaire's ability to customize products without interruption of its larger production lines allows it to work closely with customers to develop and produce equipment that meets their specific needs quickly and efficiently. In fiscal 1996, sales to the telecommunication shelter industry and school industry represented 61% and 23%, of Crispaire's total net sales, respectively.

COMPETITIVE ADVANTAGES

     The Company attributes its success and its continued opportunities for growth and profitability to the following competitive advantages:

     Strong Market Position in Principal Niche Markets. RVP has a large share of the total North American RV air conditioning market and Crispaire believes it is the largest provider of environmental control equipment for the U.S. telecommunications market, through sales to both telecommunications companies and manufacturers of telecommunication shelters. The Company believes that its strong market shares enable it to maintain significant competitive advantages in serving its customers, including manufacturing efficiencies and greater product development and marketing resources. Success in such markets has historically been driven by areas in which the Company believes it compares favorably with its competitors such as strong customer relationships, industry expertise, product quality and speed and reliability of service.

     Existing Long-Term Customer Relationships. The Company has long-term relationships with most of its customers, including several of the largest OEMs, major telecommunications companies and equipment manufacturers and school districts. RVP has supplied leading OEMs such as Fleetwood, Winnebago, Gulf Stream and Jayco substantially all of their air conditioner needs for each of the past six years. The Company believes that such customer loyalty coupled with RVP's focused product line and reputation for meeting high volume production demands have led to its success in the seasonal RV air conditioning industry and provide a significant advantage over competitors. Crispaire has worked closely with its telecommunications customers such as MCI, Motorola, AT&T Wireless and Lucent Technologies, in some cases for as long as 15 years, to develop equipment to meet such customers' specialized requirements. To support such equipment, Crispaire has an extensive network of service dealers across the U.S. The recent proliferation of shelters for telecommunications equipment and the importance of protecting such equipment through the use of cooling units and ECUs has generated an increasing demand for Crispaire's customized products and has strengthened such relationships. In addition, Crispaire has worked with multiple school districts throughout the country, such as the Los Angeles Unified School District, for as long as seven years, to develop products which are designed to meet the unique heating and cooling needs of the classroom such as achieving certain industry ventilation standards and addressing other concerns such as architectural design and ease of servicing considerations. The Company believes that customization provides a high level of customer satisfaction and will foster the continued development of significant customer relationships.

     Strong Brand Name Recognition. RVP markets its products using the well established and recognized "Coleman" brand name. The "Coleman" brand name, established in the early part of the twentieth century, is well recognized as a leading brand name for a variety of products related to the outdoor recreation industry. Coleman brand air conditioners have been the leading RV air conditioners since they were introduced into the market and are recognized by customers to represent high quality and reliability. Crispaire, with leading positions in most of its niche markets, benefits from strong brand name recognition of its "Marvair" name in the telecommunication shelter market and its "Scholar" name in the school market.

     High Quality Products, Customer Service and Product Design
Capabilities. The Company believes it is recognized as a leader in the industries its serves due to its high product quality and customer service. The Company believes that its efficient manufacturing and assembly processes enable it to offer competitively priced products while maintaining high product quality. Because of the seasonal nature of the RV industry, timely delivery of products to OEMs and aftermarket customers has played a critical role in RVP's long-standing success. Similarly, Crispaire has developed a strong reputation with its customers for its ability to develop unique solutions to customers' environmental control needs, respond to short lead times and to deliver its products in a timely manner. Unlike most of its competitors, Crispaire separates its volume manufacturing from specialty manufacturing with a second plant that is ideally suited for customization. Crispaire pursues a three-tiered product approach, producing i) standard products ii) "fast track" products which involve a small amount of customization and iii) highly customized products that are tailored to individual specifications. Crispaire is able to customize products to the specifications of a given customer without interrupting its larger production lines. The Company will seek to maintain its reputation for high quality, reliable products, superior customer service and product design capabilities which should assist in its efforts to further penetrate markets for existing products and improve its market position.

     Extensive Distribution Network and Experienced Sales Force. The Company believes that RVP's sales force includes some of the most experienced sales people in the industry who are located in close proximity to and actively work with many of the largest OEMs regarding product design issues and estimated future orders. In addition, RVP provides Coast, the largest wholesale distributor of replacement parts, supplies and RV accessories, serving more than 15,000 customers throughout the U.S. and Canada, with 100% of its RV air conditioning products. RVP believes that Coast provides broad aftermarket coverage and distribution capabilities. Crispaire's sales effort is organized by industry segments with representatives of its sales force covering the U.S. telecommunications, school, and construction industries and international sales. In addition, independent sales agents actively market Crispaire's products, particularly to school districts, in which sales agents have developed relationships. Crispaire sells and distributes its products in the U.S. through a variety of channels, including wholesale distributors, factory direct dealers, non-stocking representatives, as well as direct to manufacturers and to end users and in the International market through distributors.

     Recurring Revenues from Installed Base. RVP's sales to OEMs have provided a large installed base of RV air conditioning equipment that generates a significant recurring stream of revenue through sales of parts and replacement units in the aftermarket. Such aftermarket sales consist primarily of sales of replacement parts and new units through RV dealers and supply and service centers. RV air conditioner units are typically replaced every five to seven years, which is the expected life of the unit's compressor. Because the cost to replace the unit is only slightly higher than the cost to repair the compressor, most owners opt to purchase new units from the original supplier. With the largest market share in the industry, RVP is well positioned to continue to recognize revenue from aftermarket sales. In fiscal 1996, aftermarket sales represented 33.7% of Airxcel's total net sales. Similarly, the Company expects to generate revenue through the sales of replacement parts and units to customers of Crispaire. The Company believes that when its customers repair or replace such equipment, they tend to remain with the original manufacturer who has the technical expertise to provide compatible and reliable replacement parts, products and related services.

     Experienced Management. The Company's management has over 287 years of combined experience in the RV air conditioning, specialty HVAC and water heating industries. Management believes that it has the depth, experience and motivation to manage the Company's internal and external growth. Assuming all available options are exercised under an executive stock plan, in the aggregate, management would own approximately 44.2% of the capital stock of Holdings on a fully-diluted basis, of which 16% will vest upon the achievement of certain performance thresholds.

BUSINESS STRATEGY

     The key elements of the Company's business strategy to maintain its leadership position are to:

     Capitalize on Anticipated Industry Growth. With strong positions in its principal markets, the Company believes that it is well positioned to capitalize on the anticipated growth in such markets. The Company anticipates that over the next ten years, baby boomers will begin entering the typical demographic profile for RV owners, including age, income, family status and location of home. Because RVP serves several of the largest and best positioned OEMs which collectively serve over 55% of the RV market, the Company believes that this anticipated growth will present significant revenue generating opportunities. The Company also anticipates that the number of telecommunication shelters in North America will grow in tandem, with the telecommunications industry at an annual rate of 20% for the next five years. Additionally, the international cellular market, especially in Latin America, is expected to grow at a high rate due to limited land lines and a strong demand for wireless telecommunications. The Company expects to retain its leading position in the telecommunications industry and benefit from its growth by focusing on new product development and applications to meet such industry's future needs. In addition, the Company views the school market as a growth market due to several factors, including (i) the number of new state regulations and certain building codes that mandate fresh air requirements in classrooms (ii) the increasing number of students and required number of new schools and (iii) the number of mandated restorations of existing school system infrastructures. Based on an analysis prepared by the U.S. General Accounting Office for School Facilities and the Department of Education, the replacement HVAC school market is $3 billion and the annual new construction HVAC school market is $314 million.

     Generate Growth Through New Product Development. The Company intends to continue to emphasize new product development in order to provide technologically advanced products to its customers and reinforce its market leadership. In its principal market, RVP works closely with OEMs to design new types of air conditioners to meet OEM specifications. Crispaire consults closely with key individuals in the telecommunications industry to develop new product offerings for customers that are tailored to their particular needs, including the development of monitoring systems designed to signal the operator when equipment is in need of repair or when temperature varies from safety parameters. The Company intends to continue developing new product applications for use in various markets such as the institutional school, hotel, and elevator markets.

     Pursue Growth Through Acquisitions. In addition to the growth the Company expects to come from the development of new, differentiated products and product lines and expanding sales of existing products and product lines, the Company intends to actively evaluate acquisition candidates. Future strategic acquisitions may be undertaken to broaden the Company's product lines, expand its manufacturing capacity, and strengthen its presence within the various channels of distribution.

PRODUCTS AND SERVICES

     The Company provides its customers with a broad array of specialty heating, air conditioning and water heating products, including RV air conditioners, vertical wall mount air conditioners and heat pumps, specialty heat pumps, ECUs, residential and commercial heat pump water heaters and various applied products such as pool heating dehumidifiers. In addition, the Company provides upgrade, maintenance and repair services for its products, as well as for those supplied by other manufacturers.

RVP

     RV Air Conditioners. RVP designs and manufactures a variety of air conditioners for most types of RVs. RVP offers its customers several models of air conditioners with a nominal cooling capacity between 7,100 and 15,000 BTUs. The most popular products are 115 volt systems that are installed on the roof of a vehicle. RVP also produces a line of 115 volt air conditioners that are installed in the underframe storage area of motorhomes and travel trailers in both one and two ton sizes. In addition, RVP produces a complete line of 220 volt systems for the European and Australian RV markets and specialty air conditioners for several smaller markets including the oil, marine and elevator industries.

CRISPAIRE

     Crispaire offers an innovative line of vertical wall mount air conditioners and heat pumps under the "Marvair" brand name. Crispaire's product lines include three types of vertical wall mount air conditioning units, six types of heat pumps, five types of environmental control units and various applied products. All of the vertical wall mount units comply with Underwriters Laboratory ("UL") certifications for safety and are all rated in accordance with the Air Conditioning & Refrigeration Institute ("ARI") to ensure that advertised capacities and efficiencies are delivered. All of the models share a high degree of commonality in certain design and component features in order to maximize production efficiencies. The products offer a unique advantage to the modular construction industry as they can be installed in relocatable structures such as modular homes at the structural assembly point and can travel easily with the structure. In addition, the units can also be used in certain projects to easily upgrade facilities with the addition of air conditioning as the units require no interior floor space and can be installed on an exterior wall. The major markets for vertical wall mount equipment are telecommunication shelters, institutional schools and modular facilities.

     Vertical Wall Mount Air Conditioning Units. The Marvair line of vertical wall mount air conditioning units includes three standard products available in sizes typically ranging from one to five tons in capacity, including the ModPac, Compac I and Compac II. The ModPac unit is designed for use in modular buildings. The Compac I and Compac II units are designed for use in telecommunication shelters and allow operation in cold weather and notification in the event of failure. The Compac II unit has a standard built-in economizer for increased energy efficiency and reliability.

     Heat Pumps. Crispaire offers six types of heat pumps, including the Marvair Scholar (the "Scholar") and the Marvair Graduate (the "Graduate"), a line of heat pumps to be installed in the interior of classrooms. Introduced in 1990, Crispaire believes that the Scholar is an affordable, quiet and efficient heat pump which does not detract from the exterior architectural style of most school buildings and is easy to service. The Scholar allows each classroom to control its room temperature and has an optional Marvair heat recovery ventilator which provides fresh air to meet certain ventilation standards with respect to the amount of fresh air required per student. Crispaire recently developed and introduced the Graduate for cooling and heating classrooms. The Graduate is a horizontal HVAC console which is installed inside the classroom that has the appearance and function of a cabinet. It contains two independent heat pump chassis which it allows it to achieve greater energy efficiency, giving it one of the highest Energy Efficiency Ratings in the industry. The Graduate utilizes the heat recovery ventilator system to achieve industry ventilation standards.

     Environmental Control Units for Telecommunication Shelters. Crispaire's ECUs are designed exclusively for the telecommunications industry to fit inside a special cabinet and are designed to operate over a wide temperature range. The units are designed with special controls that allow the system to reliably cool the telecommunication shelter for long periods of time regardless of the outside temperature. Some units contain an economizer mechanism which utilizes outside air during lower temperature days to cool the shelter. Depending upon the climate, the economizer cycle can reduce the running time of the unit's compressor, thereby extending the life of the unit. In response to the growing presence of "walk-in" cabinets in the telecommunications industry, Crispaire designed the Marvair SlimPac ECU which mounts easily on the exterior of the walk-in cabinets and provides optimum cooling.

     Applied Products. Crispaire offers various applied products, including custom made products, to its customers in the telecommunications industry. Such customization involves variations to the design of a product such as its dimensions or construction material in order to meet the customer's specific needs. Crispaire's applied products also include a line of residential heat pump water heaters marketed under the brand name "E-Tech." The E-Tech water heater takes heat from the air, transfers it into water, and produces chilled, dry air. The products are used primarily in single family residences to provide a cost effective alternative to electric resistance water heaters particularly in markets such as Hawaii where there are few natural gas alternatives. In addition, Crispaire offers a similar line of heat pump water heaters that are sold to the commercial market. Crispaire also offers E-Tech pool heating dehumidifiers ("PhDs") which are used in an indoor pool to heat the water as well as dehumidify the air. Crispaire believes that PhDs save energy both by reducing the cost of heating an indoor pool and controlling the humidity level of the enclosure.

SALES, DISTRIBUTION AND MARKETING

     The Company markets and sells its broad range of products to a wide variety of customers through full time sales representatives and through distributors.

RVP

     RVP has seven full time salesmen who focus on sales to OEMs, the top four of whom are among the most experienced in the industry. RVP's sales force is highly proactive, work closely with the largest OEMs and inquire regularly about their design interests, product issues and estimated future orders. The Company believes that this has helped foster RVP's long-standing relationships with its key OEM customers. In addition, RVP has completed two years of a five year distribution agreement with the Coast Distribution System, the largest wholesale distributor of replacement parts, supplies and accessories for RVs to primarily RV dealers, supply and service centers. Coast supplies more than 25,000 products and serves more than 15,000 customers throughout the U.S. and Canada from 14 regional distribution centers in the U.S., and RVP provides Coast with 100% of the RV air conditioning products which it distributes. RVP believes that its relationship with Coast relieves it of a portion of the costs associated with the distribution of its products while providing geographically dispersed selling, order processing and delivery capabilities which provides broad aftermarket coverage. RVP believes that it has benefitted and will continue to benefit from this distribution relationship.

CRISPAIRE

     Crispaire's sales effort is organized by industry segments with two full time salesmen who focus on sales to the U.S. telecommunications industry, one salesman for the international telecommunications market, one full time manager working with 30 independent sales agents for the institutional school market. Crispaire has nine sales and marketing personnel and 66 independent trade representatives and distributors. Crispaire markets it products by attending annual industry and trade shows, as well as through promotions and advertisement in trade publications. It distributes its products through a variety of channels, including wholesale distributors, factory direct dealers, as well as direct to manufacturers and to end users. Crispaire is continually working with the members of these various channels to increase the efficiency of the distribution process, thereby reducing lead times and inventory holding costs.

CUSTOMERS

RVP

     RVP's customers are principally OEMs and include several of the largest OEMs in the world, including its top five customers, Fleetwood, Coast, Jayco, Winnebago and Damon representing an aggregate 47% of the market share of the RV market. RVP supplies each of these customers with 100% of their RV air conditioning requirements, and these customers accounted for approximately 56% of Airxcel's total revenues in 1996. In addition, RVP's aftermarket customers include (i) RV dealers, which primarily purchase RVP's products for new RVs and replacement and repair parts for their service departments, and (ii) RV supply stores and service centers which purchase parts for their service centers and for resale to RV owners. RVP reaches such customers primarily through its distribution relationship with Coast.

CRISPAIRE

     Crispaire's principal customers are telecommunications companies, manufacturers of telecommunication shelters in the cellular, cable, wireless, satellite and PCS industries, wholesale distributors for foreign telecommunications sales, school districts and construction companies. Such customers include MCI, Motorola, AT&T Wireless and Lucent Technologies and multiple school districts, including the Los Angeles Unified School District.

RAW MATERIALS AND SUPPLIERS

RVP

     RVP purchases most of the major component parts for its products such as compressors, coils and motors preassembled from its suppliers. RVP also purchases significant amounts of steel and plastics. RVP customarily orders relatively standardized products from its suppliers and has a variety of sources from which it can obtain necessary supplies. RVP has not had difficulties in procuring raw materials or supplies, and does not expect to encounter any difficulties in the future. RVP does not account for more than 10% of any of its major suppliers' total business.

CRISPAIRE

     A principal raw material used in Crispaire's products is copper, which is principally purchased in the form of copper tubing. Crispaire also purchases various component parts for its products such as compressors, coils, electrical parts, and motors. Crispaire has strong relationships with its suppliers and does not rely on any one supplier for any one category of supplies. Crispaire is offered pricing terms by all of its suppliers and annually confirms existing pricing with competitive bids. Crispaire customarily obtains its supplies through purchase orders which are generally for one year. Crispaire selects among available supply vendors by comparing cost, consistent quality and timely delivery as well as compliance with ISO-9001 standards.

MANUFACTURING PROCESS

RVP

     RVP's manufacturing operations are directed towards high product quality and efficient manufacturing and assembly processes. The manufacturing operations utilized by the Company include metal cutting, bending, welding, assembly and packaging, thermal forming and stamping. RVP utilizes a computer aided design system ("CAD") for a small portion of its stamping operation. RVP designs, tests and qualifies all of its air conditioners with in house support of CAD, modeling shop, environmental test cells and quality test lab. RVP utilizes material requirements planning ("MRP") for its factory scheduling and procurement of materials, several just-in-time ("JIT") inventory control methods are in place. RVP purchases most major component parts preassembled from its suppliers. RVP performs all of its manufacturing operations in its owned Wichita, Kansas facility. This facility currently produces over 700 air conditioning units per day and has the capacity to expand to 900 to 1,000 units without major expenditures. Finished air conditioners are stored and shipped from a 50,000 square foot warehouse in Wichita. RVP has created a variable cost structure that has allowed it to operate profitably under a wide range of manufacturing output. Since purchased materials represent 85% of standard product costs, RVP is able to achieve a high proportion of variable costs to fixed costs. RVP's strategy is to manufacture only those components that enhance quality and the competitive advantage of its products.

CRISPAIRE

     Crispaire's manufacturing operations include fabricating sheet metal, metal cutting, bending, stamping, welding, and the manufacturing of major sub-assemblies, assembly and packaging. All units are subject to comprehensive performance testing and quality inspection. A large portion of Crispaire's major assembly and production is performed at its 113,000 square foot production facility in Cordele, Georgia. Assembly and production are also performed at the 37,000 square foot facility in Norcross, Georgia. Crispaire performs most manufacturing and assembly at these facilities, but also outsources certain processes depending on the capabilities and capacities of the plants and cost considerations. Products manufactured at the Cordele plant are generally designed and built to Crispaire specifications and industry standards, and products manufactured at the Norcross plant are generally special application or customized products.

     Both facilities utilize a variety of labor-saving automated equipment such as computer-controlled punch presses and a copper tubing fabricator. In addition, Crispaire uses computer and managing software to control its operations, and utilizes an updated management information system that provides controls into all of the material flow, fabrication assembly and test operations conducted at the facilities. The Company believes that this production process improves quality control in the manufacturing and assembly process. The Cordele facility runs two primary production lines and has operating flexibility to run different product lines based on product demand. The Company estimates that 60% of production is done on an order by order basis and 40% is done for inventory. In addition to the production lines, the facility contains a model shop where engineers and designers build prototypes and test new products. Computer monitored and controlled psychrometic chambers are used to simulate different indoor and outdoor temperatures. Such system assures that new products will meet the National Appliance Energy Conservation Act standards and other industry standards. The Norcross facility runs three shorter production lines than the Cordele plant, and 90% of production in Norcross is for customized products. Due to its shorter production lines, the Norcross plant is an ideal custom manufacturing center that provides quick turnaround and flexibility to change the specifications of the products being manufactured.

     Crispaire expects to attain ISO-9001 certification during the first quarter of 1998, for both facilities and strives to establish quality procedures at each of its facilities in order to manufacture the highest quality products possible.

COMPETITION

RVP

     The RV air conditioning market is highly competitive with competition based largely on a company's ability to provide name brand high quality products at competitive prices and to manufacture and deliver products on a timely basis. Due to the size of market, the RV air conditioning industry has not typically attracted large air conditioning manufacturers, and there has been considerable consolidation in the industry. Historically, the business has been driven by strong relationships and brand name recognition, which has forced several players out of the industry and has served as a barrier to new entrants. RVP competes principally on the basis of quality, product performance, price and service. RVP's principal competitor for RV air conditioning is Dometic, owned by Electrolux. See "Risk Factors -- Competition."

CRISPAIRE

     Broadly defined, the HVAC industry is relatively fragmented with hundreds of small to medium-sized companies with various niche markets and several large, well-capitalized, highly diversified industrial corporations with major market shares of standard residential and commercial HVAC product lines. Within the more limited air conditioning industry, Crispaire has targeted smaller niche markets and competes with several manufacturers in such markets. Moreover, Crispaire encounters different competitors in each of its product lines. Crispaire competes principally on the basis of its reputation for reliability, quality, service and flexibility. Crispaire's direct competitors in the vertical wall mount and ECU markets include Bard Manufacturing ("Bard"), Sun Manufacturing and Eubanks Manufacturing. In the school heat pump market, Crispaire principally competes with Bard, Trane and American Air Filter. Crispaire attempts to distinguish itself from its competitors through technological innovation and customization. See "Risk Factors -- Competition."

INTELLECTUAL PROPERTY

     The Company seeks trademark protection for all of its product line trade names. The Company presently holds trademarks covering designs, symbols and trade names used in connection with its products. The Company has a royalty-free license for the exclusive use of the "Coleman" trade name for its products for 50 years. The Company is a party to certain patent litigation involving competitors of the Company see "Legal Proceedings."

EMPLOYEES

     As of June 30, 1997, Airxcel and Crispaire employed approximately 187 and 240 employees, respectively, none of whom was represented by a union or covered by a collective bargaining agreement. Of the 427 total employees, 134 were salaried, 293 were hourly and none were part time.

PROPERTIES AND FACILITIES

     As of June 30, 1997, Airxcel had these principal facilities, where it leased or owned an aggregate of approximately 165,000 square feet of space, while Crispaire had two principal facilities, where it leased or owned an aggregate of approximately 150,000 square feet of space. The following table describes the principal facilities and indicates the location, function and approximate size of each:

                                       FACILITIES
----------------------------------------------------------------------------------------
                                         APPROXIMATE
               LOCATION                  SQUARE FEET    OWNED/LEASED    LEASE EXPIRATION
               --------                  -----------    ------------    ----------------
Norcross, Georgia......................     37,000         Leased           8/31/00
Cordele, Georgia.......................    113,000          Owned                --
Elkhart, Indiana.......................     15,000         Leased           4/18/00
Wichita, Kansas........................     50,000         Leased           5/31/98
Wichita, Kansas........................    100,000          Owned                --

     Airxcel's principal facilities will be pledged as collateral under the Credit Facility. In addition, Airxcel has a lease for a 60,000 square foot facility in Malden, Massachusetts that was used in its discontinued awnings business. Such lease expires on November 1, 1997.

LEGAL PROCEEDINGS

     In February 1995, Bard commenced an action against Crispaire in the United States District Court for the Northern District of Ohio, Western Division. Bard alleges that Crispaire violates Bard's trade dress, infringes a Bard patent, infringed Bard's trademark (under state and federal law), and violates the Ohio Deceptive Trade Practices Act in certain of Crispaire's air conditioning and heating unit products. In addition to Bard, Airxchange Corp. ("Airxchange") has joined as a plaintiff against Crispaire, alleging that Crispaire infringes an Airxchange patent. Crispaire has denied all material allegations and has asserted a number of affirmative defenses and counterclaims.

     Both Bard and Airxchange seek an injunction and monetary damages in an unspecified amount. Although discovery in the lawsuit is nearly complete and trial is tentatively set for March 31, 1998, the parties have not engaged in damages discovery because the proceedings have been bifurcated as to damages and liability. Discovery as to damages will be undertaken only if there is an adverse finding against Crispaire at trial. If successful in the action, Bard and Airxchange could be entitled to recovery of a reasonable royalty or lost profits together with other consequential damages. In addition, if Crispaire is found to have acted willfully, Bard and Airxchange could recover treble damages and attorneys' fees.

     The Company believes that the claims against Crispaire are unfounded and that Crispaire should prevail at trial. No assurances can be given as to the ultimate outcome of this matter.

     The Company is a party to various litigation matters incidental to the conduct of its business. Management does not believe that the outcome of any of the matters in which it is currently involved will have a material adverse effect on the financial condition or results of operations of the Company.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

     The Company is subject to federal, state, and local environmental and occupational health and safety laws and regulations. Such laws and regulations, among other things, impose limitations on the discharge of pollutants and establish standards for management of waste. While there can be no assurance that the Company is at all times in complete compliance with all such requirements, the Company believes that any such noncompliance is unlikely to have a material adverse effect on the Company. As is the case with manufacturers in general, if a release or threat of release of hazardous materials occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any properties owned or operated by the Company, the Company may be held liable for response costs and damages to natural resources. There can be no assurance that the amount of any such liability would not be material.

     The Company's facility at St. Frances Avenue, Wichita, Kansas is within an area undergoing investigation and remediation of contaminated groundwater. The Company has been identified as a potentially responsible party with respect to a portion of the area under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which imposes strict, and in certain cases, joint and several liability. The Company is one of three parties to a Consent Decree entered into with the Environmental Protection Agency requiring remediation. The Company does not expect to incur any material expenditures in conjunction with this matter both because the former owner of this facility has entered an Indemnification and Clean Up Agreement with the Company providing coverage for specified environmental issues existing on the property at the time of purchase, and because the facility does not appear to be a source of the groundwater contamination.

     RVP has decided to address a potential problem that exists with approximately 35,000 air conditioning units produced between September 1, 1996 and February 22, 1997. The units were shipped to OEMs which installed them on RVs that were in turn shipped to retail dealers for sale in the fourth quarter of 1996 and first quarter of 1997. The units contain a P.C. control board designed and manufactured for RVP by one of its suppliers. In some instances, this component could fail in the event of improper or poor wiring connections by the OEM installer or in the event of inadequate low control voltage. The Company estimates that the total cost to correct the problem is approximately $2.4 million. The Company has reached an agreement with the supplier pursuant to which the supplier has agreed to cover substantially all of the potential costs associated with this problem. The Company recorded a $500,000 reserve during 1997 for the estimated costs to be incurred by the Company.

     Although experience and third party failure analysis indicate that the number of actual failures is minimal, the Company believes it best to address the situation now to avoid any future failures and customer dissatisfaction.

                                   MANAGEMENT

     The following sets forth certain information with respect to the persons who are members of the Board of Directors or executive officers of the Company.

                NAME                  AGE                        POSITION
                ----                  ---                        --------
Melvin L. Adams.....................   51    President and Chief Executive Officer, Director
Gregory G. Guinn....................   49    Vice President -- Airxcel Sales and Marketing
Richard L. Schreck..................   45    Chief Financial Officer, Secretary, Treasurer and
                                             Director
T.K. Sellers, Jr....................   45    Vice President -- Administrative Crispaire
David L. Shuford....................   46    Vice President -- Crispaire Sales and Marketing
Lonnie L. Snook.....................   62    Vice President -- Airxcel Manufacturing and
                                             Engineering
George D. Wyers.....................   65    President -- Crispaire, Director
Dean DuCray.........................   57    Director
Lawrence Jones......................   66    Director
Thomas F. McWilliams................   54    Director
James A. Urry.......................   43    Director

     Melvin L. Adams. Mr. Adams has been a Director, the Chief Executive Officer and President of Airxcel since 1991. From 1989 until 1991, he served as Vice President of Coleman. From 1979 through 1984, he served as General Manager of the Coleman Company's Camping Trailer Division. In 1984, he was promoted to Corporate Vice President & General Manager of Coleman's RV Group. In 1991, he and three officers of RVP led the buy out of Coleman RV Products with Berkshire Partners from MacAndrews and Forbes.

     Gregory G. Guinn. Mr. Guinn has been the Vice President of Sales and Marketing of RVP since 1989. Prior to that, Mr. Guinn held various positions with the Coleman Company, including National Sales Manager and Marketing Manager of RV Products and Corporate Vice President and General Manager of RV Products. Mr. Guinn handles all of RVP's major accounts and its internal sales force.

     Richard L. Schreck. Mr. Schreck has been a Director, the Chief Financial Officer and Secretary of Airxcel since 1991. Beginning in 1981, Mr. Schreck held various positions at the Coleman Company, including the RV Group Controller and Controller/Administrative Manager for RV Products. Mr. Schreck is responsible for all financial and MIS functions at Airxcel.

     T.K. Sellers, Jr. Mr. Sellers has been Chief Financial Officer of Crispaire since 1991. Prior to joining Crispaire, he was employed as controller for ACC Distributors. Upon completion of the Acquisition, he will serve as Vice President-Administrative of the Crispaire Division of the Company. From 1981 to 1986, Mr. Sellers was controller for a manufacturing passenger and truck line company. From 1976 through 1981, he served as assistant controller for Palmyra Park Hospital in Albany, Georgia.

     David L. Shuford. Mr. Shuford has been the Vice President of Sales and Marketing of Crispaire since 1989. Upon completion of the Acquisition, he will serve as Vice President-Sales and Marketing of the Crispaire Division of the Company. From 1980 to 1986, Mr. Shuford held various sales and marketing positions at E-Tech, including Government Marketing Manager. Prior to that, he was vice president of a speciality construction company based in Atlanta for five years.

     Lonnie L. Snook. Mr. Snook has been Vice President-Manufacturing and Engineering of RVP since 1989. Prior to that, Mr. Snook held various positions at the Coleman Company, including Industrial Engineer, Manager of Industrial Engineering and Production Superintendent and Factory Manager of RV Products.

     George D. Wyers. Mr. Wyers has been the President and Chief Executive Officer of Crispaire since 1988. Upon completion of the Acquisition, he will serve as President of the Crispaire Division of Airxcel. Prior to joining Crispaire, Mr. Wyers spent twelve years as a General Manager of a leading air conditioning equipment distributor based in Dallas, Texas.

     Dean T. DuCray. Mr. DuCray has been a director of the Company since 1996. Since 1987, Mr. DuCray has been Chief Financial Officer and Vice President of York International Corporation, a manufacturer of heating and air conditioning equipment.

     Lawrence Jones. Mr. Jones has been a director of the Company since 1991. Mr. Jones retired from The Coleman Company February 1, 1994 having served as its Chairman and CEO since 1989. Mr. Jones served as Chairman of the Executive Committee at The Coleman Company from 1994 to 1995. From 1995-1997, Mr. Jones served as consultant and Chairman of Roller Blade (in line skates) and Prince Sports (tennis rackets). Mr. Jones currently serves as a Director to Union Pacific Resources (gas exploration) and The Coleman Company (outdoor sporting goods). Mr. Jones retired from the Fleming Company's (food distribution) Board of Directors on January 1, 1998.

     Thomas F. McWilliams. Mr. McWilliams has been a director of the Company since 1996. Mr. McWilliams has been affiliated with Citicorp Venture Capital, Ltd. ("CVC"), a private equity investment company, since 1983 and presently serves as managing director of CVC as well as a member of CVC's investment committee. From 1978 until 1983, Mr. McWilliams served as an executive officer, including as vice president, president and chief operating officer, of Shelter Resources Corporation, a publicly-held company with operating subsidiaries in the manufactured housing industry. From 1967 until 1978, Mr. McWilliams served in various corporate finance and management positions at Citibank, N.A. Mr. McWilliams is currently a director of each of Chase Brass Industries, Inc., Ergo Science Corporation and various privately owned companies.

     James A. Urry. Mr. Urry has been a director of the Company since 1996. Mr. Urry has been with Citibank, N.A. since 1981, serving as a vice president since 1986. He has been a vice president of CVC since 1989. He is a director of AmeriSource Health Corporation, CLARK Material Handling Corporation, CORT Business Services Corporation, Hancor Holding Corporation, International Knife and Saw Corporation, Palomar Technologies, Inc. and York International Corporation.

COMPENSATION OF DIRECTORS

     Directors of the Company who are officers, employees of the Company or its affiliates are presently not expected to receive compensation for their services as directors. Directors of the Company who are not officers or employees of the Company or any of its affiliates receive $1,000 per Board meeting attended. In addition, directors of the Company will be entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation of executive officers of the Company is determined by the Board of the Directors of the Company. The following table sets forth information concerning compensation received by the five most highly compensated officers of the Company for services rendered in the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                         ANNUAL COMPENSATION    ------------------------------------
NAME AND                                 --------------------   OPTIONS/    LTIP        ALL OTHER
PRINCIPAL POSITION                        SALARY      BONUS      SAR(#)    PAYOUTS   COMPENSATION(1)
------------------                       ---------   --------   --------   -------   ---------------
Melvin L. Adams........................  $218,826    $ --         --         --          $3,822
President and Chief Executive Officer
Gregory G. Guinn.......................  $100,543    $ --         --         --          $  535
Vice President -- RVP Sales and
Marketing
Richard L. Schreck.....................  $100,363    $ --         --         --          $  355
Chief Financial Officer, Secretary and
Treasurer
Lonnie L. Snook........................  $100,958    $ --         --         --          $  950
Vice President -- RVP Manufacturing and
Engineering

---------------
(1) The named officers have participated in the Company's profit sharing, 401(k) match, deferred compensation and excess benefit programs. The aggregate payments made by the Company pursuant to such programs are listed as All Other Compensation.

EMPLOYMENT AGREEMENTS

     In connection with the Crispaire Acquisition, the Company entered into employment agreements with each of Messrs. Sellers, Shuford and Wyers on November 10, 1997. Each agreement is for a term that expires upon the earlier of October 31, 2000, the executive's death, voluntary termination, termination by resolution by the Board of Directors, or at the Company's option, the executive's disability. Mr. Sellers' base salary is $60,840 per year. Mr. Shuford's base salary is $93,095.20 per year. Mr. Wyers' base salary is $200,000 per year. Each executive is eligible for an annual performance bonus. Each agreement contains a nonsolicitation provision, and Mr. Wyers' agreement contains a noncompetition provision.

STOCK OPTION PLAN

     The Board of Directors will adopt a stock plan (the "Stock Plan"), which provides for the grant to certain key employees and/or directors of the Company of stock options that are non-qualified options for federal income tax purposes. The total number of shares of common stock of the Company expected to be granted pursuant to the Stock Plan will represent 16% of the total number of issued and outstanding shares of the Company. The Stock Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee has broad powers under the Stock Plan, including exclusive authority (except as otherwise provided in the Stock Plan) to determine (i) who will receive awards,
(ii) the type, size and terms of awards, (iii) the time when awards will be granted, and (iv) vesting criteria, if any, of the awards.

401(k) PLAN

     Substantially all employees of the Company are eligible to participate in the Company's 401(k) plan. Subject to certain conditions, the Company matches 30% of the employees' contributions up to a maximum of 6% of the employees' annual salary. In addition, the Company can make an additional contribution determined at the discretion of the Company's Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Board of Directors comprise the members of the Compensation Committee.

                               SECURITY OWNERSHIP

     All of the Company's issued and outstanding capital stock is owned by Holdings. The following table sets forth certain information with respect to the common and preferred equity interests of Holdings. See "The Transactions."

                                                            COMMON STOCK    PERCENTAGE OF    AGGREGATE
                                                            BENEFICIALLY       COMMON         VOTING
                 NAME OF BENEFICIAL OWNER                      OWNED            STOCK          POWER
                 ------------------------                   ------------    -------------    ---------
Citicorp Venture Capital, Ltd.(1).........................   901,029.05      58.35(2)          40.46%
  399 Park Avenue
  New York, New York 10043
Melvin L. Adams...........................................   141,637.30          9.17          13.22%
George D. Wyers...........................................   138,331.53          8.96          12.91%
Gregory G. Guinn..........................................    76,348.75          4.94           7.13%
Richard L. Schreck........................................    76,348.75          4.94           7.13%
Lonnie L. Snook...........................................    61,583.75          3.99           5.75%
David L. Shuford..........................................    30,740.35          1.99           2.87%
T.K. Sellers, Jr. ........................................    15,370.17           .99           1.44%
All directors and executive officers as a group
  (11 persons, including those named above)...............   573,762.58         37.16          52.18%

---------------
 *  Less than one-percent.

(1) Includes shares held by employees and affiliates of CVC.

(2) Includes shares of (i) voting Class A Common Stock representing 40.46% of outstanding voting Class A Common Stock and (ii) non-voting Class B Common Stock.

STOCKHOLDERS AGREEMENT

     In connection with the Crispaire Acquisition, Holdings, CVC and its affiliates, and affiliates of Airxcel and Crispaire entered into an amended stockholders agreement (the "Stockholders Agreement") which contains certain agreements among such parties with respect to the equity interests and corporate governance of Holdings and the Company. The Board of Directors of each of Holdings and the Company is initially comprised of three (3) or five (5) directors. CVC has the right to appoint one (1) or two (2) directors. Pursuant to the Stockholders Agreement, the disposition of Common Stock and Preferred Stock is restricted. The Stockholders Agreement also contains certain participation rights, approval rights and rights of first offer exercisable by certain stockholders in the event of certain sales or proposed sales of equity interests.

                  DESCRIPTION OF THE REVOLVING CREDIT FACILITY

     Concurrently with the consummation of the Transactions, the Company entered into an agreement with The Chase Manhattan Bank to provide for a Revolving Credit Facility (the "Credit Facility") which provided for borrowings in an aggregate principal amount of up to $15 million. In connection with the KODA Acquisition, the Company amended and restated the Credit Facility to provide for borrowings in an aggregate principal amount of up to $38 million, consisting of a $28 million Senior Revolving Credit Facility and a $10 million Senior Term Loan. The following summary of the New Credit Facility contains all material terms of the Credit Facility, but does not purport to be complete and is subject to, and qualified in its entirety by reference thereto.

     Borrowing Base. The Borrowing Base shall equal the sum of agreed upon percentages of Eligible Receivables of the Company and Eligible Inventory of the Company and cash collateral of the Company.

     Security. In addition, the obligations of the Company under the New Credit Facility are secured by substantially all of the assets of, and all of the inventory and receivables of Airxcel.

     Interest. The Credit Facility is a five-year facility and bears interest at a rate per annum equal (at the Company's option) to: (i) the Agent's Eurodollar rate plus an applicable margin or (ii) an alternate base rate plus an applicable margin. Obligations of the Company under the Credit Facility not paid when due shall bear interest at a default rate equal to 2% per annum above the otherwise applicable rate. The Company is required to pay the lenders, on a quarterly basis, commitment and other similar fees.

     Prepayments. Voluntary prepayments of borrowings under the Credit Facility and voluntary reductions of the unutilized portions of the Credit Facility are permitted at any time in minimum principal amounts to be agreed upon.

     Covenants. The Credit Facility contains a number of covenants that, among other things, restricts the ability of the Company and its subsidiaries, subject to certain exceptions, to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, make distributions or pay dividends on partnership interests or capital stock, redeem and repurchase partnership interests or capital stock, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company or its subsidiaries or engage in certain transactions with affiliates and otherwise restrict certain business activities. In addition, the Company is required to maintain compliance with minimum interest coverage ratio and maximum leverage ratio.

     The Credit Facility also contains provisions that prohibit any modification of the Indenture without the consent of such lender.

                         DESCRIPTION OF EXCHANGE NOTES

     The Exchange Notes will be issued under an Indenture (the "Indenture") dated as of November 10, 1997 between the Company and the United States Trust Company of New York, as trustee (the "Trustee"). The following summary of includes a discussion of the material provisions of the Indenture, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." References in this "Description of Exchange Notes" section and the "Exchange and Registration Rights Agreement," "Transfer Restrictions," and "Plan of Distribution" sections to "the Company" mean only Airxcel, Inc.

GENERAL

     The Notes are, and the Exchange Notes will be unsecured, senior subordinated obligations of the Company. The Exchange Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Pursuant to the Indenture, the Trustee, initially, will serve as registrar and paying agent. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

     Initially, the Trustee will act as paying agent and registrar for the Exchange Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Exchange and Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated.

RANKING

     The Senior Subordinated Notes will rank junior to, and be subordinated in right of payment to, all existing and future Senior Indebtedness of the Company, pari passu in right of payment with all senior subordinated Indebtedness of the Company and senior in right of payment to all Subordinated Indebtedness of the Company. At December 31, 1997, on a pro forma basis after giving effect to the Acquisitions, the Company would have approximately $25.4 million of Senior Indebtedness outstanding and no senior subordinated Indebtedness, other than the Notes. All debt incurred under the Senior Revolving Credit Facility will be Senior Indebtedness of the Company and is secured by substantially all of the assets of the Company and its Subsidiaries.

MATURITY, INTEREST AND PRINCIPAL OF THE SENIOR SUBORDINATED NOTES

     The Senior Subordinated Notes will be limited to $125 million aggregate principal amount (of which $90 million was issued in the Offering) and will mature on November 15, 2007. Cash interest on the Senior Subordinated Notes will accrue at a rate of 11% per annum and will be payable semi-annually in arrears on each May 15 and November 15, commencing on May 15, 1998, to the holders of record of Senior Subordinated Notes at the close of business on May 1 and November 1, respectively, immediately preceding such interest payment date. Interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

     The Senior Subordinated Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 15, 2002, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the Redemption Date (subject to the right of holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on November 15, of the years indicated below:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2002........................................................   105.500%
2003........................................................   103.667%
2004........................................................   101.833%
2005 and thereafter.........................................   100.000%

     In addition, at any time and from time to time on or prior to November 15, 2000, the Company may redeem in the aggregate up to 35% of the originally issued aggregate principal amount of the Senior Subordinated Notes with the net cash proceeds of one or more Public Equity Offerings by the Company or Holdings at a redemption price in cash equal to 111% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that at least $60 million of the Senior Subordinated Notes must remain outstanding immediately after giving effect to each such redemption (excluding any Senior Subordinated Notes held by the Company or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Public Equity Offering of the Company or Holdings.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Senior Subordinated Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Senior Subordinated Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Subordinated Notes are listed or, if the Senior Subordinated Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Senior Subordinated Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, however, that if a partial redemption is made with the net cash proceeds of a Public Equity Offering by the Company or Holdings, selection of the Senior Subordinated Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depository), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Subordinated Notes to be redeemed at such holder's registered address. If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. On and after the Redemption Date, interest will cease to accrue on Senior Subordinated Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Senior Subordinated Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION OF THE SENIOR SUBORDINATED NOTES

     The payment of the principal of, premium, if any, and interest on the Senior Subordinated Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all Senior Indebtedness.

     Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any payment from funds deposited in accordance with, and held in trust for the benefit of Holders pursuant to, "Legal Defeasance and Covenant Defeasance" (a "Defeasance Trust Payment")), upon any dissolution or winding-up or total liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness then due shall first be paid in full in cash before the Holders of the Senior Subordinated Notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the Senior Subordinated Notes, or any payment by the Company to acquire any of the Senior Subordinated Notes for cash, property or securities, or any distribution by the Company with respect to the Senior Subordinated Notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment). Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on the Senior Subordinated Notes upon any such dissolution or winding-up or total liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment), to which the Holders of the Senior Subordinated Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

     No direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) by or on behalf of the Company of principal of, premium, if any, or interest on the Senior Subordinated Notes, whether pursuant to the terms of the Senior Subordinated Notes, upon acceleration, pursuant to an Offer to Purchase or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of the holders of such Designated Senior Indebtedness, then, unless and until such non-payment event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the holders of such Designated Senior Indebtedness, no direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) will be made by or on behalf of the Company of principal of, premium, if any, or interest on the Senior Subordinated Notes, whether pursuant to the terms of the Senior Subordinated Notes, upon acceleration, pursuant to an Offer to Purchase or otherwise, to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the Trustee and ending 179 days thereafter. Notwithstanding anything in the Indenture or in Senior Subordinated Notes to the contrary, (x) in no event will a Payment Blockage

Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and (z) not more than one Payment Blockage Period may be commenced with respect to the Senior Subordinated Notes during any period of 360 consecutive days. No non-payment event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such non-payment event of default has been cured or waived for a period of not less than 90 consecutive days.

     The failure to make any payment or distribution for or on account of the Senior Subordinated Notes by reason of the provisions of the Indenture described under this "Subordination of the Senior Subordinated Notes" heading will not be construed as preventing the occurrence of any Event of Default in respect of the Senior Subordinated Notes. See "Events of Default" below.

     By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders of the Senior Subordinated Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and the Company may be unable to meet fully or at all its obligations with respect to the Senior Subordinated Notes.

     Subject to the restrictions set forth in the Indenture, in the future the Company may issue Senior Indebtedness, including borrowings under the Credit Facility.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to repurchase all or any part of such Holder's Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date), pursuant to the offer described below and the other procedures set forth in the Indenture:

          (a) prior to the earlier to occur of the first public offering of Voting Equity Interests of Holdings or the Company, the Permitted Holders ceased to be entitled (by "beneficial ownership" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Equity Interests, contract or otherwise) to elect or cause the election of directors of the Company having a majority of the total voting power of the Board of Directors of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (a), the Permitted Holders shall be deemed to beneficially own any Voting Equity Interests of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as one or more of the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

          (b) after the first public offering of Voting Equity Interests of Holdings or the Company, any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Permitted Holders, is or becomes the beneficial owner (as defined in clause (a) above), directly or indirectly, of Voting Equity Interests that represents more than 50% of the aggregate ordinary voting power of all classes of the Voting Equity Interests of Holdings or the Company voting together as a single class, and either (x) the Permitted Holders beneficially own (as defined in clause (a) above), directly or indirectly, in the aggregate Voting Equity Interests that represents a lesser percentage of the aggregate ordinary voting power of all classes of the Voting Equity Interests of Holdings or the Company, as the case may be, voting together as a single class, than such other person or group and are not entitled (by voting power, contract or otherwise) to elect directors of Holdings or the Company having a majority of the total voting power of the board of directors of Holdings or the Company, as the case may be, or (y) such other person or group is entitled to elect directors of Holdings or the Company having a majority of the total voting power of the board of directors of Holdings or the Company;

          (c) after the first public offering of Voting Equity Interests of Holdings or the Company, during any period of not greater than two consecutive years beginning after the Issue Date, individuals who at the beginning of such period constituted the board of directors of Holdings or the Company, as the case may be (together with any new directors whose election by such board of directors, or whose nomination for election by shareholders was approved by the Permitted Holders or by such board of directors, in each case by a vote of a majority of the directors of Holdings or the Company, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to have a majority of the total voting power of the board of directors of Holdings or the Company, as the case may be; or

          (d) any sale, lease, or other transfer (in one transaction or in a series of related transactions) is made by the Company of all or substantially all of the consolidated assets of the Company to any Person.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating, among other things:
(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or any portion of such Holder's Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on a Interest Record Date to receive interest on the relevant Interest Payment Date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes or any portion thereof purchased.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company or Holdings would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

     The occurrence of a Change of Control would constitute a default under the Credit Facility. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Senior Subordinated Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the

Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases require in connection with a Change of Control. The Company's failure to purchase the Senior Subordinated Notes in connection with a Change of Control would result in the default under the Indenture.

CERTAIN COVENANTS

     Limitation on Indebtedness. The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except for Permitted Indebtedness; provided, however, that the Company may Incur Indebtedness if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness and the application of the proceeds therefrom, the Consolidated Coverage Ratio would be greater than 2.0 to 1.0 if incurred prior to the second anniversary of the Issue Date and 2.25 to 1.0 if incurred thereafter.

     The limitations contained in the preceding paragraph will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

          (a) Indebtedness outstanding on the Issue Date, including Indebtedness under the Notes;

          (b) Indebtedness of the Company Incurred under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (I) $15 million and (II) the sum of (x) 60% of the book value of inventory of the Company and its Subsidiaries and (y) 85% of the book value of the accounts receivable of the Company and its Subsidiaries, in each case determined in accordance with GAAP;

          (c) Indebtedness of any Subsidiary of the Company owed to and held by the Company or any Wholly Owned Subsidiary, and Indebtedness of the Company owed to and held by any Wholly Owned Subsidiary that is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under any Senior Indebtedness, the Indenture and the Senior Subordinated Notes; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (c) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of the Company or any Subsidiary of the Company referred to in this clause (c) to a Person (other than the Company or a Wholly Owned Subsidiary), (ii) any sale or other disposition of Equity Interests of any Subsidiary which holds Indebtedness of the Company or another Subsidiary;

          (d) Interest Rate Protection Obligations; provided, however, that such Interest Rate Protection Obligations have been entered into for bona fide business purposes and not for speculation;

          (e) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company or any Subsidiary of the Company and other Indebtedness of the Company, in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $5 million or (b) 5% of Total Assets;

          (f) Indebtedness of the Company under Currency Agreements; provided, however, (i) that such Currency Agreements have been entered into for bona fide business purposes and not for speculation and (ii) that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (g) Indebtedness to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness (other than Indebtedness

     Incurred under clauses (b), (c), (d), (e), (f), (h), (i), (j) or (l) of this covenant); provided, however, that (i) any such refinancing shall not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) of the Indebtedness being refinanced, plus the amount of accrued interest thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, (ii) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced; (iii) Indebtedness that is pari passu with the Notes may only be refinanced with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes and Subordinated Indebtedness may only be refinanced with Subordinated Indebtedness; and (iv) Indebtedness of the Company may only be refinanced by Indebtedness of the Company and Indebtedness of a Subsidiary of the Company may only be refinanced by Indebtedness of Subsidiaries or by the Company;

          (h) guarantees by a Subsidiary of the Company of Senior Indebtedness Incurred by the Company or in respect of letters of credit provided to support such Indebtedness so long as the Incurrence of such Indebtedness is otherwise permitted by the terms of the Indenture;

          (i) Indebtedness in respect of judgment, appeal, surety, performance and other like bonds, bankers' acceptances and letters of credit provided by the Company and its Subsidiaries in the ordinary course of business;

          (j) Indebtedness of the Company or any Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, in connection with the acquisition or disposition of any business, assets or Subsidiary of the Company permitted under the Indenture;

          (k) Indebtedness of the Company or the Subsidiaries, to the extent the proceeds thereof are immediately used after the incurrence thereof to purchase Senior Subordinated Notes tendered in an offer to purchase made as a result of a Change of Control;

          (l) Indebtedness of the Company or the Subsidiaries owed to (including obligations in respect of letters of credit for the benefit of) any Person in connection with liability insurance provided by such Person to the Company or any Subsidiary or pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business; and

          (m) Indebtedness of the Company or the Subsidiaries not to exceed $5 million in aggregate principal amount at any time outstanding, which Indebtedness may be incurred pursuant to clause (b) above.

     Limitation on Senior Subordinated Indebtedness. The Company shall not, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Senior Subordinated Notes and subordinate in right of payment to any other Indebtedness of the Company.

     The Company shall not permit any Guarantor to, and no Guarantor shall, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Guaranty of such Guarantor and expressly rank subordinate in right of payment to any Guarantor Senior Indebtedness.

     Limitation on Restricted Payments. The Company shall not, and shall not cause or permit any Subsidiary of the Company to, directly or indirectly,

          (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Subsidiary of the Company or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any

     Subsidiary of the Company (other than any dividends, distributions and payments made to the Company or any Wholly Owned Subsidiary of the Company (and, if such Subsidiary has shareholders other than the Company or another Subsidiary, to its other shareholders on a pro rata basis or on a basis that results in the receipt by the Company or a Subsidiary of dividends or distributions of equal or greater value) and dividends or distributions payable to any Person solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of the Company);

          (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Subsidiary of the Company); or

          (iii) make any Investment in any Person (other than Permitted Investments)

(any such payment or any other action (other than any exception thereto) described in (i), (ii) or (iii) referred to as a "Restricted Payment"), unless

          (a) no Default or Event of Default shall have occurred and be continuing at the time or immediately after giving effect to such Restricted Payment;

          (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "Limitation on Indebtedness" above; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) 50% of cumulative Consolidated Net Income determined for the period (taken as one period) from the beginning of the first fiscal quarter commencing after the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is available (or if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus (2) 100% of the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Subsidiary of the Company) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary of the Company until and to the extent such borrowing is repaid), plus (3) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness of the Company or any Subsidiary of the Company Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of the Company (minus the amount of any cash or property distributed by the Company or any Subsidiary of the Company upon such conversion or exchange), plus (4) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to 100% of the net cash proceeds thereof (or dividends, distributions or interest payments received in cash thereon).

     The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture; (ii) the purchase, redemption, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary of the Company) of, Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for such retired Equity Interests are excluded from clause
(c)(2) of the preceding paragraph (and were not included therein at any time);
(iii) the purchase, redemption,
retirement or other acquisition of Disqualified Equity Interests made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Equity Interests; (iv) payments in lieu of fractional shares in amount not in excess of $250,000 in the aggregate; (v) payments by the Company to Holdings to pay Federal, state and local taxes to the extent such taxes are attributable to the Company and its Subsidiaries; (vi) in each case to the extent such payments by Holdings are attributable to the Company and its Subsidiaries, payments by the Company to Holding not to exceed an amount necessary to permit Holdings to (A) make payments in respect to its indemnification obligations owing to directors, officers or other Persons under Holdings' charter or by-laws or pursuant to written agreements with any such Person, (B) make payments in respect of its other operational expenses (other than taxes) incurred in the ordinary course of business (it being understood that management fees or other similar fees or arrangements shall not be deemed as incurred in the ordinary course of business), or (C) make payments in respect of indemnification obligations and costs and expenses incurred by Holdings in connection with any offering of Common Stock of Holdings;(vii) the purchase, redemption or other acquisition for value of Equity Interests of the Company or Holdings (other than Disqualified Equity Interests) or options on such shares held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) upon the death, disability, retirement or termination of employment of such current or former officers or employees pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such Equity Interests or options were issued or pursuant to a severance, buy-sell or right of first refusal agreement with such current or former officer or employee or payments to Holdings to make such purchase, redemption or other acquisition of such Equity Interests or options; provided, however, that the aggregate cash consideration paid, or distributions made, pursuant to this clause (vii) do not in any one fiscal year exceed $500,000; and
(viii) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with "-- Disposition of Proceeds of Asset Sales" below; provided however, that in the case of each of clauses (ii) through (viii), no Default or Event of Default shall have occurred and be continuing or would arise therefrom.

     In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (vi), (vii) and (viii) of the immediately preceding paragraph shall be included as Restricted Payments. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not cause or permit any Subsidiary of the Company to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions to the Company or any other Subsidiary of the Company on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Subsidiary of the Company, (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Subsidiary of the Company or (c) transfer any of its properties or assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) the Credit Facility as in effect on the Issue Date, any other agreement of the Company or its Subsidiaries outstanding from time to time governing Senior Indebtedness provided that such encumbrances or restrictions are no more adverse to the Company than those contained in the Credit Facility as in effect on the Issue Date, and any other agreement of the Company or its Subsidiaries outstanding on the Issue Date as in effect on the Issue Date and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that any such amendment, restatement, renewal, replacement or refinancing is no more restrictive with respect to such encumbrances or restrictions than those contained in the agreement being amended, restated, reviewed, replaced or refinanced; (ii) applicable law; (iii) any instrument governing Indebtedness or

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

Equity Interests of an Acquired Person acquired by the Company or any Subsidiary of the Company as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Subsidiary of the Company, or the properties or assets of the Company or any Subsidiary of the Company, other than the Acquired Person; (iv) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (v) Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired; (vi) any agreement for the sale or disposition of the Equity Interests or assets of any Subsidiary of the Company; provided, however, that such encumbrances and restrictions described in this clause (vi) are only applicable to such Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "Disposition of Proceeds of Asset Sales" below to the extent applicable thereto; (vii) refinancing Indebtedness permitted under clause (g) of the second paragraph of "Limitation on Indebtedness" above; provided, however, that such encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing such Indebtedness being refinanced immediately prior to such refinancing; (viii) security agreements or mortgages securing Indebtedness of a Subsidiary which are not prohibited by the covenant described under "-- Limitation on Liens" to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such security agreements or mortgages; or (ix) the Indenture.

     Limitation on Liens. The Company shall not, and shall not cause or permit any Subsidiary of the Company to, directly or indirectly, Incur any Liens of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made to secure the Senior Subordinated Notes and all other amounts due under the Indenture, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Senior Subordinated Notes prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing Senior Indebtedness and (ii) Permitted Liens.

     Disposition of Proceeds of Asset Sales. The Company shall not, and shall not cause or permit any Subsidiary of the Company to, directly or indirectly, make any Asset Sale, unless (i) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (ii) at least 75% of such consideration consists of (A) cash or Cash Equivalents or (B) properties and capital assets that replace the properties and assets that were the subject of such Asset Sale or in properties and capital assets that will be used in the business of the Company and its Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (as determined in good faith by the Company's Board of Directors) ("Replacement Assets"), provided that if the property or assets subject to such Asset Sale were directly owned by the Company such Replacement Assets also shall be so directly owned. Each of (w) the amount of any Indebtedness (other than any Subordinated Indebtedness) of the Company or any Subsidiary of the Company that is actually assumed by the transferee in such Asset Sale and from which the Company and its Subsidiaries are fully and unconditionally released, (x) securities received by the Company or any Subsidiary from the transferee that are immediately converted by the Company or such Subsidiary into cash or Cash Equivalents, (y) Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Subsidiary is released from any guarantee of such Indebtedness in connection with such Asset Sale, and (z) consideration consisting of Indebtedness of the Company or any Subsidiary, shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or its Subsidiaries.

     The Company or such Subsidiary of the Company, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to reduce Senior Indebtedness or (ii) make an Investment in Replacement Assets.

     To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied as described in clause (i) or (ii) of the immediately preceding paragraph within the time periods set forth therein (the "Net Proceeds Utilization Date") (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 30 days after such Net Proceeds Utilization Date, make an Offer to Purchase all outstanding Senior Subordinated Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $5 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $5 million, shall be applied as required pursuant to this paragraph.

     With respect to any Offer to Purchase effected pursuant to this covenant, among the Senior Subordinated Notes, to the extent the aggregate principal amount of Senior Subordinated Notes tendered pursuant to such Offer to Purchase exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Senior Subordinated Notes shall be purchased pro rata based on the aggregate principal amount of such Senior Subordinated Notes tendered by each Holder. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Senior Subordinated Notes tendered by the Holders of the Senior Subordinated Notes pursuant to such Offer to Purchase, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not required to be applied to repurchase Senior Subordinated Notes tendered pursuant to such Offer for any purpose consistent with the other terms of the Indenture.

     In the event that the Company makes an Offer to Purchase the Senior Subordinated Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

     Each Holder shall be entitled to tender all or any portion of the Senior Subordinated Notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of Note tendered must be tendered in an integral multiple of $1,000 principal amount and subject to any proration among tendering Holders as described above.

     Merger, Sale of Assets, etc. The Indenture will provide that the Company shall not consolidate with or merge with or into any other entity and the Company shall not and shall not cause or permit any Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company's and its Subsidiaries' properties and assets (determined on a consolidated basis for the Company and its Subsidiaries) to any entity in a single transaction or series of related transactions, unless: (i) either (x) the Company shall be the Surviving Person or (y) the Surviving Person (if other than the Company) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture and the Exchange and Registration Rights Agreement to be performed or observed on the part of the Company; and (ii) immediately thereafter, no Default or Event of Default shall have occurred and be continuing.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Subsidiaries of the Company the Equity Interests of which constitutes all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

     Transactions with Affiliates. The Company shall not, and shall not cause or permit any Subsidiary of the Company to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates (each an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms which are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party and
(ii) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or other consideration having a Fair Market Value in excess of $1 million, a majority of the disinterested members of the Board of Directors of the Company shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions. In addition, any Affiliate Transaction involving aggregate payments or other consideration having a Fair Market Value in excess of $7.5 million will also require a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or its Subsidiaries involved in such Affiliate Transaction, as the case may be.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and any Wholly Owned Subsidiary or between or among Wholly Owned Subsidiaries; (ii) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or agents of the Company, Holdings or any Subsidiary of the Company as determined in good faith by the Company's Board of Directors; (iii) any transactions undertaken pursuant to any contractual obligations in existence on the Issue Date (as in effect on the Issue Date); (iv) any Restricted Payments or Permitted Investments made in compliance with "Limitation on Restricted Payments" above; (v) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors to employees of the Company or its Subsidiaries who are not otherwise Affiliates of the Company; and (vi) loans or advances to employees that are Affiliates of the Company in the ordinary course of business, but in any event not to exceed $750,000 in the aggregate outstanding at any one time.

     Limitation on the Sale or Issuance of Equity Interests of Subsidiaries. The Company shall not sell any Equity Interest of a Subsidiary of the Company, and shall not cause or permit any Subsidiary of the Company, directly or indirectly, to issue or sell any Equity Interests (other than directors' qualifying shares, to the extent mandated by applicable law), except to the Company or a Wholly Owned Subsidiary. Notwithstanding the foregoing, the Company is permitted to sell all the Equity Interest of a Subsidiary of the Company as long as the Company is in compliance with the terms of the covenant described under "Disposition of Proceeds of Asset Sales" and, if applicable, "Merger, Sale of Assets, Etc." above.

     Restriction on Transfer of Assets to Subsidiaries. The Indenture will provide that if the Company transfers or causes to be transferred, in one or a series of related transactions, assets to any one or more Subsidiaries of the Company so that, after giving effect to such transfer, either (x) more than 15% of the Company's consolidated total assets are owned by Subsidiaries of the Company or (y) more than 15% of the Company's Consolidated EBITDA is derived from Subsidiaries of the Company, the Company shall cause such Subsidiaries to
(i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiaries shall unconditionally guarantee, on a senior subordinated basis, all the Company's obligations under the Notes and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly executed and delivered by such Subsidiaries; provided that if no Default or Event of Default shall have occurred or be continuing, and neither condition (x) or (y) is then met, such guarantees will automatically, with no action required on behalf of the Company or its Subsidiaries be released.

     Provision of Financial Information. Following the effectiveness of the Exchange Offer Registration Statement, whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such
Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) (i) transmit (or cause to be transmitted) by mail to all Holders, as their names and addresses appear in the Note register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder. In addition, for so long as any Senior Subordinated Notes remain outstanding and prior to the later of the consummation of the Exchange Offer and the filing of the Initial Shelf Registration Statement, if required, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such Holder.

EVENTS OF DEFAULT

     The occurrence of any of the following will be defined as an "Event of Default" under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Senior Subordinated Note when due (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Senior Subordinated Notes" above); (b) failure to pay any interest on any Senior Subordinated Note when due, continued for 30 days or more (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Senior Subordinated Notes" above); (c) default in the payment of principal of or interest on any Senior Subordinated Note required to be purchased pursuant to any Offer to Purchase required by the Indenture when due and payable or failure to pay on the Purchase Date the Purchase Price for any Senior Subordinated Note validly tendered pursuant to any Offer to Purchase (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Senior Subordinated Notes" above); (d) failure to perform or comply with any of the provisions described under "Certain Covenants -- Merger, Sale of Assets, etc." above; (e) failure to perform any other covenant, warranty or agreement of the Company under the Indenture or in the Senior Subordinated Notes, continued for 30 days or more after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Senior Subordinated Notes; (f) default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount of $5.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure by the Company or any of its Subsidiaries to pay principal when due at the stated maturity of any such Indebtedness and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Subsidiaries in an amount of $5.0 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; or (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Senior Subordinated Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

     If an Event of Default with respect to the Senior Subordinated Notes (other than an Event of Default described in clause (h) of the preceding paragraph) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Senior Subordinated Notes, by notice in writing to the Company may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding Senior Subordinated Notes to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the Indenture or the Senior Subordinated Notes to the contrary, shall become immediately due and payable. If an Event or Default specified in clause (h) of the preceding paragraph occurs under the Indenture, the Senior Subordinated Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Senior Subordinated Notes.

     Any such declaration with respect to the Senior Subordinated Notes may be rescinded and annulled by the Holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes upon the conditions provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver" below.

     The Indenture will provide that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Senior Subordinated Notes outstanding becomes known to it, give the Holders of the Senior Subordinated Notes thereof notice of all uncured Defaults or Events of Default thereunder known to it; provided, however, that, except in the case of a Default or an Event of Default in payment with respect to the Senior Subordinated Notes or a Default or Event of Default in complying with "Certain Covenants -- Merger, Sale of Assets, etc." above, the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders of the Senior Subordinated Notes.

     No Holder of any Senior Subordinated Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% of the aggregate principal amount of the outstanding Senior Subordinated Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding, and the Trustee shall have not have received from the Holders of a majority in aggregate principal amount of such outstanding Senior Subordinated Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of such a Senior Subordinated Note for enforcement of payment of the principal of and premium, if any, or interest on such Senior Subordinated Note on or after the respective due dates expressed in such Senior Subordinated Note.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATOR, MANAGER AND STOCKHOLDERS

     No director, officer, employee, incorporator, manager or stockholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company under the Senior Subordinated Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Subordinated Notes by accepting a Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Senior Subordinated Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Senior Subordinated Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Senior Subordinated Notes when such payments are due, (ii) the Company's obligations with respect to the Senior Subordinated Notes concerning issuing temporary Senior Subordinated Notes, registration of Senior Subordinated Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Subordinated Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, United States Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Senior Subordinated Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the Incurrence of Indebtedness, all or a portion of which will be used to defease the Senior Subordinated Notes concurrently with such Incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of the deposit and that no Holder is an insider of the Company, after the 91st day following the date of the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the Opinion of Counsel required by clause (ii) above need not be delivered if all Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable on the maturity date within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

GOVERNING LAW

     The Indenture and the Senior Subordinated Notes will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes); provided, however, that no such modification or amendment to the Indenture may, without the consent of the Holder of each Senior Subordinated Note affected thereby, (a) change the Stated Maturity of the principal of or any installment of interest on any such Senior Subordinated Note or alter the optional redemption or repurchase provisions of any such Senior Subordinated Note or the Indenture in a manner adverse to the Holders of the Senior Subordinated Notes; (b) reduce the principal amount of (or the premium of) any such Senior Subordinated Note; (c) reduce the rate of or extend the time for payment of interest on any such Senior Subordinated Note; (d) change the place or currency of payment of principal of (or premium) or interest on any such Senior Subordinated Note; (e) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Senior Subordinated Notes subject thereto) or the right of the Holders of Senior Subordinated Notes to institute suit for the enforcement of any payment on or with respect to any such Senior Subordinated Note or the modification and amendment provisions of the Indenture and the Senior Subordinated Notes (other than to add sections of the Indenture or the Senior Subordinated Notes which may not be modified, amended, supplemented or waived without the consent of each Holder affected); (f) reduce the percentage of the principal amount of outstanding Senior Subordinated Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Senior Subordinated Notes or for waiver of any Default in respect thereof; (g) waive a Default in the payment of principal of, interest on, or redemption payment with respect to, the Senior Subordinated Notes (except a rescission of acceleration of the Senior Subordinated Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (h) modify the ranking or priority of any Senior Subordinated Note or the Guaranty in respect of any Guarantor or modify the definition of Senior Indebtedness or Guarantor Senior Indebtedness or amend or modify the subordination provisions of the Indenture in any manner adverse to the Holders of the Senior Subordinated Notes; (i) release any Guarantor from any of its obligations under its Guaranty or the Indenture otherwise than in accordance with the Indenture or (j) modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make an Offer to Purchase in a manner materially adverse to the Holders of Senior Subordinated Notes affected thereby otherwise than in accordance with the Indenture.

     The Holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes, on behalf of all Holders of Senior Subordinated Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Senior Subordinated Notes, on behalf of all Holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Senior Subordinated Notes tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Senior Subordinated Note that is affected.

THE TRUSTEE

     Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any other obligor upon the Senior Subordinated Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Subsidiary of the Company or is merged or consolidated with or into the Company or any Subsidiary of the Company.

     "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

     "Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Subsidiary of the Company to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Subsidiary of the Company, in either case pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated with or merged into the Company or any Subsidiary of the Company or (ii) any acquisition by the Company or any Subsidiary of the Company of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

     "Additional Interest" has the meaning provided in Section 4(a) of the Registration Rights Agreement.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company in one transaction or a series of related transactions, of (i) any Equity Interest of any Subsidiary of the Company (other than directors' qualifying shares, to the extent mandated by applicable law);
(ii) any assets of the Company or any Subsidiary of the Company which constitute substantially all of an operating unit or line of business of the Company or any Subsidiary of the Company; or (iii) any other property or asset of the Company or any Subsidiary of the Company outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). For the purposes of this definition, the term "Asset Sale" shall not include (a) any transaction consummated in compliance with "Certain Covenants -- Merger, Sale of Assets, etc." above and the creation of any Lien not prohibited by "Certain
Covenants -- Limitation on Liens" above; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Subsidiary of the Company, as the case may be; and (c) any transaction consummated in compliance with "Certain Covenants -- Limitation on Restricted Payments" above. In addition, solely for purposes of "Certain Covenants -- Disposition of Proceeds of Asset Sales" above, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $500,000 in any fiscal year, shall be deemed not to be an Asset Sale.

     "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted according to GAAP at the cost of indebtedness implied in the lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

     "Board of Directors" means the Board of Directors of Holdings, the Company, any Guarantor or Person, as the case may be, or any authorized committee of such Board of Directors.

     "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

     "Cash Equivalents" means: (a) U.S. dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof or any state government having maturities of not more than one year from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $250 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, and in each case maturing within one year after the date of acquisition; (f) Investments in mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above and (g) in the case of any Subsidiary of the Company whose jurisdiction of incorporation is not the United States or any state thereof or the District of Columbia,
Investments: (i) in direct obligations of the sovereign nation (or any agency thereof) in which such foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) or (ii) of the type and maturity described in clauses (a) and (b) above of foreign obligors, which Investment or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

     "Citicorp" means Citicorp, a Delaware corporation.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the four quarter period of the most recent four consecutive fiscal quarters ending prior to the date of such determination (the "Four Quarter Period") to (ii) Consolidated Net Interest Expense for such Four Quarter Period; provided, however, that (1) if the Company or any Subsidiary of the Company has incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Net Interest Expense for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness and the application of the proceeds thereof as if such Indebtedness had been Incurred on the first day of such Four Quarter Period and the discharge of any other Indebtedness repaid, repurchased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Four Quarter Period, (2) if since the beginning of such Four Quarter Period the Company or any Subsidiary of the Company shall have made any Asset Sale, the Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period and Consolidated Net Interest Expense for such Four Quarter Period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Subsidiary of the Company repaid, repurchased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Sale for such Four Quarter Period (or, if the Equity Interests of any Subsidiary of the Company are sold, the Consolidated Net Interest Expense for such Four Quarter Period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such Four Quarter Period the Company or any Subsidiary of the Company (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any Person that becomes a Subsidiary of the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Net Interest Expense for such Four Quarter Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Four Quarter Period and (4) if since the beginning of such Four Quarter Period any Person (that subsequently became a Subsidiary or was merged with or into the Company or any Subsidiary of the Company since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Subsidiary of the Company during such Four

Quarter Period, Consolidated EBITDA and Consolidated Net Interest Expense for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on, with respect to any Investment or acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the day prior to the first day of such Four Quarter Period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Net Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with Regulation S-X under the Securities Act as in effect on the date of such calculation. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Interest Rate Protection Obligations are outstanding applicable to such Indebtedness if such agreement under which such Interest Rate Protection Obligations are outstanding has a remaining term as at the date of determination in excess of 12 months); provided, however, that the Consolidated Net Interest Expense of the Company attributable to interest on any Indebtedness Incurred under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period.

     "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense for such period;
(ii) Consolidated Interest Expense for such period; and (iii) Consolidated Non-cash Charges for such period less all non-cash items increasing Consolidated Net Income for such period.

     "Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to the Company for any period, without duplication, the sum of (i) the interest expense of the Company and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (e) all capitalized interest and (f) interest on Indebtedness of another Person that is guaranteed by the Company or any Subsidiary of the Company actually paid by the Company or any Subsidiary of the Company, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Company and its Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such person is not a Subsidiary of the Company, except the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (loss) of any person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (but not loss) of any Subsidiary of the Company if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company to the extent of such restrictions; (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or its Subsidiaries (including pursuant to any sale/leaseback transaction) outside of the ordinary course of business including, without limitation, on or with respect to Investments (and excluding dividends, distributions or interest thereon);

(v) any extraordinary gain or loss; (vi) the cumulative effect of a change in accounting principles after the Issue Date; and (vii) any restoration to income of any contingency reserve of an extraordinary, non-recurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date.

     "Consolidated Net Interest Expense" means, with respect to the Company for any period, Consolidated Interest Expense for such period reduced by the sum of
(x) consolidated interest income of the Company and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP and (y) the amortization of any premiums, fees and other similar expenses incurred in connection with any financings or any other permitted Incurrence of Indebtedness for such period to the extent included in Consolidated Interest Expense for such period.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period the sum of (A) depreciation, (B) amortization and (C) other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding, for purposes of clause (C) only, such charges which require an accrual of or a reserve for cash charges for any future period.)

     "Credit Facility" means the Credit Facility, dated as of November 10, 1997, between the Company, the lenders named therein, and The Chase Manhattan Bank, as Administrative Agent, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor, whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantee and note agreements and other instruments and agreements executed in connection therewith.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

     "CVC" means Citicorp Venture Capital, Ltd., a New York corporation.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Depository" means, with respect to the Notes issued in the form of one or more Global Securities, The Depository Trust Company or another Person designated as Depository by the Company, which must be a clearing agency under the Exchange Act.

     "Designated Senior Indebtedness" means (a) any Indebtedness outstanding under the Credit Facility and (b) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $15 million, if the instrument governing such Senior Indebtedness expressly states that such Indebtedness is "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

     "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding.

     "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "Expiration Date" has the meaning set forth in the definition of "Offer to Purchase" below.

     "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset shall be determined conclusively by the Board of Directors of the Company acting in good faith, and shall be evidenced by resolutions of the Board of Directors of the Company.

     "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Coverage Ratio" above.

     "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. The term "guarantee" used as a verb has a corresponding meaning.

     "Guarantor" means each Subsidiary, formed, created or acquired after the Issue Date, required to be a Guarantor pursuant to "Certain
Covenants -- Restriction on Transfer of Assets to Subsidiaries" above.

     "Guarantor Senior Indebtedness" means, with respect to any Guarantor, at any date, (a) all Interest Rate Protection Obligations of such Guarantor; (b) all Obligations of such Guarantor under stand-by letters of credit; and (c) all other Indebtedness of such Guarantor for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness unless the instrument under which such Indebtedness of such Guarantor for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to such Guarantor's Guaranty, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness between or among such Guarantor and any Subsidiary of the Company;
(c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of the Indenture; provided, however, that such Indebtedness shall be deemed not to have been Incurred in violation of the Indenture for purposes of this clause (d) if the holder(s) of such Indebtedness or their representative or the Company shall have furnished to the Trustee an opinion of independent legal counsel unqualified in all material respects, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an Officers' Certificate of the Company) to the effect that the Incurrence of such Indebtedness does not violate the provisions of this Indenture; (e) Indebtedness evidenced by such Guarantor's Guaranty; (f) Indebtedness of such Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness of such

Guarantor; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements; (h) any obligation that by operation of law is subordinate to any general unsecured obligations of such Guarantor; and (i) any existing indebtedness.

     "Holders" means the registered holders of the Notes.

     "Holdings" means Airxcel Holdings Corporation, a Delaware corporation.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Subsidiary of the Company (or is merged into or consolidated with the Company or any Subsidiary of the Company), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Subsidiary of the Company (or being merged into or consolidated with the Company or any Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Subsidiary or merges into or consolidates with the Company or any Subsidiary.

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business); (e) every Capital Lease Obligation of such Person; (f) every net obligation under Interest Rate Protection Obligations or similar agreements or Currency Agreements of such Person; (g) Attributable Indebtedness; (h) every obligation of the type referred to in clauses (a) through (g) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (i) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through
(h) above. Indebtedness (i) shall not be calculated taking into account any cash and Cash Equivalents held by such Person; (ii) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; (iii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination; and (iv) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business.

     "Independent Financial Advisor" means a nationally recognized accounting, appraisal, investment banking firm or consultant which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

     "interest" means, with respect to the Senior Subordinated Notes, the sum of any cash interest and any Additional Interest on the Senior Subordinated Notes.

     "Interest Payment Date" means each semiannual interest payment date on May 15 and November 15 of each year commencing May 15, 1998.

     "Interest Rate Protection Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Interest Record Date" for the interest payable on any Interest Payment Date (except a date for payment of defaulted interest) means May 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date.

     "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. For purposes of the "Limitation on Restricted Payments" covenant above, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided, however, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Board of Directors (or comparable body) of the Person making such transfer.

     "Issue Date" means the original issue date of the Notes.

     "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Management Investors" means Melvin L. Adams, Gregory G. Guinn, Paul Mechler, Richard L. Schreck, T. K. Sellers, Jr., David L. Shuford, Lonnie L. Snook and George D. Wyers.

     "Maturity Date" means the date, which is set forth on the face of the Senior Subordinated Notes, on which the Senior Subordinated Notes will mature.

     "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Subsidiary of the Company in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(d) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale; including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and (e) with respect to Asset Sales by Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Subsidiary.

     "Net Proceeds Utilization Date" has the meaning set forth in the second paragraph under "Certain Covenants Disposition of Proceeds of Asset Sales" above.

     "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offer" has the meaning set forth in the definition of "Offer to Purchase" below.

     "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each holder at his address appearing in the register for the Senior Subordinated Notes on the date of the Offer offering to purchase up to the principal amount of Senior Subordinated Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 60 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of Senior Subordinated Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 5 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Senior Subordinated Notes pursuant to the Offer to Purchase. The Offer shall also state: (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made; (2) the Expiration Date and the Purchase Date; (3) the aggregate principal amount of the outstanding Senior Subordinated Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount"); (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Senior Subordinated Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price"); (5) that the Holder may tender all or any portion of the Senior Subordinated Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount; (6) the place or places where Senior Subordinated Notes are to be surrendered for tender pursuant to the Offer to Purchase; (7) that interest on any Senior Subordinated Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue; (8) that on the Purchase Date the Purchase Price will become due and payable upon each Senior Subordinated Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date; (9) that each Holder electing to tender all or any portion of a Senior Subordinated Note pursuant to the Offer to Purchase will be required to surrender such Senior Subordinated Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Senior Subordinated Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing); (10) that

Holders will be entitled to withdraw all or any portion of Senior Subordinated Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Senior Subordinated Note the Holder tendered, the certificate number of the Senior Subordinated Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender; (11) that (a) if Senior Subordinated Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Senior Subordinated Notes and (b) if Senior Subordinated Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Senior Subordinated Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Senior Subordinated Notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased); and (12) that in the case of any Holder whose Senior Subordinated Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Senior Subordinated Note without service charge, a new Senior Subordinated Note or Senior Subordinated Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Senior Subordinated Note so tendered.

     An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

     "Officer" means the Chairman, any Vice Chairman, the President, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Company.

     "Officers' Certificate" means a certificate signed by two Officers or by an Officer and an Assistant Treasurer of Assistant Secretary of the Company complying with certain provisions of the Indenture.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Permitted Holder" means (i) CVC and its Affiliates; (ii) the Management Investors; and (iii) their respective Permitted Transferees.

     "Permitted Indebtedness" has the meaning set forth in the second paragraph of "Certain Covenants-Limitation on Indebtedness" above.

     "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Protection Obligations and Currency Agreements; (d) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers, in each case arising in the ordinary course of business; (e) Investments in the Company or a Subsidiary of the Company and Investments in a Person that, as a result of or in connection with such Investment, is merged with or into or consolidated with the Company or a Subsidiary; (f) Investments paid for in Common Stock of the Company; (g) loans or advances to officers or employees of the Company and its Subsidiaries in the ordinary course of business for bona fide business purposes of the Company and its Subsidiaries (including travel and moving expenses) not in excess of $500,000 in the aggregate at any one time outstanding and (h) other Investments that do not exceed $5 million in the aggregate at any one time.

     "Permitted Junior Securities" means any securities of the Company or any other Person that are (i) equity securities without special covenants or (ii) debt securities expressly subordinated in right of payment to all Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes or the Guaranties, as the case may be, are subordinated as provided in the Indenture, in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the Senior Subordinated Notes on the date of the Indenture, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Senior Subordinated Notes on the date of the Indenture and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, (as modified by the plan of reorganization of readjustment pursuant to which such securities are issued).

     "Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided, however, that such Liens were in existence prior to such merger or consolidation and were not incurred in contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Subsidiary of the Company other than the property or assets subject to the Liens prior to such merger or consolidation; (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date and Liens in favor of the lenders under the Credit Facility; (d) Liens securing only the Notes; (e) Liens in favor of the Company or any Subsidiary of the Company;
(f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and its Subsidiaries; (h) Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business; (i) Liens securing Indebtedness consisting of Capitalized Lease Obligations, Purchase Money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or its Subsidiaries, or repairs, additions or improvements to such assets, provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvements thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or its Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "Certain Covenants-Limitation on Indebtedness" above and (IV) such Liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement; and (j) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancings") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto).

     "Permitted Transferee" means (a) with respect to CVC (i) Citicorp, any direct or indirect wholly owned subsidiary of Citicorp, and any officer, director or employee of CVC, Citicorp or any wholly owned subsidiary of Citicorp, (ii) any spouse or lineal descendent (including by adoption and stepchildren) of the officers, directors and employees to, in clause (a)(i) above or (iii) any trust, corporation or partnership 100% in interest of the beneficiaries, stockholders or partners of which consists of one or more of the persons described in clause (a)(i) or (ii) above and (b) with respect to any officer or employee of Holdings or the Company or a subsidiary of the Company
(i) any spouse or lineal descendent (including by adoption and stepchildren) of such officer or employee and (ii) any trust, corporation or partnership 100% in interest of the beneficiaries, stockholders or partners of which consists of such officer or employee or any of the persons described in clause (b)(i) above or any combination thereof.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

     "Preferred Equity Interest," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

     "Principal" of a debt security means the principal of the security plus, when appropriate, the premium, if any, on the security.

     "Public Equity Offering" means, with respect to the Company, an underwritten public offering of Qualified Equity Interests of the Company or Holdings pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8); provided, however, that if any such offering is the Offering of Qualified Equity Interests of Holdings, only the net proceeds that are contributed to the Company shall be taken into consideration for purposes of this definition.

     "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase" above.

     "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase" above.

     "Purchase Money Indebtedness" means Indebtedness of the Company or any Subsidiary of the Company Incurred for the purpose of financing in the ordinary course of business all or any part of the purchase price or the cost of construction or improvement of any property related to the business of the Company (including Equity Interests and the assets of an ongoing business); provided, however, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

     "Purchase Price" has the meaning set forth in the definition of "Offer to Purchase" above.

     "Qualified Equity Interest" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

     "Redemption Date" when used with respect to any Senior Subordinated Note to be redeemed, means the date fixed for such redemption pursuant to the Indenture.

     "Replacement Assets" has the meaning set forth in the first paragraph under "Certain Covenants -- Disposition of Proceeds of Asset Sales" above.

     "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any real or tangible personal Property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing.

     "SEC" or "Commission" means the Securities and Exchange Commission.

     "Senior Indebtedness" means, at any date, (a) all Obligations of the Company under the Credit Facility; (b) all Interest Rate Protection Obligations of the Company and all Obligations of the Company under Currency Agreements; (c) all Obligations of the Company under stand-by letters of credit; and (d) all other Indebtedness of the Company, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Company is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Senior Subordinated Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between the Company and any Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of the Indenture;
(e) Indebtedness evidenced by the Senior Subordinated Notes; (f) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements; and (h) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company. No Indebtedness shall be deemed to be subordinated to other Indebtedness solely because such other Indebtedness is secured.

     "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Stated Maturity" means, when used with respect to any Senior Subordinated Note or any installment of interest thereon, the date specified in such Senior Subordinated Note as the fixed date on which the principal of such Senior Subordinated Note or such installment of interest is due and payable.

     "Subordinated Indebtedness" means, with respect to the Company or any Guarantor, any Indebtedness of the Company or such Guarantor, as the case may be, which is expressly subordinated in right of payment to the Senior Subordinated Notes or such Guarantor's Guaranty, as the case may be.

     "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

     "Total Assets" means, at any date of determination, the total consolidated assets of the Company and its Subsidiaries, as determined in accordance with GAAP.

     "United States Government Obligations" means direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

     "Unutilized Net Cash Proceeds" has the meaning set forth in the third paragraph under "Certain Covenants Disposition of Proceeds of Asset Sales" above.

     "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" means any Subsidiary of the Company all of the outstanding Voting Equity Interests (other than directors" qualifying shares) of which are owned, directly or indirectly, by the Company.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Notes were originally sold by the Company on November 10, 1997 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. As a condition to the Purchase Agreement, the Company entered into the Exchange and Registration Rights Agreement with the Initial Purchaser pursuant to which the Company has agreed to: (i) file with the Commission on or prior to 45 days after the date of issuance of the Notes (the "Issue Date") a registration statement on Form S-1 or Form S-4, if the use of such form is then available (the "Exchange Offer Registration Statement") relating to a registered exchange offer (the "Exchange Offer") for the Notes under the Securities Act and (ii) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Transfer Restricted Securities for the Exchange Notes that are identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Notes. For each Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the date of its original issue.

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Company believes that the Exchange Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     If (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, the Company is not permitted to effect the Exchange Offer as contemplated hereby, (ii) any Securities validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Securities within 195 days after the Issue Date, (iii) any Initial Purchaser so requests with respect to Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Notes to participate in the Exchange Offer, (v) any holder of Notes that participates in the Exchange Offer does not receive freely transferable Exchange Notes in exchange for tendered Notes, or (vi) the Company so elects, then the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged for a freely transferable Exchange
Note in the Exchange Offer; (ii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such

Note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

     The Company will use its reasonable best efforts to have the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will commence the Exchange Offer and will use its reasonable best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 195 days after the Issue Date. If applicable, the Company will use its reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date.

     If (i) the applicable Registration Statement is not filed with the Commission on or prior to 45 days after the Issue Date; (ii) the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective within 150 days after the Issue Date; (iii) the Exchange Offer is not consummated on or prior to 195 days after the Issue Date or (iv) the Shelf Registration Statement is filed and declared effective within 150 days after the Issue Date but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the Notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed, the Exchange Offer Registration Statement is declared effective and the Exchange Offer is consummated or the Shelf Registration Statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

     The Company (i) shall make available for a period of 180 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expense of one counsel to the holders of the Notes) and will indemnify certain holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of Notes who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to make representations in the Letter of Transmittal that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business; (ii) it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and
(iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. The Commission has taken the position and the Company believes that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Exchange and Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities (an "Exchanging Dealer"), it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     Holders of the Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

     For so long as the Notes are outstanding, the Company will continue to provide to holders of the Notes and to prospective purchasers of the Notes the information required by Rule 144A(d)(4) under the Securities Act.

     The foregoing description of the Exchange and Registration Rights Agreement contains a discussion of all material elements thereof, but does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement. The Company will provide a copy of the Exchange and Registration Rights Agreement to prospective purchasers of Notes identified to the Company by an Initial Purchaser upon request.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Exchange and Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $90,000,000 aggregate principal amount of Notes were outstanding. The Company has fixed the close of business on April 7, 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on May 13, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Notwithstanding the foregoing, the Company will not extend the Expiration Date beyond May 20, 1998.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from their date of issuance. Holders of Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on May 15, 1998. Interest on the Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

     Interest on the Exchange Notes is payable semi-annually on each May 15 and November 15, commencing on May 15, 1998.

PROCEDURES FOR TENDERING

     Only a holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Notes, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Notes by causing such Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     The Depositary and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Notes to the Depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Depositary.

     The term "Agent's Message" means a message transmitted by DTC, received by the Depositary and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Pen-Tab may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Depositary, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

     Notwithstanding the foregoing, in order to validly tender in the Exchange Offer with respect to Securities transferred pursuant to ATOP, a DTC participant using ATOP must also properly complete and duly execute the applicable Letter of Transmittal and deliver it to the Depositary. Pursuant to authority granted by DTC, any DTC participant which has Notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly provide a tender as though it were the registered holder by so completing, executing and delivering the applicable Letter of Transmittal to the Depositary. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends, to notify holders of defects or irregularities with respect to tenders of Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the

Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Notes (see
"-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

        United States Trust Company of New York
        114 West 47th Street
        New York, New York 10036-1532

     Delivery to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALES OF THE EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion (including the opinion of special counsel described below) is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

     Kirkland & Ellis, special counsel to the Company, has advised the Company that in its opinion, the exchange of the Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Notes for Exchange Notes pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until
            , 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

     Certain legal matters in connection with the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Kirkland & Ellis, New York, New York.

                                    EXPERTS

     The balance sheets of Airxcel, Inc., (formerly known as Recreational Vehicle Products, Inc.) as of December 31, 1996 and 1997 and the statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, included in this Prospectus and Exchange Offer Registration, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheet of Crispaire Corporation as of October 31, 1997 and the statements of operations, changes in stockholders' equity and cash flows for the year then ended, included in this Prospectus and Exchange Offer Registration, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheets of Crispaire Corporation as of October 31, 1995 and 1996 and the statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended October 31, 1996, included in this Prospectus and Exchange Offer Registration, have been included herein in reliance on the report of Maudlin & Jenkins, LLC, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheets of KODA Enterprises Group, Inc. as of April 30, 1996 and 1997 and the consolidated statements of operations and cash flows for each of the three years in the period ended April 30, 1997 included in this Prospectus and Exchange Offer Registration, have been audited by Arthur Andersen LLP, independent accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

AIRXCEL                                                       PAGE
-------                                                       ----
Report of Coopers & Lybrand L.L.P., Independent
  Accountants...............................................   F-2
Balance Sheets as of December 31, 1996, and 1997............   F-3
Statements of Operations for the years ended December 31,
  1995, 1996, and 1997......................................   F-4
Statements of Changes in Stockholder's Equity (Deficiency)
  for the years ended December 31, 1995, 1996, and 1997.....   F-5
Statements of Cash Flows for the years ended December 31,
  1995, 1996, and 1997......................................   F-6
Notes to Financial Statements...............................   F-8
CRISPAIRE
----------
Report of Mauldin & Jenkins, LLC, Independent Accountants...  F-20
Balance Sheets as of October 31, 1995 and 1996..............  F-21
Statements of Income for the years ended October 31, 1994,
  1995 and 1996.............................................  F-22
Statements of Stockholders' Equity for the years ended
  October 31, 1994, 1995 and 1996...........................  F-23
Statements of Cash Flows for the years ended October 31,
  1994, 1995 and 1996.......................................  F-24
Notes to Financial Statements...............................  F-25
Report of Coopers & Lybrand L.L.P., Independent
  Accountants...............................................  F-30
Balance Sheet as of October 31, 1997........................  F-31
Statement of Operations for the year ended October 31,
  1997......................................................  F-32
Statement of Changes in Stockholders' Equity for the year
  ended October 31, 1997....................................  F-33
Statement of Cash Flows for the year ended October 31,
  1997......................................................  F-34
Notes to Financial Statements...............................  F-35
KODA
Report of Arthur Andersen LLP, Independent Accountants......  F-39
Balance Sheets as of April 30, 1996, 1997 and December 31,
  1997 (unaudited)..........................................  F-40
Statements of Operations for the years ended April 30, 1995,
  1996, 1997, and for the eight months ended December 31,
  1996 and 1997 (unaudited).................................  F-41
Statements of Cash Flows for the years ended April 30, 1995,
  1996, 1997, and for the eight months ended December 31,
  1996 and 1997 (unaudited).................................  F-42
Notes to Financial Statements...............................  F-43

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder
Airxcel, Inc.

     We have audited the accompanying balance sheets of Airxcel, Inc. (formerly known as Recreational Vehicle Products, Inc.) as of December 31, 1996 and 1997, and the related statements of operations, changes in stockholder's equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Airxcel, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND, L.L.P.

Kansas City, Missouri
January 30, 1998

                                 AIRXCEL, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1996            1997
                                                              ------------    -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    226,431    $  9,691,097
  Accounts receivable, net of allowances for doubtful
     accounts of $20,000 and $39,846, respectively..........     3,693,910       8,309,674
  Inventory.................................................     6,421,396      13,128,909
  Prepaid expenses..........................................        90,372         127,816
  Income taxes receivable...................................     1,209,263         175,545
  Deferred income taxes.....................................       427,035       3,004,385
  Net assets of discontinued operations held for sale.......     6,421,293              --
                                                              ------------    ------------
          Total current assets..............................    18,489,700      34,437,426
                                                              ------------    ------------
Property, plant and equipment, net..........................     3,058,227       8,692,566
Computer software, net......................................        30,365          19,890
Intangible assets, net......................................     1,586,163      30,538,783
Loan financing costs, net...................................     1,583,674       3,244,533
                                                              ------------    ------------
          Total assets......................................  $ 24,748,129    $ 76,933,198
                                                              ============    ============
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)
Current liabilities:
  Current portion of long-term debt.........................  $  7,933,087    $     27,346
  Accounts payable..........................................     2,746,016       6,196,438
  Warranty reserve..........................................       488,000       1,052,000
  Accrued vacation expense..................................       324,863         342,624
  Accrued interest..........................................       963,259       1,430,000
  Upgrade reserve...........................................            --         500,000
  Other accrued expenses....................................       402,105       1,236,278
  Net liabilities of discontinued operations................            --         466,424
                                                              ------------    ------------
          Total current liabilities.........................    12,857,330      11,251,110
Long-term debt, less current portion........................    40,346,854      90,328,328
Deferred income taxes.......................................       245,068         362,890
                                                              ------------    ------------
          Total liabilities.................................    53,449,252     101,942,328
                                                              ------------    ------------
Commitments and contingencies (see Notes 1, 10 and 15)......            --              --
Stockholder's equity (deficiency):
  Common stock, par value $1; authorized 1,000 shares; 1,000
     shares issued and outstanding..........................         1,000           1,000
  Additional paid-in capital................................    13,846,332      22,085,967
  Accumulated deficit.......................................   (42,548,455)    (47,096,097)
                                                              ------------    ------------
          Total stockholder's equity (deficiency)...........   (28,701,123)    (25,009,130)
                                                              ------------    ------------
          Total liabilities and stockholder's equity
            (deficiency)....................................  $ 24,748,129    $ 76,933,198
                                                              ============    ============

   The accompanying notes are an integral part of these financial statements.

                                 AIRXCEL, INC.

                            STATEMENTS OF OPERATIONS

                                                                     YEARS ENDED
                                                      ------------------------------------------
                                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                          1995           1996           1997
                                                      ------------   ------------   ------------
Net sales...........................................  $55,787,855    $58,168,823    $58,322,540
Cost of goods sold..................................   42,256,789     43,802,980     44,731,499
                                                      -----------    -----------    -----------
     Gross profit...................................   13,531,066     14,365,843     13,591,041
                                                      -----------    -----------    -----------
Operating expenses:
  Selling, general and administrative...............    8,626,877      4,558,164      4,222,843
  Amortization of intangible assets and computer
     software.......................................    2,331,766      1,421,368        638,910
                                                      -----------    -----------    -----------
     Total operating expenses.......................   10,958,643      5,979,532      4,861,753
                                                      -----------    -----------    -----------
     Income from operations.........................    2,572,423      8,386,311      8,729,288
Interest expense....................................    1,096,646      2,273,318      4,618,981
Other expense, net..................................       92,291        145,089         22,950
                                                      -----------    -----------    -----------
     Income from continuing operations before income
       tax expense and extraordinary item...........    1,383,486      5,967,904      4,087,357
Income tax expense..................................      831,448      2,411,275      1,553,196
                                                      -----------    -----------    -----------
     Income from continuing operations before
       extraordinary item...........................      552,038      3,556,629      2,534,161
Discontinued operations:
  Loss from operations of Faulkner Manufacturing,
     less applicable income tax benefit of $603,000,
     $1,446,638 and $1,152,567, respectively........      960,257      2,299,189      1,880,340
  Loss on disposal of Faulkner Manufacturing
     including provision of $1,000,000 for operating
     losses during phase-out period, less applicable
     income tax benefit of $2,079,200...............           --             --      3,570,800
                                                      -----------    -----------    -----------
     Income (loss) before extraordinary item........     (408,219)     1,257,440     (2,916,979)
Extraordinary losses on early extinguishments of
  debt, less applicable income tax benefits of
  $28,000, $115,000 and $641,558, respectively......       44,880        183,821      1,630,663
                                                      -----------    -----------    -----------
     Net income (loss)..............................  $  (453,099)   $ 1,073,619    $(4,547,642)
                                                      ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                 AIRXCEL, INC.

           STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIENCY)

                                      COMMON STOCK     ADDITIONAL
                                     ---------------     PAID-IN     ACCUMULATED
                                     SHARES   AMOUNT     CAPITAL       DEFICIT      TOTAL EQUITY
                                     ------   ------   -----------   ------------   ------------
Balances, January 1, 1995..........  1,000     1,000     9,437,203     (5,719,787)     3,718,416
  Dividends paid...................     --        --            --     (4,151,790)    (4,151,790)
  Return of capital................     --        --    (4,355,069)            --     (4,355,069)
  Common stock options.............     --        --       122,946             --        122,946
  Tax benefit from common stock
     options.......................     --        --       863,448             --        863,448
  Net loss.........................     --        --            --       (453,099)      (453,099)
                                     -----    ------   -----------   ------------   ------------
Balances, December 31, 1995........  1,000     1,000     6,068,528    (10,324,676)    (4,255,148)
  Common stock options.............     --        --       457,744             --        457,744
  Dividends paid...................     --        --            --    (33,297,398)   (33,297,398)
  Capital contribution.............     --        --     7,320,060             --      7,320,060
  Net income.......................     --        --            --      1,073,619      1,073,619
                                     -----    ------   -----------   ------------   ------------
Balances, December 31, 1996........  1,000     1,000    13,846,332    (42,548,455)   (28,701,123)
  Capital contribution.............     --        --     8,239,635             --      8,239,635
  Net loss.........................     --        --            --     (4,547,642)    (4,547,642)
                                     -----    ------   -----------   ------------   ------------
Balances, December 31, 1997........  1,000    $1,000   $22,085,967   $(47,096,097)  $(25,009,130)
                                     =====    ======   ===========   ============   ============

   The accompanying notes are an integral part of these financial statements.

                                 AIRXCEL, INC.

                            STATEMENTS OF CASH FLOWS

                                                                             YEARS ENDED
                                                             -------------------------------------------
                                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                 1995           1996           1997
                                                             ------------   ------------   -------------
Cash flows from operating activities:
  Net income (loss)........................................  $   (453,099)  $  1,073,619   $ (4,547,642)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation...........................................       741,863        736,291        726,343
    Amortization of intangible assets and computer
      software.............................................     2,578,940      1,594,384        739,252
    Amortization of financing costs........................        12,840        103,657        330,158
    Provision for bad debts................................            --             --         19,846
    Provision for writedowns of inventory..................        40,000        307,000             --
    Provision for loss on disposal of discontinued
      operations...........................................            --             --      5,650,000
    Deferred income taxes..................................       838,534        142,849     (2,205,766)
    Benefit of state income tax NOL carryforward...........      (225,000)            --             --
    Stock option compensation..............................       122,946        457,744             --
    Gain (loss) on sale of fixed assets....................        (6,067)        (8,623)        21,534
    Extraordinary losses on early extinguishments of
      debt.................................................        44,880        183,821      1,630,663
    Changes in assets and liabilities:
      Accounts receivable..................................    (2,027,786)       602,216     (1,766,312)
      Inventory............................................       467,954     (1,346,929)       861,709
      Prepaid expenses.....................................       (92,924)       119,627         17,189
      Income taxes receivable/payable......................    (1,567,702)     1,200,201      1,033,718
      Accounts payable.....................................       902,156     (1,905,061)       952,402
      Accrued expenses.....................................      (521,030)       988,093        233,780
                                                             ------------   ------------   ------------
         Net cash provided by operating activities.........       856,505      4,248,889      7,229,498
                                                             ------------   ------------   ------------
Cash flows from investing activities:
  Proceeds from sale of assets.............................        28,003         24,306          2,274
  Capital expenditures.....................................      (355,990)      (458,549)      (716,228)
  Payment for purchase of Carter Shades, Inc. net of cash
    received of $11,402....................................      (854,983)            --             --
  Payment for purchase of Crispaire net assets.............            --             --    (43,369,380)
                                                             ------------   ------------   ------------
         Net cash used in investing activities.............    (1,182,970)      (434,243)   (44,083,334)
                                                             ------------   ------------   ------------
Cash flows from financing activities:
  Proceeds from long-term obligations......................    38,488,000     87,135,243     90,108,904
  Principal payments on long-term debt.....................   (29,245,500)   (63,695,348)   (48,527,705)
  Financing costs incurred.................................      (182,500)    (1,672,106)    (3,502,332)
  Capital contribution from parent company (return of
    capital)...............................................    (4,355,069)     7,320,060      8,239,635
  Dividends paid...........................................    (4,151,790)   (33,297,398)            --
                                                             ------------   ------------   ------------
         Net cash provided by (used in) financing
           activities......................................       553,141     (4,209,549)    46,318,502
                                                             ------------   ------------   ------------
         Net increase (decrease) in cash and cash
           equivalents.....................................       226,676       (394,903)     9,464,666
Cash and cash equivalents, beginning of period.............       394,658        621,334        226,431
                                                             ------------   ------------   ------------
Cash and cash equivalents, end of period...................  $    621,334   $    226,431   $  9,691,097
                                                             ============   ============   ============

                                                                             YEARS ENDED
                                                             -------------------------------------------
                                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                 1995           1996           1997
                                                             ------------   ------------   -------------
Supplemental disclosure of cash flow information:
  Cash paid (received) during the year for:
    Interest...............................................  $  1,413,046   $  2,039,514   $  6,419,458
    Income taxes, net......................................     1,029,600       (493,413)     1,233,629
Supplemental disclosure of noncash investing and financing
  activities:
  Tax benefit from stock options...........................       863,448             --             --
  Land acquired with debt, net of cash payment of
    $337,838...............................................            --             --        375,186
  The Company purchased certain assets and liabilities of
    Carter Shades, Inc., for $866,385. In conjunction with
    the acquisition, liabilities were assumed as follows:
    Fair value of assets acquired..........................  $  1,382,065
    Less cash paid.........................................      (866,385)
                                                             ------------
         Liabilities assumed...............................  $    515,680
                                                             ============
Airxcel, Inc. purchased certain assets and liabilities of
  Crispaire Corporation for $43,369,380 as follows:
  Tangible assets..........................................                                $ 17,916,072
  Liabilities assumed......................................                                  (4,092,233)
  Intangible assets........................................                                  29,545,541
                                                                                           ------------
         Fair value of assets acquired.....................                                $ 43,369,380
                                                                                           ============

   The accompanying notes are an integral part of these financial statements.

                                 AIRXCEL, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION:

     Airxcel, Inc., formerly known as Recreation Vehicle Products, Inc. (the Company) is engaged in designing, manufacturing and marketing recreation vehicle air conditioning equipment in the United States, Canada and certain international markets. As described in Note 9, on November 10, 1997, the Company acquired substantially all of the net assets, properties and rights and assumed certain related liabilities of Crispaire Corporation ("Crispaire") which designs, manufactures and markets air conditioning units and heat pump water heaters. Crispaire markets its products to companies involved in modular construction, telecommunications and other utilities located throughout the United States and selected foreign markets. The Crispaire acquisition was accounted for as a purchase and, accordingly, the financial statements include the accounts and results of operations of Crispaire since November 10, 1997.

     The Company is a wholly-owned subsidiary of Airxcel Holdings Corporation, formerly known as RV Holdings Corporation (Holdings). The Company is the only subsidiary of Holdings and Holdings has no operating activities and Holdings has no material assets other than its investment in the Company. Accordingly, Holdings is dependent upon the Company for any cash requirements. However, Holdings does have 300,128 and 341,929 shares of $.01 par value common stock and 7,984,615 and 8,984,615 shares of $1 par value Series A and Series B exchangeable preferred stock outstanding as of December 31, 1996 and 1997, respectively. The Preferred stock which is exchangeable at the stockholders' option for junior subordinated notes issued by Holdings, is also subject to mandatory redemption by Holdings on August 31, 2006 for an amount equal to the original proceeds from sale of the stock plus accrued but unpaid dividends which accrue at 14 percent annually. Total proceeds plus accrued and unpaid dividends were $8,360,846 and $10,657,263 as of December 31, 1996 and 1997, respectively. All proceeds generated from the sale of such common and preferred shares have been contributed to the Company. However, the Company is not required to fund the mandatory redemption of these preferred shares. During 1996, Holdings also issued $4,015,385 of junior subordinated notes to the parent company of a major stockholder in exchange for cash. All proceeds from the issuance of these notes have been contributed to the Company. These notes, which are due in August, 2006, bear interest at 14% payable semiannually in the form of additional junior subordinated notes or cash at the election of Holdings. Such notes, plus accrued interest totaled $4,219,947 and $4,826,419 as of December 31, 1996 and 1997, respectively. As part of the November 10, 1997, Airxcel acquisition of Crispaire, Holdings issued $5,304,000 of junior subordinated notes (the "PIK Notes") to Crispaire. The PIK Notes and $3.1 million of cash received by Holdings through the sale of its common and purchase of stock to the management of Crispaire, was contributed by Holdings to the Company. The PIK notes, which are due in November, 2008, bear interest at 11.4% payable annually in the form of additional junior subordinated notes or cash at the election of Holdings. Such notes, plus accrued interest, totaled $5,391,345 as of December 31, 1997. All of the notes described above are uncollateralized and are not guaranteed by the Company. Although, Holdings is entirely dependent upon the Company to service its note obligations and the mandatory redemption provisions of the Preferred Stock, the Company has no cash requirement to fund Holdings until at least 2006 based upon the stated intent of Holdings' management to elect to make interest payments due on all such notes in the form of additional junior subordinated notes.

     During October 1997, the Company's board of directors adopted a formal plan to dispose of its awning business (see Note 8 and Note 13).

     On August 22, 1996 (the "closing date"), RV Products Holding Corporation and Subsidiary consummated exchange offers and adopted amendments to its Restated Certificate of Incorporation pursuant to which the outstanding debt and common stock were restructured (the "Recapitali-

                                 AIRXCEL, INC.

zation"). The objective of the Recapitalization was to refinance existing indebtedness and pay fees and expenses associated with the Recapitalization.

     The significant components of the Recapitalization on the Company are as follows:

     - The Company issued new debt with interest rates ranging from 9.75% to 12.0% as of December 31, 1996 as follows:

Revolver..............................................  $ 7,222,177
Term loan A...........................................   12,750,000
Term loan B...........................................   15,250,000
Senior subordinate note...............................   14,000,000
                                                        -----------
          Total.......................................  $49,222,177
                                                        ===========

     The senior subordinate note was issued with detachable stock warrants to purchase 65,882 shares of Class B Common Stock of Holdings at $.02 per share at any time on or before August 22, 2006. The exercise price is subject to adjustment from time to time in order to prevent dilution of the rights granted under the warrants. The holders of these warrants are entitled to receive dividend payments as if the warrants were exercised immediately prior to the date of record for such dividends. The estimated fair value of the warrants at the date of issuance has been recognized as a reduction of the note payable (as debt discount) in the amount of $218,194 with the offset to additional paid-in capital.

     The total proceeds from the debt were used to pay $1.7 million in financing costs relating to the recapitalization and to repay $21.3 million of existing debt. The repayment of debt was accounted for as an early extinguishment of debt whereby the Company recognized a charge of $183,821 as an extraordinary loss, net of tax. The remaining proceeds of the new debt, amounting to $26.2 million, were distributed as part of a $33.3 million dividend to Holdings that was used by Holdings to retire all remaining shares of Common Stock outstanding at that time.

2.  SIGNIFICANT ACCOUNTING POLICIES:

     a. Management's Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     b. Revenue Recognition: Revenue and related direct expenses are recognized when the merchandised is shipped. Other operating expenses are recognized as incurred.

     c. Cash and cash equivalents: The Company classifies as cash and cash equivalents amounts on deposit in banks and cash invested temporarily in various instruments with maturities of three months or less at time of purchase.

     d. Inventories: Inventories are stated at the lower of cost or market. Costs are based on standards which approximate the first-in, first-out (FIFO) method.

     e. Property, Plant and Equipment: Property, plant and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

Buildings and leasehold improvements..................  15-45 years
Furniture and fixtures................................   4-10 years
Machinery and equipment...............................   3-15 years

                                 AIRXCEL, INC.

     Expenditures for repairs and maintenance are charged to operations as incurred. The cost of an asset and the related accumulated depreciation is removed from the appropriate accounts upon sale of the asset. The resulting gain or loss from the sale is included in operations.

     f. Computer Software: All computer software acquisition and development costs, including applicable internal labor, are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. The cost of capitalized software is amortized over its estimated useful lives (generally 5 years). Accumulated amortization as of December 31, 1995, 1996 and 1997 was $548,600, $624,458 and $634,933, respectively. Amortization for the years ended December 31, 1995, 1996 and 1997 was $127,386, $75,858 and $10,475,
respectively.

     g. Intangible Assets: Intangible assets, excluding those associated with discontinued operations (see Note 13), are amortized on a straight-line basis over their estimated economic lives as follows:

                                                    AMORTIZATION    DECEMBER 31,    DECEMBER 31,
                                                       PERIOD           1996            1997
                                                    ------------    ------------    -------------
Non-compete agreement.............................       5 years     $       --      $        --
Trademarks and contract...........................    1-50 years      6,777,624       13,457,624
Patents...........................................       5 years             --        3,000,000
Assembled work force..............................      10 years             --        1,000,000
Customer base.....................................      20 years             --        7,500,000
Goodwill..........................................      40 years             --        6,032,000
                                                                     ----------      -----------
                                                                      6,777,624       30,989,630
Less accumulated amortization.....................                    5,191,461          450,847
                                                                     ----------      -----------
                                                                     $1,586,163      $30,538,783
                                                                     ==========      ===========

     h. Loan Financing Costs: Loan financing costs are amortized using the effective yield method over the contracted terms of the related debt.

     i. Income Taxes: The Company and its parent file a consolidated federal income tax return. Deferred income taxes are recorded to reflect the tax consequences in future years of operating loss carryforwards and temporary differences between the tax basis of assets and liabilities and their financial reporting amounts using enacted tax rates for the years in which these items are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     j. Allocation of Interest to Discontinued Operations: Interest expense is allocated to discontinued operations based on the ratio of net assets of the discontinued operations to the sum of total net assets of the Company plus debt.

     k. Fair Value of Financial Instruments: The stated values of financial instruments as of December 31, 1995, 1996 and 1997 approximate fair market value. Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair values of existing debt.

     l. Recently Issued Accounting Standards: Effective at year-end 1998, the Company will adopt Statement of Financial Accounting Standards No. 131 (SFAS No.
131), "Disclosure About Segments of an Enterprise and Related Information," which requires disclosure of segment data in a manner consistent with that used by an enterprise for internal management reporting and decision

                                 AIRXCEL, INC.

making. The Company's management believes that it will report separate segment information for its Airxcel, Crispaire and Koda (see Note 14) operations in accordance with SFAS No. 131.

     m. Derivatives: The Company uses derivative financial instruments to manage commodity market volatility. The Company does not hold or issue derivative financial instruments for trading purposes. The Company is not a party to leveraged derivatives. Realized and unrealized gains and losses are deferred until the underlying transactions are realized. These gains and losses generally are recognized as an adjustment to cost of goods. Cash flows attributable to these financial instruments are included with the cash flows of the associated hedged items.

3.  SUMMARY BALANCE SHEET DATA:

     Inventory, excluding that associated with discontinued operations (see Note
13), consists of the following:

                                                  DECEMBER 31,    DECEMBER 31,
                                                      1996            1997
                                                  ------------    ------------
Raw materials.................................     $1,868,183     $ 6,078,233
Work-in-process...............................        368,740       1,056,797
Finished goods................................      4,184,473       5,993,879
                                                   ----------     -----------
                                                   $6,421,396     $13,128,909
                                                   ==========     ===========

     Property, plant and equipment, excluding that associated with discontinued operations (see Note 13), consists of the following:

                                                 DECEMBER 31,    DECEMBER 31,
                                                     1996            1997
                                                 ------------    ------------
Land and land improvements...................    $    17,358     $   753,482
Buildings and building improvements..........      1,477,008       2,845,446
Machinery and equipment......................      4,149,915       7,730,872
Furniture and fixtures.......................        580,838         782,739
Construction in process......................         35,465         261,840
                                                 -----------     -----------
                                                   6,260,584      12,374,379
Less accumulated depreciation................     (3,202,357)     (3,681,813)
                                                 -----------     -----------
          Net................................    $ 3,058,227     $ 8,692,566
                                                 ===========     ===========

                                 AIRXCEL, INC.

4.  LONG-TERM DEBT:

     On November 5, 1997, the Company issued $90,000,000 of 11% senior subordinated debt. Substantially all of the proceeds were used by the Company to finance its acquisition of substantially all of the net assets of the Crispaire Corporation (see Note 9), to repay certain indebtedness and to pay financing costs associated with the offering.

     Long-term debt consists of the following:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1997
                                                              ------------   ------------
Senior subordinated notes, with interest at 11% payable
  semiannually on May 15 and November 15, commencing on May
  15, 1998. The Company may redeem the notes, in whole or in part, at any time on or after November 15, 2002, at
  redemption prices ranging from 100 to 105.5% of the
  principal being paid based on the redemption periods
  defined in the agreement. The aforementioned notes are
  uncollateralized and contain, among other things, certain
  financial covenants and restrictive provisions pertaining
  to the use of funds, payment of dividends and ability to
  incur obligations. The senior subordinated notes are
  subject to an Exchange and Registration Rights Agreement
  whereby Airxcel is required to file a Registration
  Statement (and a Shelf-Registration Statement at the
  Company's election) with the Securities and Exchange
  Commission. ..............................................  $        --    $90,000,000
Note payable to bank under a $14,000,000 revolving line of
  credit that was repaid through the debt offering on
  November 5, 1997..........................................    6,495,587             --
Note payable (tranche A) to bank under a $12,750,000 term
  loan that was repaid through the debt offering on November
  5, 1997...................................................   12,750,000             --
Note payable (tranche B) to bank under a $15,250,000 term
  loan that was repaid through the debt offering on November
  5, 1997...................................................   15,250,000             --
Senior subordinated note payable that was repaid through the
  debt offering on November 5, 1997.........................   13,784,354             --
Note payable to individual for land purchase, 7.6%, due in
  monthly principal and interest payments of $4,479 through
  April 1, 2007, collateralized by the land.................           --        355,674
                                                              -----------    -----------
                                                               48,279,941     90,355,674
Current portion of long term debt...........................   (7,933,087)       (27,346)
                                                              -----------    -----------
                                                              $40,346,854    $90,328,328
                                                              ===========    ===========

                                 AIRXCEL, INC.

     Maturities of long-term debt, including minimum required reductions in the revolving line of credit commitments based on balances outstanding at December 31, 1997 for each of the five succeeding years are as follows:

1998..................................................  $    27,346
1999..................................................       29,509
2000..................................................       31,845
2001..................................................       34,364
2002..................................................       37,084
Thereafter............................................   90,195,526
                                                        -----------
                                                        $90,355,674
                                                        ===========

     The Company has an unused $15,000,000 revolving note as of December 31, 1997. The aggregate principal amount of revolving credit loans is limited to the lesser of the $15 million revolving credit commitment or 85% of eligible receivables (as defined in the credit agreement) plus the lesser of $7.5 million or 60% of eligible inventory (as defined in the credit agreement) plus cash and cash equivalents. The revolver will mature on October 31, 2002, bears interest at prime (8.50% at December 31, 1997) plus 1.0% or a LIBOR base rate plus 2.5% (type of rate based on election of the Company), payable quarterly and is collateralized by accounts receivable, equipment, general intangibles, inventory, and investment property. The aforementioned note contains, among other terms, certain financial covenants and restrictive provisions pertaining to the use of funds, payment of dividends and ability to incur obligations.

5.  STOCK OPTION PLANS:

     On May 1, 1991, Holdings granted options to three employees of the Company to purchase 25,098 shares of common stock at $.01 per share. During 1995, all 25,098 options were exercised.

     In addition, Holdings adopted a Performance Stock Option Plan and granted stock options to several employees of the Company to purchase 120,000 shares of common stock at $.01 per share. The stock options expire at the earlier of 20 years from date of grant or the date the employee ceases to be an employee of the Company. In 1995, 118,400 of these options were exercised under this Plan.

     In 1994, Holdings adopted its second Performance Stock Option Plan (the 1994 Option Plan) and granted stock options to several employees of the Company to purchase 30,500 shares of common stock at $12.92 per share. These stock options may be exercised beginning December 31, 1996 or earlier if there is a change in control of Holdings, as defined by the plan agreement, and will expire at the earlier of 20 years from date of grant or the date the employee ceases to be an employee of the Company.

     The options granted under the 1994 Option Plan vested based on the Company achieving certain earnings and debt reduction goals during 1994, 1995, and 1996 as set forth in the plan agreement. Compensation expense is being charged to operations over the vesting period of three years for the difference between the estimated fair value of the stock options and the option exercise price of $12.92 per share. Compensation expense of $122,946 and $457,744 was recorded during the years ended December 31, 1995 and 1996, respectively. During 1996, all 30,500 shares were exercised as part of the Recapitalization.

     As part of the Recapitalization, Holdings adopted a new Stock Option Plan and granted stock options to key employees and/or directors of the Company to purchase up to 75,032 shares of

                                 AIRXCEL, INC.

Class A Common Stock of Holdings at $1 per share. The stock options may be exercised after the "trigger date", and will expire at the earlier of 10 years from date of grant or the date the employee ceases to be an employee of the company. As defined in the 1996 Stock Option Plan, the "trigger date" is the date on which the majority shareholder has disposed of all the securities (i.e. common stock, preferred stock and notes purchased by the majority shareholder) for cash and/or marketable securities. The number of stock options that may be exercised is based on the estimated annual interest rate of return as of the trigger date as set forth in the plan agreement. No compensation expense relating to this stock option plan will be recorded until the trigger date.

     In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options granted to the Company's employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

If the Company had elected to recognize compensation expense for options granted in 1996 based on the fair value of the options granted at the date of grant as prescribed by SFAS No. 123, the Company's net income (loss) would not have been materially different from that reported.

6.  INCOME TAXES:

     The significant components of the net deferred income tax asset (liability) recognized in the accompanying balance sheets are as follows:

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1996            1997
                                                              ------------    ------------
Accrued warranty............................................   $ 185,000       $  216,000
Accrued vacation............................................      97,000           86,000
Accrued self-insurance......................................      36,000           53,000
Provision for discontinued operations.......................          --        2,079,200
Accrued reserves and liabilities............................      28,000          200,000
Depreciation................................................    (334,000)        (418,000)
State income tax net operating loss carryforwards,
  expiring in 2010..........................................     180,000          187,000
AMT credits.................................................          --          162,000
Other.......................................................     (10,033)          76,295
                                                               ---------       ----------
                                                                 181,967        2,641,495
Less current deferred income tax............................     427,035        3,004,385
                                                               ---------       ----------
Total noncurrent deferred income tax........................   $(245,068)      $ (362,890)
                                                               =========       ==========

                                 AIRXCEL, INC.

     The components of income tax expense before discontinued operations and extraordinary item are as follows:

                                                    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                        1995            1996            1997
                                                    ------------    ------------    ------------
Current...........................................   $ 222,916       $2,026,491      $1,933,524
Deferred..........................................     833,532          384,784        (380,328)
Benefit of state income tax net operating loss
  carryforwards...................................    (225,000)              --              --
                                                     ---------       ----------      ----------
  Total income tax expense before discontinued
     operations and extraordinary item............   $ 831,448       $2,411,275      $1,553,196
                                                     =========       ==========      ==========

     Total income tax expense before discontinued operations and extraordinary item differed from the amounts computed by applying the federal statutory rate to pretax income as follows:

                                                    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                        1995            1996            1997
                                                    ------------    ------------    ------------
Income tax expense before discontinued
  operations and extraordinary item computed by
  applying the federal statutory rate...........     $ 484,220       $2,088,766      $1,430,575
Adjustment to prior year expense................       284,773          143,000         (83,234)
State income taxes, net of federal income tax
  benefit.......................................        56,000          181,000         156,000
Effect of graduated rates.......................        (4,939)         (55,645)        (34,000)
Other...........................................        11,394           54,154          83,855
                                                     ---------       ----------      ----------
  Total income tax expense before discontinued
     operations and extraordinary item..........     $ 831,448       $2,411,275      $1,553,196
                                                     =========       ==========      ==========

     Net deferred income tax assets are recognized based on the expected timing of the reversal of taxable temporary differences and future taxable income of the Company.

7.  EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT:

     In 1995, the Company amended its credit agreement associated with its two revolving lines of credit and retired its senior subordinated notes payable. The related unamortized loan financing costs of $72,880 was recorded as an extraordinary loss on early extinguishment of debt of $44,880 (net of income tax benefit of $28,000).

     As stated in Note 1, the Company extinguished $21.3 million of debt as part of the August 22, 1996 Recapitalization. The related unamortized loan financing costs of $167,275 and the prepayment penalty of $131,546 were recorded as an extraordinary loss on early extinguishment of debt of $183,821 (net of a $115,000 income tax benefit).

     In 1997, the Company extinguished $48.3M of debt as part of the November 5, 1997 debt offering (see Note 4). The related unamortized loan financing costs of $1,712,221 and prepayment penalty of $560,000 were recorded as an extraordinary loss on early extinguishment of debt of $1,630,663 (net of a $641,558 income tax benefit).

8.  ACQUISITION OF CARTER SHADES, INC.:

     In 1995, the Company acquired Carter Shades, Inc., which is engaged in manufacturing and selling awnings for recreational vehicles and included the results of operations of its newly acquired

                                 AIRXCEL, INC.

subsidiary in the Company's statement of operations from the date of acquisition. The Company acquired Carter Shades, Inc. for $866,385 and accounted for the transaction as a purchase. During 1997, the Company's Board of Directors adopted a plan to discontinue the awning business. The discontinued operations of the Faulkner operating division described in Note 13 include Carter Shades, Inc.

9.  ACQUISITION OF CRISPAIRE CORPORATION:

     On November 10, 1997, the Company completed the acquisition of the business of Crispaire Corporation, a designer, manufacturer and marketer of air conditioning units and heat pump water heaters. Pursuant to the purchase agreement, the Company acquired certain assets and liabilities of the Crispaire Corporation for a total purchase price of approximately $43.4 million. The acquisition was funded with a portion of the cash proceeds from the $90.0 million senior subordinated note (see Note 4), issuance of $5.3 million of junior subordinated notes by Holdings and the sale of $2.05 million of common stock and $1.0 million of preferred stock by Holdings. The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated to the underlying assets and liabilities based on their respective fair values at the date of the acquisition. (See Note 2(g))

     The following reflects the operating results of the Company for the years ended December 31, 1997 and 1996 assuming the acquisitions occurred as of the beginning of each of the respective periods:

                          PRO FORMA OPERATING RESULTS
                                  (UNAUDITED)

                                                           DECEMBER 31,   DECEMBER 31,
                                                               1997           1996
                                                           ------------   ------------
Net sales................................................  $92,062,000    $93,469,000
Loss before extraordinary item...........................   (3,691,000)    (1,861,000)
Net loss.................................................   (5,322,000)    (2,045,000)

     The pro forma results of operations are not necessarily indicative of the actual results that would have been obtained had the acquisition been made at the beginning of the respective periods, or the results which may occur in the future.

10.  COMMITMENTS:

     The Company leases buildings and machinery and equipment which are accounted for as operating leases. Total rental expense was $525,950, $407,002 and $448,301 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Future minimum lease payments under noncancellable leases as of December 31, 1997 are as follows:

1998........................................................  $282,685
1999........................................................   237,114
2000........................................................   121,509
2001........................................................     3,387
                                                              --------
                                                              $644,695
                                                              ========

                                 AIRXCEL, INC.

     As part of the Crispaire acquisition, the Company entered into certain management and employment agreements. Compensation expense related to these agreements was $51,124 for year ended December 31, 1997. Under the agreements, future management fees are as follows:

1998........................................................  $353,935
1999........................................................   353,935
2000........................................................   294,946

11.  BENEFIT PLAN:

     Substantially all employees of the Company and Crispaire are eligible to participate in the 401(k) plans offered by each company. Subject to certain conditions, the Company and Crispaire may match up to 30% and 25% of the employees' contributions, respectively, up to a maximum of 6% of the employees' annual salary. In addition, the Company and Crispaire can make an additional contribution determined at the discretion of the Company's Board of Directors. The Company's contribution to its plan for the years ended December 31, 1995, 1996 and 1997, and Crispaire's 1997 contribution to its plan, totaled $207,657, $262,553 and $260,744, respectively.

12.  SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK:

     The Company's ten largest customers accounted for approximately 80%, 93% and 85% of sales for the years ended December 31, 1995, 1996 and 1997, respectively, and approximately 76%, 85% and 33% of accounts receivable at December 31, 1995, 1996 and 1997, respectively. The credit risk on trade receivables is controlled through credit approvals, limits and monitoring procedures. Sales to customers in excess of 10% of consolidated net revenues are as follows:

                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31
                  CUSTOMER                        1995           1996           1997
                  --------                    ------------   ------------   ------------
A...........................................  $        --    $22,465,434    $15,553,142
B...........................................   17,017,302     18,979,863     18,985,456
C...........................................   11,121,645             --             --
D...........................................    7,956,757      8,377,324      7,110,347

     The Company maintains its cash accounts primarily with major financial institutions, and had bank balances at December 31, 1997 that exceeded FDIC insurance limits by $9,458,560.

13.  DISCONTINUED OPERATIONS:

     During September 1997, the Company adopted a plan to discontinue its Faulkner manufacturing division and plans to liquidate the assets and settle the liabilities and anticipates that the business will be disposed of by June 30, 1998. Accordingly, Faulkner is reported as a discontinued operation for the years ended December 31, 1995, 1996 and 1997.

     Net sales from Faulkner were $9,894,703, $12,003,155 and $7,964,029 for the years ended December 31, 1995, 1996 and 1997, respectively. Interest expense allocated to discontinued operations was $329,240, $1,012,686 and $1,493,989 for the years ended December 31, 1995, 1996 and 1997, respectively.

                                 AIRXCEL, INC.

     Net assets (liabilities) of the discontinued operations are summarized as follows:

                                                          DECEMBER 31,    DECEMBER 31,
                                                              1996            1997
                                                          ------------    -------------
ASSETS
Accounts receivable, net................................   $  960,796      $  700,881
Inventory...............................................    4,142,874         789,925
Other current assets....................................      358,270          34,551
                                                           ----------      ----------
          Total current assets..........................    5,461,940       1,525,357
Property, plant and equipment, net......................      892,290         243,213
Intangible assets, net..................................    1,223,856              --
                                                           ----------      ----------
          Total assets..................................    7,578,086       1,768,570
LIABILITIES
Account payable.........................................      288,475         303,385
Other accrued expenses..................................      801,202       1,931,609
                                                           ----------      ----------
          Total current liabilities.....................    1,089,677       2,234,994
Other noncurrent liabilities............................       67,116              --
                                                           ----------      ----------
          Total liabilities.............................    1,156,793       2,234,994
                                                           ----------      ----------
Net assets (liabilities) held for sale..................   $6,421,293      $ (466,424)
                                                           ==========      ==========

     Components of the $5.65 million loss on disposal of Faulkner are as follows:

  Reduction in carrying value of inventories................  $2,400,000
  Write-off of intangible assets............................   1,100,000
  Accrued holding period loss...............................   1,000,000
  Reduction in carrying value of property, plant and
     equipment..............................................     450,000
  Accrued employee severance costs..........................     150,000
  Accrued sales returns.....................................     250,000
  Other accrued expenses....................................     300,000
                                                              ----------
                                                              $5,650,000
                                                              ==========

14.  ACQUISITION OF SUBURBAN MANUFACTURING CORPORATION:

     During December 1997 Holdings entered into a letter of intent to acquire, subject to obtaining financing, the business of Suburban Manufacturing Corporation ("Suburban") by purchasing 100% of the capital stock of the parent. KODA Enterprises Group, Inc. ("KODA"), and repaying certain KODA obligations for approximately $36 million. Suburban is engaged in the manufacture and sale of specialty products consisting of gas heating to the recreational vehicle industry as well as other heating and cooling equipment.

15.  CONTINGENCY:

     During September 1997, the Company made a decision to upgrade certain air conditioning units which were sold in previous years. The range of estimated costs to complete the upgrade is $500,000 to $2,400,000. Management has an agreement with the vendor that supplied the component to be upgraded and the vendor will bear a substantial portion of these costs. The Company's portion of the costs to complete the upgrade is estimated to be $500,000 and, accordingly, it has recorded a charge to cost of goods sold for this amount for the year ended December 31, 1997.

                                 AIRXCEL, INC.

16.  LITIGATION:

     The Company is a defendant in a lawsuit seeking monetary damages in an unspecified amount for an alleged patent, trademark and trade dress infringement by Crispaire. Management of the Company believes that the ultimate resolution of this matter will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

17.  DERIVATIVES:

     The Company uses noncancelable contracts and forward contracts in its purchasing cycle. These instruments are all used to purchase copper and aluminum for the Company's internal needs, and to manage purchase prices and inventory values. All such contracts have determinable market values. Unrealized gains and losses are deferred until the copper and aluminum costs flow through cost of goods sold. The net gains and losses recorded are immaterial. At December 31, 1996 and 1997, the aggregate fair value of the Company's copper and aluminum position was $1.7 million and $6.7 million, respectively.

     The Company has contractual agreements to purchase certain quantities of copper and aluminum from two suppliers at specified amounts as follows:

                                                     CONTRACT      CONTRACTED        TOTAL
                                     CONTRACT        QUANTITY      PRICE PER       CONTRACTED
                                      PERIOD        (IN POUNDS)      POUND       PURCHASE PRICE
                                ------------------  -----------    ----------    --------------
As of December 31, 1996:
  Copper                        1/1/97 -- 12/31/97    707,000        $ 1.03        $  728,210
  Aluminum                      1/1/97 -- 12/31/97    723,000          1.22           882,060
                                                                                   ----------
          Total                                                                    $1,610,270
                                                                                   ----------
As of December 31, 1997:
  Copper                        1/1/98 -- 12/31/98    100,000         0.975            97,500
                                1/1/98 -- 12/31/98    825,000          1.01           833,250
                                1/1/98 -- 12/31/98    600,000          0.99           594,000

  Aluminum                      1/1/98 -- 12/31/98    840,000          1.23         1,033,200
                                1/1/98 -- 12/31/98    575,000          1.26           724,500

  Copper                        1/1/99 -- 12/31/99    825,000          0.95           783,750
                                1/1/99 -- 12/31/99    675,000          0.94           634,500

  Aluminum                      1/1/99 -- 12/31/99    840,000          1.22         1,024,800
                                                                                   ----------
          Total                                                                    $5,725,500
                                                                                   ----------

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Crispaire Corporation
Cordele, Georgia

     We have audited the accompanying balance sheets of Crispaire Corporation as of October 31, 1996 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crispaire Corporation as of October 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 1996, in conformity with generally accepted accounting principles.

                                          Mauldin & Jenkins, LLC

Albany, Georgia
December 4, 1996, except for Notes 11 and 12
as to which the date is October 16, 1997

                             CRISPAIRE CORPORATION

                                 BALANCE SHEETS
                           OCTOBER 31, 1996 AND 1995

                                                                 1996           1995
                           ASSETS                             -----------    -----------
Current Assets
  Cash and cash equivalents.................................  $    63,140    $     9,268
  Trade accounts receivable, less allowance for doubtful
     accounts of $132,252 and $165,373, respectively........    5,489,706      3,606,239
  Inventories...............................................    5,954,364      5,627,858
  Prepaid expenses..........................................       43,523         55,046
                                                              -----------    -----------
          Total current assets..............................   11,550,733      9,298,411
                                                              -----------    -----------
Other investments, at cost..................................       33,952         32,201
                                                              -----------    -----------
Property, plant and equipment
  Land......................................................       18,000         18,000
  Buildings and improvements................................    1,016,441        816,840
  Machinery and equipment...................................    2,160,456        858,092
  Furniture and fixtures....................................      246,688        196,853
  Construction and equipment installations in progress......           --        180,861
                                                              -----------    -----------
                                                                3,441,585      2,070,646
  Less accumulated depreciation.............................    1,109,153        902,068
                                                              -----------    -----------
                                                                2,332,432      1,168,578
                                                              -----------    -----------
Other assets................................................      189,136        148,142
                                                              -----------    -----------
                                                              $14,106,253    $10,647,332
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Notes payable.............................................  $        --    $   618,349
  Current maturities of long-term debt......................      771,591        162,600
  Excess of outstanding checks over bank balance............      127,331        315,320
  Accounts payable..........................................    2,295,418      1,859,426
  Accrued bonuses...........................................    1,295,753        844,920
  Warranty reserve..........................................      390,000        310,000
  Other current liabilities.................................      457,659        387,199
                                                              -----------    -----------
          Total current liabilities.........................    5,337,752      4,497,814
                                                              -----------    -----------
Long-term debt, less current maturities.....................      470,588        432,200
                                                              -----------    -----------
Stockholders' Equity
  Common stock, par value $1 per share, authorized 250,000
     shares; issued 190,588 shares..........................      190,588        190,588
  Additional paid-in capital................................    6,003,815      5,775,866
  Less deferred compensation for nonvested stock............     (271,614)      (526,359)
                                                              -----------    -----------
                                                                5,922,789      5,440,095
  Retained earnings.........................................    3,681,470      1,583,569
                                                              -----------    -----------
                                                                9,604,259      7,023,664
  Less cost of common shares acquired for the treasury,
     44,958 shares..........................................   (1,306,346)    (1,306,346)
                                                              -----------    -----------
                                                                8,297,913      5,717,318
                                                              -----------    -----------
                                                              $14,106,253    $10,647,332
                                                              ===========    ===========

                       See Notes to Financial Statements.

                             CRISPAIRE CORPORATION

                              STATEMENTS OF INCOME
                  YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994

                                                     1996           1995           1994
                                                  -----------    -----------    -----------
Net sales.......................................  $34,138,581    $27,304,265    $24,151,596
Cost of sales...................................   24,758,248     20,104,240     18,142,826
                                                  -----------    -----------    -----------
     Gross profit...............................    9,380,333      7,200,025      6,008,770
                                                  -----------    -----------    -----------
Other operating income, net.....................       64,190         22,112         63,683
                                                  -----------    -----------    -----------
Operating expenses
  Engineering, including research and
     development costs of $231,692, $188,177 and
     $63,529, respectively......................      877,737        752,323        536,844
  Selling.......................................    1,684,987      1,373,503      1,126,680
  General and administrative....................    3,444,005      2,715,585      2,178,815
  Provision for doubtful accounts...............           --             --        241,275
                                                  -----------    -----------    -----------
                                                    6,006,729      4,841,411      4,083,614
                                                  -----------    -----------    -----------
     Income from operations.....................    3,437,794      2,380,726      1,988,839
                                                  -----------    -----------    -----------
Nonoperating expense
  Interest expense, net.........................      145,727         93,458        159,628
                                                  -----------    -----------    -----------
     Net income.................................  $ 3,292,067    $ 2,287,268    $ 1,829,211
                                                  ===========    ===========    ===========

                       See Notes to Financial Statements.

                             CRISPAIRE CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994

                                                      DEFERRED
                                                    COMPENSATION
                                       ADDITIONAL       FOR         RETAINED
                             COMMON     PAID-IN      NONVESTED      EARNINGS      TREASURY
                             STOCK      CAPITAL        STOCK        (DEFICIT)       STOCK
                            --------   ----------   ------------   -----------   -----------
Balance, October 31,
  1993....................  $190,588   $5,645,243    $(698,161)    $  (721,137)  $(1,283,696)
  Net income..............        --           --           --       1,829,211            --
  Purchase of 1,700 shares
     of common stock for
     the treasury.........        --           --           --              --       (45,900)
  Dividends paid..........        --           --           --        (185,382)           --
                            --------   ----------    ---------     -----------   -----------
Balance, October 31,
  1994....................   190,588    5,645,243     (698,161)        922,692    (1,329,596)
  Net income..............        --           --           --       2,287,268            --
  Sale of 800 shares of
     treasury stock.......        --       14,134           --              --        23,250
  Vesting of 6,363 shares
     of common stock under
     terms of deferred
     compensation stock
     agreement............        --      116,489      171,802              --            --
  Dividends paid..........        --           --           --      (1,626,391)           --
                            --------   ----------    ---------     -----------   -----------
Balance, October 31,
  1995....................   190,588    5,775,866     (526,359)      1,563,569    (1,306,346)
  Net income..............        --           --           --       3,292,067            --
  Vesting of 9,435 shares
     of common stock under
     terms of deferred
     compensation stock
     agreement............        --      227,949      254,745              --            --
  Dividends paid..........        --           --           --      (1,194,166)           --
                            --------   ----------    ---------     -----------   -----------
Balance, October 31,
  1996....................  $190,588   $6,003,815    $(271,614)    $ 3,681,470   $(1,306,346)
                            ========   ==========    =========     ===========   ===========

                       See Notes to Financial Statements.

                             CRISPAIRE CORPORATION

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994

                                                             1996            1995            1994
                                                         ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash received from customers.........................  $ 32,070,270    $ 27,111,379    $ 23,947,286
  Cash paid to suppliers and employees.................   (29,516,957)    (25,531,491)    (20,844,650)
  Other operating cash receipts........................       266,630         162,231         199,303
  Interest paid........................................      (149,432)        (95,881)       (162,343)
                                                         ------------    ------------    ------------
    Net cash provided by operating activities..........     2,670,511       1,646,238       3,139,596
                                                         ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment...................    (1,418,793)       (393,379)       (564,506)
  Proceeds from sale of property and equipment.........        10,035          10,250              --
  Increase in investment...............................        (1,751)        (20,634)        (11,567)
  Increase in other asset, tax deposit.................       (40,584)       (107,807)        (40,335)
                                                         ------------    ------------    ------------
    Net cash used in investing activities..............    (1,451,503)       (511,570)       (515,408)
                                                         ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (payments) on revolving credit
    agreements.........................................      (618,349)        618,349      (2,537,189)
  Proceeds from long-term borrowings...................     1,732,661              --         400,000
  Principal payments on long-term borrowings...........    (1,085,282)       (152,600)       (192,159)
  Proceeds from the sale of treasury stock.............            --          37,384              --
  Purchase of common stock for the treasury............            --              --         (45,900)
  Cash dividends paid..................................    (1,194,166)     (1,626,391)       (185,382)
                                                         ------------    ------------    ------------
    Net cash used in financing activities..............    (1,165,136)     (1,133,258)     (2,560,610)
                                                         ------------    ------------    ------------
Net increase (decrease) in cash........................        53,872           1,410         (37,422)
Cash:
  Beginning............................................         9,268           7,858          45,280
                                                         ------------    ------------    ------------
  Ending...............................................  $     63,140    $      9,268    $      7,858
                                                         ============    ============    ============
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES
  Net income...........................................  $  3,292,067    $  2,287,268    $  1,829,211
  Noncash expenses included in net income:
    Depreciation.......................................       231,013         184,216         156,365
    Amortization.......................................            --           6,150           4,836
    Provision for doubtful accounts....................            --              --         241,275
    Loss on disposal of machinery and equipment........        13,891          11,546           2,033
    Changes in assets and liabilities:
      Increase in trade receivables....................    (1,883,467)        (68,335)        (70,723)
      Increase in inventories..........................      (326,506)     (1,261,463)       (775,745)
      Increase (decrease) in excess of outstanding
         checks over bank balance......................      (187,989)         19,222         296,098
      Increase in accounts payable and accrued
         expenses......................................     1,519,979         466,789       1,442,618
      Other prepaids and deferrals, net................        11,523             845          13,628
                                                         ------------    ------------    ------------
         Net cash provided by operating activities.....  $  2,670,511    $  1,646,238    $  3,139,596
                                                         ============    ============    ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
  Vesting of common stock under terms of deferred
    compensation stock agreement of 9,435 shares and
    6,363 shares, respectively.........................  $    482,694    $    288,291    $         --
                                                         ============    ============    ============

                       See Notes to Financial Statements.

                             CRISPAIRE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of business

     Crispaire Corporation (the "Company") designs, manufactures and markets air conditioning units and heat pump water heaters. The Company's manufacturing facilities are located in Cordele and Atlanta, Georgia. The Company markets its products to companies involved in modular construction, telecommunications and other utilities located throughout the continental United States and selected foreign markets.

  Basis of presentation

     The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within their industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

     The principles which significantly affect the determination of financial position, results of operations and cash flows are summarized below.

  Cash and cash equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and in banks as well as highly liquid investments and repurchase agreements, which are convertible to a known amount of cash and carry an insignificant risk in change in value.

     The Company maintains deposits in banks which, at times, may exceed FDIC insured limits. The Company has not experienced any losses in such accounts.

  Inventories

     Inventories are stated at the lower of standard cost (which includes material, labor and manufacturing overhead) or market. Cost is determined by the first-in, first-out (FIFO) method.

  Property, plant and equipment

     Property, plant and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred, and additions and improvements that significantly extend the lives of assets are capitalized. Upon disposition, cost and accumulated depreciation are eliminated from the related accounts and any gain or loss is reflected in other income or expense. The Company provides depreciation using the straight-line method over the estimated useful lives of the assets.

  Revenue recognition

     Revenue from the sale of products is recorded at the time of passage of title, generally when the products are shipped.

  Fair value of financial instruments

     Financial Accounting Standards Board Statement No. 107, "Disclosure About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which is practicable to estimate that value.

                             CRISPAIRE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

     Carrying amounts approximated fair values for the following instruments:

Cash and cash items        Notes payable
Trade accounts receivable  Long-term debt
Other investments          Accounts payable

     The fair value of patents owned by the Company, which are fully amortized, has not been determined.

     For other financial instruments, the determination of a fair value was not practical for disclosures as they do not represent a significant value to the Company and any differences from the carrying value of these instruments would also be insignificant.

NOTE 2.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Changes in the allowance for doubtful accounts for the years ended October 31, 1996, 1995 and 1994 are as follows:

                                                   1996        1995        1994
                                                 --------    --------    ---------
Balance, beginning of year.....................  $165,373    $167,500    $ 190,000
  Provision for doubtful accounts..............        --          --      241,275
  Accounts charged off, net of recoveries......   (33,121)     (2,127)    (263,775)
                                                 --------    --------    ---------
Balance, end of year...........................  $132,252    $165,373    $ 167,500
                                                 ========    ========    =========

NOTE 3.  INVENTORIES

     Inventories at October 31, 1996 and 1995 were composed of the following:

                                                               1996          1995
                                                            ----------    ----------
Component parts and subassemblies.........................  $4,677,898    $3,812,188
Work-in-process...........................................     240,757       172,717
Finished units............................................   1,035,709     1,642,953
                                                            ----------    ----------
                                                            $5,954,364    $5,627,858
                                                            ==========    ==========

NOTE 4.  NOTES PAYABLE

     Notes payable at October 31, 1996 and 1995 consisted of the following:

                                                         1996        1995
                                                       --------    --------
$5,000,000 ($4,000,000 in 1995) line of credit to
  NationsBank........................................  $     --    $618,349
                                                       ========    ========

     The line of credit is secured by accounts receivable, inventories, equipment and real estate and is guaranteed by certain officers and stockholders of the Company. Terms of the loan agreement provide that the Company may borrow against eligible inventory and receivables based on formulas in the agreement. Maximum borrowings against inventories are further limited to $2,000,000.

     The loan agreement also requires that the Company meet certain specific financial covenants. The Company is in compliance with all such covenants at October 31, 1996.

     Interest on borrowings is due monthly at a variable rate (7.15% and 8.75% at October 31, 1996 and 1995, respectively), while principal is due on demand.

                             CRISPAIRE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

     All interest incurred during the years ended October 31, 1996, 1995 and 1994 was expensed.

NOTE 5.  PLEDGED ASSETS AND LONG-TERM DEBT

     At October 31, 1996 and 1995, long-term debt consisted of the following:

                                                                1996         1995
                                                             ----------    --------
NationsBank, variable rate (7.56% at October 31, 1996) note
  payable, due in monthly installments of $29,412 plus
  interest through March 1999, collateralized by trade
  accounts receivable, inventories, equipment and real
  estate and guaranteed by certain stockholders of the
  Company. Subject to the terms of the loan agreement
  discussed in Note 4. ....................................  $  823,529    $     --
NationsBank, 7.15% note payable, due in monthly
  installments of $13,550 plus interest through November
  1996, final installment of all unpaid principal and
  interest, due December 1996, collateralized by accounts
  receivable, inventories, equipment and real estate and
  guaranteed by certain stockholders of the Company.
  Subject to the terms of the loan agreement discussed in
  Note 4. .................................................     418,650     594,800
                                                             ----------    --------
                                                              1,242,179     594,800
Less current portion.......................................     771,591     162,600
                                                             ----------    --------
Long-term portion..........................................  $  470,588    $432,200
                                                             ==========    ========

     Aggregate maturities required on long-term debt at October 31, 1996 are as follows:

1997........................................................  $  771,591
1998........................................................     352,941
1999........................................................     117,647
                                                              ----------
          Total.............................................  $1,242,179
                                                              ==========

NOTE 6.  INCOME TAX MATTERS

     For the years ended October 31, 1996, 1995 and 1994, the Company, with the consent of the stockholders, has elected to be taxed under sections of Federal and Georgia income tax law, which provides that, in lieu of corporation income taxes, the stockholders separately account for their pro rata shares of the Company's items of income, deduction, loss and credits. As a result of this election, no income tax liability or expense has been recorded.

     The Company, with the consent of its stockholders, has elected to retain its fiscal year ending October 31, rather than an otherwise required December 31 year end, in accordance with Section 444 of the Internal Revenue Code. To do so requires a deposit to be placed with the Internal Revenue Service which cannot be refunded unless the election is terminated. For the year ended October 31, 1996, the Company has the required payment of $189,136 on deposit with the Internal Revenue Service.

NOTE 7.  PROFIT-SHARING PLAN

     The Company has a defined contribution plan (the "plan") which adheres to the provisions of Internal Revenue Code Section 401(k). All full-time employees, once they have reached age 21 and have completed one full year of service, are eligible to participate. Under the provisions of the plan, the Company must make contributions based on a percentage of employee contributions. The

                             CRISPAIRE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

amounts charged to operations by the Company were $37,188, $30,147 and $30,536 for the years ended October 31, 1996, 1995 and 1994, respectively.

NOTE 8.  LEASES

     The Company has entered into leases for a warehouse and various equipment under noncancelable leases. Future minimum payments for all noncancelable operating leases with initial or remaining terms of one year or more are summarized as follows:

Years Ending October 31,
  1997......................................................  $158,209
  1998......................................................   154,909
  1999......................................................   141,645
  2000......................................................   116,091
  2001......................................................     4,431
                                                              --------
                                                              $575,285
                                                              ========

     Rental expense for operating leases for the years ended October 31, 1996, 1995 and 1994 was $243,535, $174,193 and $136,595, respectively.

NOTE 9.  EMPLOYMENT CONTRACT AND DEFERRED COMPENSATION STOCK AGREEMENT

     The Company has entered into an employment contract with its president. The contract establishes his base salary and benefits and provides for a cash bonus to be paid based on a formula contained in the agreement. The bonus was $501,863, $247,581 and $155,235 for the years ended October 31, 1996, 1995 and
1994, respectively. The agreement expires December 31, 1997.

     The Company has also entered into a deferred compensation stock agreement with its president. In accordance with the terms of the agreement, 30,000 shares of the Company's common stock was issued to the president. The issued stock has been restricted by the agreement and, while the president has all cash dividend and voting rights with respect to the stock, his ownership interest in the stock was not vested at the time of issuance.

     Each fiscal year a bonus is computed based on a formula contained in the agreement. Subsequent to October 31 of each year, the president will vest in a portion of the restricted stock based on the accrued bonus and a stock valuation formula contained in the agreement. Shares not vested at the termination of employment or at the expiration of the agreement shall be canceled and returned to the Company and the president shall have no further rights or interest with respect to those shares.

     The agreement contains provisions concerning the Company's acquisition of the vested stock at the termination of employment. The agreement also provides the president an option to purchase an additional 20,000 shares of the Company's stock at a price based on a valuation formula contained in the agreement. This option expires at the termination of employment or the expiration of the agreement.

     The deferred compensation stock agreement expires October 31, 1997. The bonus accrued and expensed in accordance with this agreement for the years ended October 31, 1996, 1995 and 1994 totaled $659,010, $482,694 and $288,291, respectively.

     The total bonus accrual included in accrued expenses and general and administrative expenses for both of the above agreements totaled $1,160,873, $730,275 and $443,526 at October 31, 1996, 1995 and 1994, respectively.

                             CRISPAIRE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

     During the year ended October 31, 1996, the president vested in 9,435 shares of the restricted common stock based on the October 31, 1995 bonus accrual and the stock valuation formula.

NOTE 10.  CONCENTRATIONS OF SALES

     Approximately 61%, 61% and 59% of the Company's sales for the years ended October 31, 1996, 1995 and 1994 were concentrated within the telecommunications industry. The Company grants credit to distributors throughout the world and generally does not require collateral to secure the accounts receivable. The company's credit is concentrated within the telecommunications industry accounting for 53% and 55% of accounts receivable as of October 31, 1996 and 1995, respectively.

NOTE 11.  SUBSEQUENT EVENTS

     On August 27, 1997, the Company executed a letter of intent with Recreation Vehicle Products, Inc. ("RVP"), a manufacturer of air conditioning equipment for recreational vehicles located in Wichita, Kansas, whereby RVP would acquire substantially all of the assets and assume certain liabilities of the Company.

NOTE 12.  LITIGATION

     The Company is a defendant in a lawsuit wherein substantial amounts are claimed. In the opinion of the Company's legal counsel, this suit is without substantial merit and should not result in a judgment which would have a material adverse effect on the Company's financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Airxcel, Inc.

     We have audited the accompanying balance sheet of Crispaire Corporation, Inc. as of October 31, 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As discussed in Note 11 to the financial statements on November 10, 1997, substantially all operating assets and liabilities of the Company were acquired by Airxcel, Inc. pursuant to a purchase agreement.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crispaire Corporation, Inc. as of October 31, 1997 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Coopers & Lybrand, L.L.P.
Atlanta, Georgia
March 2, 1998

                          CRISPAIRE CORPORATION, INC.

                                 BALANCE SHEET
                                OCTOBER 31, 1997

ASSETS
Current assets:
  Cash and equivalents......................................  $    67,518
  Trade accounts receivable, less allowance for doubtful
     accounts of $323,973...................................    6,770,967
  Inventories...............................................    6,335,436
  Prepaid expenses..........................................       85,744
  Other current assets......................................      265,181
                                                              -----------
          Total current assets..............................   13,524,846
Property, plant and equipment, net of depreciation of
  $1,381,435................................................    2,556,019
                                                              -----------
          Total assets......................................  $16,080,865
                                                              ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $   352,941
  Accounts payable..........................................    3,122,595
  Accrued expenses..........................................    1,981,440
  Bank overdrafts...........................................      257,084
                                                              -----------
          Total current liabilities.........................    5,714,060
                                                              -----------
Long-term debt, less current maturities.....................      117,647
                                                              -----------
          Total liabilities.................................    5,831,707
                                                              -----------
Commitments and contingencies (see Notes 7 and 12)
Stockholders' equity:
  Common stock, par value $1 per share; 250,000 shares
     authorized; 190,588 shares issued......................      190,588
  Additional paid-in capital................................    6,391,211
  Retained earnings.........................................    5,774,727
  Less cost of common shares acquired for the treasury
     55,571 shares..........................................   (2,107,368)
                                                              -----------
          Total stockholders' equity........................   10,249,158
                                                              -----------
          Total liabilities and stockholders' equity........  $16,080,865
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                          CRISPAIRE CORPORATION, INC.

                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED OCTOBER 31, 1997

Net sales...................................................  $39,114,185
Cost of goods sold..........................................   28,160,508
                                                              -----------
     Gross profit...........................................   10,953,677
Operating expenses:
  Selling...................................................    1,954,388
  General and administrative................................    3,902,925
  Engineering...............................................      932,177
  Research and development..................................      178,573
                                                              -----------
     Income from operations.................................    3,985,614
Interest expense............................................      124,616
                                                              -----------
     Net income.............................................  $ 3,860,998
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                          CRISPAIRE CORPORATION, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED OCTOBER 31, 1997

                                 COMMON STOCK
                              ------------------                  DEFERRED
                                          PAR      ADDITIONAL   COMPENSATION                                    TOTAL
                                         VALUE      PAID-IN     FOR NONVESTED    RETAINED      TREASURY     STOCKHOLDERS'
                              SHARES     AMOUNT     CAPITAL         STOCK        EARNINGS        STOCK         EQUITY
                              -------   --------   ----------   -------------   -----------   -----------   -------------
Balance at October 31,
  1996......................  190,588   $190,588   $6,003,815     $(271,614)    $ 3,681,470   $(1,306,346)   $ 8,297,913
  Repurchase of 10,663
    shares of common stock
    for treasury............                                                                     (801,022)      (801,022)
  Payment of cash
    dividends...............                                                     (1,767,741)                  (1,767,741)
  Vesting of 10,052 shares
    of common stock under
    terms of deferred
    compensation stock
    agreement...............                          387,396       271,614                                      659,010
  Net income................                                                      3,860,998                    3,860,998
                              -------   --------   ----------     ---------     -----------   -----------    -----------
Balance at October 31,
  1997......................  190,588   $190,588   $6,391,211     $      --     $ 5,774,727   $(2,107,368)   $10,249,158
                              =======   ========   ==========     =========     ===========   ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                          CRISPAIRE CORPORATION, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED OCTOBER 31, 1997

Cash flows from operating activities:
  Net income................................................  $ 3,860,998
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................      280,016
     Changes in operating assets and liabilities:
       Accounts receivable..................................   (1,281,261)
       Inventories..........................................     (381,072)
       Other assets.........................................      (76,045)
       Prepaid expenses.....................................       (8,269)
       Accounts payable.....................................      827,177
       Accrued expenses.....................................      497,038
                                                              -----------
          Net cash provided by operating activities.........    3,718,582
                                                              -----------
Cash flows from investing activities:
  Capital expenditures......................................     (503,603)
                                                              -----------
          Net cash used in investing activities.............     (503,603)
                                                              -----------
Cash flows from financing activities:
  Payment of long-term debt.................................     (771,591)
  Dividends paid............................................   (1,767,741)
  Change in bank overdrafts.................................      129,753
  Repurchase of treasury stock..............................     (801,022)
                                                              -----------
          Net cash used in financing activities.............   (3,210,601)
                                                              -----------
Net increase in cash and equivalents........................        4,378
Cash and equivalents at beginning of period.................       63,140
                                                              -----------
Cash and equivalents at end of period.......................  $    67,518
                                                              ===========
Supplemental noncash investing and financing activities:
  Vesting of 10,052 shares of common stock under terms of
     deferred compensation stock agreement..................  $   659,010
                                                              ===========
Supplement disclosure of cash flow information:
  Cash paid for:
     Interest...............................................  $   124,062
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                          CRISPAIRE CORPORATION, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The Company is involved in the manufacturing and sale of air conditioning units and heat pump water heaters. Sales are primarily to companies involved in modular construction, telecommunications, and other utilities located throughout the United States and selected foreign markets. On November 10, 1997, substantially all operating assets and liabilities of the Company were acquired by Airxcel, Inc. pursuant to a purchase agreement.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Sales are recorded at the time products are shipped to customers.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market.

CASH AND EQUIVALENTS

     The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              -----
Buildings and improvements..................................  7-40
Machinery and equipment.....................................  3-40
Furniture and fixtures......................................   5-7

     Gains and losses related to retirements or other disposals are included in the statement of operations. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized.

2.  INVENTORIES:

     Inventories consisted of the following:

Raw materials and sub-assemblies............................  $3,924,413
Work-in-process.............................................     121,731
Finished goods..............................................   2,289,292
                                                              ----------
                                                              $6,335,436
                                                              ==========

                          CRISPAIRE CORPORATION, INC.

3.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consisted of the following:

Land........................................................  $    18,000
Buildings and Improvements..................................    1,138,934
Machinery and equipment.....................................    2,478,202
Furniture and fixtures......................................      302,318
                                                              -----------
                                                                3,937,454
Less: accumulated depreciation..............................   (1,381,435)
                                                              -----------
                                                              $ 2,556,019
                                                              ===========

4.  ACCRUED EXPENSES:

     Accrued expenses consisted of the following:

Warranties..................................................  $  490,000
Payroll.....................................................     124,184
Commissions.................................................     126,612
Bonus.......................................................     664,234
Vacation....................................................     118,912
Miscellaneous...............................................     457,498
                                                              ----------
                                                              $1,981,440
                                                              ==========

5.  NOTE PAYABLE AND LONG-TERM DEBT:

     At October 31, 1997, the Company had a $5 million line of credit available through NationsBank (the "loan agreement"). At October 31, 1997, the Company had no amounts outstanding with respect to this line of credit. The line of credit was collateralized by accounts receivable, inventories, equipment and real estate and was guaranteed by certain officers and stockholders of the Company. Terms of the loan agreement provided that the Company could borrow against eligible inventories and accounts receivable, as defined. Maximum borrowings against inventories were further limited to $2,000,000. Interest on borrowings was due monthly at a variable rate (7.41% at October 31, 1997), while any principal was due on March 31, 1998.

     The loan agreement also requires that the Company meet certain specific financial covenants.

     At October 31, 1997, the Company had long-term debt consisting of a variable rate (7.56% at October 31, 1997) note payable to NationsBank, due in monthly installments of $29,412 plus interest through March 1999. The note was collateralized by accounts receivable, inventories, equipment and real estate and was guaranteed by certain officers and stockholders of the Company. The total principal balance outstanding on the note at October 31, 1997 was $470,588, consisting of a current portion of $352,941 and a long-term portion of $117,647.

     Subsequent to October 31, 1997, the line of credit was terminated and the note payable was paid in full pursuant to the purchase agreement discussed in
Note 11 to the financial statements.

6.  INCOME TAXES:

     For the year ended October 31, 1997, the Company, with the consent of its stockholders, elected to be taxed under sections of Federal and Georgia income tax law, which provide that, in lieu

                          CRISPAIRE CORPORATION, INC.

of corporation income taxes, the stockholders separately account for their pro rata shares of the Company's items of income, deduction, loss and credits. As a result of this election, no income tax liability or expense was recorded.

     The Company, with the consent of its stockholders, elected to retain its fiscal year ending October 31, rather than an otherwise required December 31 year end, in accordance with Section 444 of the Internal Revenue Code. To do so required a deposit to be placed with the Internal Revenue Service which cannot be refunded unless the election is terminated. For the year ended October 31, 1997, the Company had the required payment of $265,181 on deposit with the Internal Revenue Service.

     The stockholders of the Company intend to terminate this election during fiscal 1998.

7.  LEASES:

     The Company leases a warehouse and various equipment under noncancelable operating leases with periods ranging from three to five years. The total minimum rental commitment at October 31, 1997, under these leases was as follows:

1998........................................................  $154,909
1999........................................................   141,645
2000........................................................   116,091
2001........................................................     4,431
2002........................................................        --
                                                              --------
                                                              $417,076
                                                              ========

     The total rental expense including short-term rentals recorded in the statement of operations was $247,524 for the year ended October 31, 1997.

8.  BENEFIT PLAN:

     The Company has a 401(k) defined contribution plan (the "plan"). All full-time employees, once they have reached age 21 and have completed one year of service, are eligible to participate. Under the provisions of the plan, the Company must make contributions based on a percentage of employee contributions. The amount of Company contributions charged to operations was $39,628 for the year ended October 31, 1997.

9.  EMPLOYMENT CONTRACT AND DEFERRED COMPENSATION STOCK AGREEMENT:

     The Company had an employment contract with its president that established the president's base salary and benefits and provided for a cash bonus based on a formula contained in the agreement. The bonus was $487,000 for the year ended October 31, 1997.

     The Company also had a deferred compensation stock agreement with its president under which 30,000 restricted shares of the Company's common stock were issued to the president. Each fiscal year since the issuance, the president vested in a portion of the restricted stock based on a stock valuation formula contained in the agreement. During the year ended October 31, 1997, the president vested in 10,052 shares of the restricted common stock resulting in all shares being fully vested.

                          CRISPAIRE CORPORATION, INC.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     - Cash and cash equivalents, accounts receivable, and accounts payable -- The carrying amount is a reasonable estimate of the fair value because of the short maturity of these instruments.

     - Long-term debt -- Because the note payable was primarily a variable rate loan, the carrying amount was a reasonable estimate of fair value.

11.  SUBSEQUENT EVENT:

     On November 10, 1997, substantially all operating assets and liabilities of the Company were acquired by Airxcel, Inc. for $43.4 million pursuant to a purchase agreement. The Company's line of credit and term loan were paid in full and terminated, and were not assumed by Airxcel. In conjunction with the transaction, certain officers of the Company entered into employment agreements with Airxcel.

12.  LITIGATION:

     The Company is a defendant in a lawsuit seeking monetary damages in an unspecified amount for an alleged patent, trademark and trade dress infringement by Crispaire. Management of the Company believes that the ultimate resolution of this matter will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To KODA Enterprises Group, Inc.

     We have audited the accompanying consolidated balance sheets of KODA Enterprises Group, Inc. (a Delaware corporation) and subsidiaries as of April 30, 1996 and 1997, and the related consolidated statements of operations and cash flows for each of the three years in the period ended April 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KODA Enterprises Group, Inc. and subsidiaries as of April 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1997, in conformity with generally accepted accounting principles.

Boston, Massachusetts                     Arthur Andersen LLP
February 3, 1998

                          KODA ENTERPRISES GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                       APRIL 30,     APRIL 30,    DECEMBER 31,
                                                         1996          1997           1997
                                                      -----------   -----------   ------------
                                                                                  (UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents...........................  $ 3,110,648   $    97,319   $   644,748
Marketable securities...............................    1,826,327     3,964,008     2,335,689
Accounts receivable, net (Note 3)...................    4,771,427     5,068,902     5,031,936
Notes receivable -- related parties (Note 4)........      840,000       840,000     1,864,800
Due from Affiliate, net.............................           --        23,979       208,469
Inventories (Note 5)................................    6,171,061     8,621,463     9,104,395
Deferred tax and other current assets (Note 2)......      412,511       405,162       383,262
                                                      -----------   -----------   -----------
          Total current assets......................   17,131,974    19,020,833    19,573,299
Property, plant and equipment, net (Note 6).........    2,712,436     3,164,747     3,660,387
Intangible assets, net (Note 7).....................    4,486,349     4,207,437     4,021,728
Notes receivable -- related parties (Note 4)........    2,334,634     2,373,746     2,649,480
Other assets........................................    1,098,330     1,278,988     1,378,200
                                                      -----------   -----------   -----------
                                                      $27,763,723   $30,045,751   $31,283,094
                                                      ===========   ===========   ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long-term debt (Note 8)........    1,856,515     1,970,267     1,481,713
  Accounts payable..................................    3,873,418     4,180,282     4,362,817
  Accrued liabilities (Note 9)......................    2,102,354     2,185,533     1,272,155
  Due to Affiliate, net.............................      112,993            --            --
                                                      -----------   -----------   -----------
          Total current liabilities.................    7,945,280     8,336,082     7,116,685
Long-term debt, less current portion (Note 8).......    9,384,202    10,377,540    11,935,249
Deferred tax liability (Note 12)....................      375,731       369,026       369,026
Other long-term liabilities (Note 15)...............      454,951       589,390       658,258
Commitments and contingencies (Notes 14 and 15).....           --            --            --
Stockholder's equity:
  Common stock ($1 par, 1,000 shares authorized, 100
     shares issued and outstanding).................          100           100           100
  Additional paid-in capital........................    8,817,620     8,817,620     8,817,620
  Retained earnings.................................      785,839     1,555,993     2,386,156
                                                      -----------   -----------   -----------
          Total stockholder's equity................    9,603,559    10,373,713    11,203,876
                                                      -----------   -----------   -----------
          Total liabilities and stockholder's
            equity..................................  $27,763,723   $30,045,751   $31,283,094
                                                      ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                          KODA ENTERPRISES GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      EIGHT MONTHS   EIGHT MONTHS
                            YEAR ENDED    YEAR ENDED    YEAR ENDED       ENDED          ENDED
                             APRIL 30,     APRIL 30,     APRIL 30,    DECEMBER 31,   DECEMBER 31,
                               1995          1996          1997           1996           1997
                            -----------   -----------   -----------   ------------   ------------
                                                                              (UNAUDITED)
Sales.....................  $40,168,174   $37,696,702   $42,222,952   $27,711,811    $28,953,787
Cost of goods sold........   31,450,322    28,965,076    32,477,060    20,842,595     22,261,962
                            -----------   -----------   -----------   -----------    -----------
          Gross profit....    8,717,852     8,731,626     9,745,892     6,869,216      6,691,825
Selling, general and
  administrative
  expenses................    6,782,323     7,165,508     8,148,863     5,315,460      5,423,836
                            -----------   -----------   -----------   -----------    -----------
          Operating
            profit........    1,935,529     1,566,118     1,597,029     1,553,756      1,267,989
Other income (expense):
     Interest expense,
       net................     (905,815)     (935,394)   (1,046,425)     (704,558)      (817,227)
     Other, net...........      747,982        30,589       292,351       188,257        379,961
                            -----------   -----------   -----------   -----------    -----------
          Income before
            income
            taxes.........    1,777,696       661,313       842,955     1,037,455        830,723
Income tax (benefit)
  expense (Note 12).......      (32,993)      456,135        72,802       512,000            560
                            -----------   -----------   -----------   -----------    -----------
          Net income......  $ 1,810,689   $   205,178   $   770,153   $   525,455    $   830,163
                            ===========   ===========   ===========   ===========    ===========
Retained earnings,
  beginning of period.....  $(1,230,028)  $   580,661   $   785,839   $   785,839    $ 1,555,993
                            ===========   ===========   ===========   ===========    ===========
Retained earnings,
  end of period...........  $   580,661   $   785,839   $ 1,555,993   $ 1,311,294    $ 2,386,156
                            ===========   ===========   ===========   ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                          KODA ENTERPRISES GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        EIGHT MONTHS ENDED
                                          YEAR ENDED    YEAR ENDED    YEAR ENDED    ---------------------------
                                           APRIL 30,     APRIL 30,     APRIL 30,    DECEMBER 31,   DECEMBER 31,
                                             1995          1996          1997           1996           1997
                                          -----------   -----------   -----------   ------------   ------------
                                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income............................  $ 1,810,689   $   205,178   $   770,153   $   525,455    $   830,163
  Adjustments used to reconcile net
    income to net cash provided (used)
    by operating activities:
    Depreciation and amortization.......    1,044,193     1,003,163       941,206       551,380        665,472
    Provision for doubtful accounts.....       (8,157)       57,627        50,000            --             --
    Gain on sale of assets..............         (643)       (2,101)       (6,488)           --       (196,014)
    Deferred income taxes...............     (103,811)      294,692        26,107       (14,169)            --
    (Increase) decrease in accounts
      receivable........................     (348,870)     (369,336)     (294,548)      471,524         68,380
    (Increase) decrease in
      inventories.......................   (1,185,081)    2,380,493    (2,450,402)   (2,040,706)      (482,932)
    Decrease (increase) in prepaid
      expenses and other................     (196,838)     (329,147)      307,482        90,812         20,491
    (Increase) decrease in due from
      affiliates, net...................           --            --            --      (601,560)      (184,494)
    Increase (decrease) in accounts
      payable...........................     (535,125)      390,746       240,497      (467,626)       182,535
    Increase (decrease) in accrued
      liabilities.......................      395,041      (157,076)       83,179         8,396       (913,378)
                                          -----------   -----------   -----------   -----------    -----------
         Net cash provided (used) by
           operating activities.........      871,398     3,474,239      (332,814)   (1,476,494)        (9,777)
                                          -----------   -----------   -----------   -----------    -----------
Cash flows from investing activities:
  Additions to property, plant and
    equipment...........................     (598,661)     (854,534)     (696,767)     (340,915)      (975,404)
  Proceeds from sale of assets..........        2,550         2,101        13,804            --        196,014
  (Increase) decrease in intangible and
    other assets........................     (569,497)      (66,173)     (369,632)      200,641        (30,344)
  (Increase) decrease in marketable
    securities..........................     (351,542)   (1,303,783)   (2,137,681)   (1,590,143)     1,628,319
  (Increase) decrease in notes
    receivable -- related parties.......      441,000       205,000       (17,000)      (22,000)    (1,330,534)
                                          -----------   -----------   -----------   -----------    -----------
         Net cash used in investing
           activities...................   (1,076,150)   (2,017,389)   (3,207,276)   (1,752,417)      (511,949)
Cash flows from financing activities:
  Net increase (decrease) in revolving
    line of credit......................    1,650,338    (4,374,675)    1,892,889     1,536,710      1,892,890
  Proceeds from issuance of long-term
    debt................................      200,000     6,596,137       190,391            --             --
  Payments of long-term debt............   (1,710,245)   (1,294,687)   (1,690,961)     (517,322)      (823,735)
  Net increase in other liabilities.....           --       454,951       134,440            --             --
                                          -----------   -----------   -----------   -----------    -----------
         Net cash provided by financing
           activities...................      140,093     1,381,726       526,759     1,019,388      1,069,155
         Net (decrease) increase in cash
           and cash equivalents.........      (64,659)    2,838,576    (3,013,331)   (2,209,523)       547,429
                                          -----------   -----------   -----------   -----------    -----------
Cash and cash equivalents at beginning
  of period.............................      331,731       272,072     3,110,648     3,110,648         97,319
                                          -----------   -----------   -----------   -----------    -----------
Cash and cash equivalents at end of
  period................................  $   267,072   $ 3,110,648   $    97,317   $   901,125    $   644,748
                                          ===========   ===========   ===========   ===========    ===========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest..............................  $ 1,065,163   $ 1,012,308   $ 1,243,774   $   817,041    $ 1,001,372
  Income taxes..........................       63,358        54,141       238,943        30,000        612,000

  The accompanying notes are an integral part of these consolidated financial statements.

                          KODA ENTERPRISES GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) ORGANIZATION

     KODA Enterprises Group, Inc. ("KODA" or the "Company") is a holding company which, through its ultimate subsidiary Suburban Manufacturing Company, is engaged in the manufacture and sale of specialty products consisting of gas heating to the recreational vehicle industry, both in the United States and Canada. The Company also sells other heating and cooling equipment.

     On December 23, 1997, the Company executed an agreement in principal to sell the Company to Airxcel Holdings, Inc. for approximately $36 million.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- These consolidated financial statements include the accounts of the Company, its subsidiary KODA Industries of Tennessee, Inc. and its ultimate subsidiary Suburban Manufacturing Company. All material intercompany transactions and balances have been eliminated in consolidation. Prior to completing the transaction discussed in Note 1, the Company expects to divest its ownership in J.T. Nelson Company, Inc. and T.E.H.S. LLC d/b/a Monson/Shurtleff Industrial ("MSI"). Both of these entities are expected to be transferred to an entity owned 100% by the sole stockholder of KODA. These consolidated financial statements present the financial position, results of operations and cash flows of the Company as if the spin-offs discussed above occurred prior to all periods presented.

     Interim Financial Statements -- The accompanying consolidated financial statements as of December 31, 1997 and for the eight-month periods ended December 31, 1996 and December 31, 1997 are unaudited, but in the opinion of management, include all adjustments consisting of normal recurring adjustments necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted although the Company believes that the disclosures included are adequate to make the information presented not misleading. Results for the eight months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the year ending April 30, 1998.

     Inventories -- Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Work in process and finished goods consist of materials, labor and manufacturing overhead.

     Marketable Securities -- Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The Company's marketable securities consist primarily of equity securities and mutual fund investments and are stated at cost, which approximates market.

     Property, Plant and Equipment -- Property, plant and equipment are recorded at cost. For financial reporting purposes, depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. The cost for maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

     Intangible Assets -- Intangible assets are stated at cost and are amortized over their estimated useful lives. The Company continually evaluates whether events or circumstances have occurred

                          KODA ENTERPRISES GROUP, INC.

that may warrant revision of the remaining useful lives of intangibles or which would indicate the remaining balances may not be recoverable in accordance with SFAS No. 121.

     Income Taxes -- The Company's income taxes are accounted for under the method prescribed by SFAS No. 109, Accounting for Income Taxes. This method requires that deferred tax assets and liabilities be recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on the deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     Investments -- The Company accounts for certain minority investments in limited partnerships and limited liability companies on the cost basis of accounting. The aggregate fair market value of these investments approximates cost.

     Revenue Recognition -- The Company recognizes revenue when shipments are made. In addition, the Company grants credit to its customers on defined payment terms based on their credit worthiness and generally does not secure collateral.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimates of the fair value of all classes of financial instruments. The carrying amounts reported on the accompanying balance sheets for cash, marketable securities, accounts receivable, notes receivable and accounts payable approximate fair value due to the short-term nature of these instruments. Based on current market conditions, management believes that the carrying value of its debt approximates fair value at April 30, 1996 and 1997.

     Impairment of Long Lived Assets -- During 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of, effective for fiscal years beginning after December 15, 1995, which requires the determination of whether an impairment has occurred based on undiscounted cash flows. If it is determined that an impairment has occurred, the impaired asset must be written down to fair value less the cost to sell. While SFAS No. 121 specifically applies to the Company's long-lived property, equipment and intangibles, its adoption or subsequent following of the provision has not had a material impact on the accompanying financial statements.

                          KODA ENTERPRISES GROUP, INC.

(3) ACCOUNTS RECEIVABLE

     The components of accounts receivable are as follows:

                                                             APRIL 30,
                                                      -----------------------
                                                         1996         1997
                                                      ----------   ----------
Trade...............................................  $4,870,501   $4,178,999
Employees/Officer/Shareholders......................      56,034      602,573
Interest............................................     136,416      189,344
Other...............................................       6,331      197,986
                                                      ----------   ----------
                                                       5,069,282    5,168,902
Less -- allowance for doubtful accounts.............    (297,855)    (100,000)
                                                      ----------   ----------
                                                      $4,771,427   $5,068,902
                                                      ==========   ==========

(4) NOTES RECEIVABLE -- RELATED PARTIES

     The Company has a note receivable from KODA Industries of Kentucky. No interest is charged on this note. The Company has a note receivable from HMK Enterprises, Inc., a related party, which bears interest at 9 percent. Also, the sole stockholder of KODA has issued demand and promissory notes to KODA aggregating $2,410,000. As of April 30, 1996, April 30, 1997 and December 31, 1997, $874,044, $913,156 and $913,156 remains outstanding. These notes bear interest at the rate of 6 to 6.5 percent. Notes receivable -- related parties are classified as follows:

                                                             APRIL 30, 1996
                                                   ----------------------------------
                                                   CURRENT    LONG-TERM      TOTAL
                                                   --------   ----------   ----------
KODA Industries of Kentucky......................  $     --   $1,875,924   $1,875,924
Officer -- Suburban..............................        --       75,000       75,000
HMK Enterprises, Inc.............................        --      349,666      349,666
Sole stockholder.................................   840,000       34,044      874,044
                                                   --------   ----------   ----------
                                                   $840,000   $2,334,634   $3,174,634
                                                   ========   ==========   ==========

                                                             APRIL 30, 1997
                                                   ----------------------------------
                                                   CURRENT    LONG-TERM      TOTAL
                                                   --------   ----------   ----------
KODA Industries of Kentucky......................  $     --   $1,875,924   $1,875,924
Officer -- Suburban..............................        --       75,000       75,000
HMK Enterprises, Inc.............................        --      349,666      349,666
Sole stockholder.................................   840,000       73,156      913,156
                                                   --------   ----------   ----------
                                                   $840,000   $2,373,746   $3,213,746
                                                   ========   ==========   ==========

                                                          DECEMBER 31, 1997
                                                 ------------------------------------
                                                  CURRENT     LONG-TERM      TOTAL
                                                 ----------   ----------   ----------
                                                             (UNAUDITED)
KODA Industries of Kentucky....................  $       --   $1,836,812   $1,836,812
Officer -- Suburban............................          --       75,000       75,000
HMK Enterprises, Inc...........................          --      664,512      664,512
Various........................................      24,800           --       24,800
KODA Enterprises Group, LLC....................   1,000,000           --    1,000,000
Sole stockholder...............................     840,000       73,156      913,156
                                                 ----------   ----------   ----------
                                                 $1,864,800   $2,649,480   $4,514,280
                                                 ==========   ==========   ==========

                          KODA ENTERPRISES GROUP, INC.

     KODA Industries of Kentucky, Inc. was the intermediate holding company owning 100% of J.T. Nelson Co. Inc. This entity was owned 98% by KODA Enterprises Group, Inc. prior to the spin off of the Company to the Company's shareholder.

     HMK Enterprises, Inc. is a strategic investment and management company founded in 1978 that acquires companies and provides them with management expertise in reaching their performance potential. The sole shareholder of KODA Enterprises Group, Inc. is a shareholder of HMK Enterprises, Inc.

     KODA Enterprises Group, LLC is owned 95% by the sole shareholder of KODA Enterprises Group, Inc. KODA Enterprises Group LLC is a holding company for a subsidiary that is a manufacturer and installer of air conditioning and heating units primarily to the van conversion industry.

     All of the above related party receivables and the additional amounts disclosed in footnote 4 will be repaid prior to the sale of the Company to Airxseel Holdings, Inc.

(5) INVENTORIES

     The components of inventories are as follows:

                                                           APRIL 30,
                                                    ------------------------
                                                       1996          1997
                                                    ----------    ----------
Raw materials.....................................  $2,278,847    $2,865,556
Work-in-process...................................   1,407,214     1,176,040
Finished goods....................................   2,680,556     4,775,423
                                                    ----------    ----------
                                                    $6,366,617    $8,817,019
                                                    ==========    ==========

(6) PROPERTY, PLANT AND EQUIPMENT

     The components of property, plant and equipment are as follows:

                                                                      ESTIMATED USEFUL
                                                APRIL 30,                  LIVES
                                        --------------------------    ----------------
                                           1996           1997
                                        -----------    -----------
Land..................................  $    76,898    $    76,898
Buildings.............................    1,455,584      1,503,824     20 to 40 years
Machinery and equipment...............    4,664,931      4,848,862      5 to 10 years
Dies and patterns.....................    4,791,654      4,841,861       5 to 8 years
Furniture and fixtures................      725,225        818,303       3 to 8 years
Automotive equipment..................      368,521        348,450       4 to 5 years
Construction in progress..............       10,000        288,496
Equipment capital lease...............            0        359,137
                                        -----------    -----------
                                         12,092,813     13,085,831
Less accumulated depreciation and
  amortization........................   (9,380,377)    (9,921,084)
                                        -----------    -----------
                                        $ 2,712,436    $ 3,164,747
                                        ===========    ===========

     Depreciation of property, plant and equipment charged to operations during the years ended April 30, 1997, 1996 and 1995 and the eight months ended December 31, 1997 and 1996 was $662,644, $599,051, $632,873, $479,764 and
$365,672, respectively.

                          KODA ENTERPRISES GROUP, INC.

     Included above in machinery and equipment is property under capital leases:

                                                                APRIL 30, 1997
                                                                --------------
Office equipment............................................       $359,137
Less -- accumulated amortization............................        (25,653)
                                                                   --------
                                                                   $333,484
                                                                   ========

(7) INTANGIBLE ASSETS

     The components of intangible assets are as follows:

                                             APRIL 30,
                                     --------------------------        PERIOD OF
                                        1996           1997          AMORTIZATION
                                     -----------    -----------    -----------------
Non-compete agreements.............  $   779,000    $   779,000         5 to 7 years
Customer lists and contracts.......    1,568,338      1,568,338       11 to 40 years
Patents and trade names............      200,000        200,000       11 to 40 years
Excess of cost over net assets
  acquired.........................    2,915,315      2,915,315      5.5 to 40 years
Acquired supply and other
  agreements.......................    2,733,000      2,733,000         3 to 5 years
Engineering drawings...............       78,000         78,000       10 to 11 years
                                     -----------    -----------
                                       8,273,653      8,273,653
Less -- accumulated amortization...   (3,787,304)    (4,066,216)
                                     -----------    -----------
                                     $ 4,486,349    $ 4,207,437
                                     ===========    ===========

     Amortization of intangibles charged to operations during the years ended April 30, 1997, 1996 and 1995 and the eight months ended December 31, 1997 and 1996 was $278,562, $404,112, $412,753, $185,708 and $185,708, respectively.

(8)  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                 APRIL 30,
                                                         --------------------------
                                                            1996           1997
                                                         -----------    -----------
(a) Bank term notes....................................  $8,428,571..   $ 7,178,572
(b) Revolving line of credit...........................    2,171,558      4,064,448
(c) Subordinated seller note...........................      513,334        513,334
(d) Capital leases (Note 13)...........................            0        344,720
(e) Other..............................................      127,254        246,733
     Less -- current portion...........................   (1,856,515)    (1,970,267)
                                                         -----------    -----------
                                                         $ 9,384,202    $10,377,540
                                                         ===========    ===========

---------------
(a) Bank term notes at rates ranging from prime plus .75 percent to prime plus
    2.5 percent LIBOR plus 3.25 to 3.75 percent, or a fixed rate of 12.5 percent, secured by substantially all assets of the operating company, payable through May 2003. The prime and LIBOR rates at April 30, 1997 were
    8.5 percent and 5.6875 percent, respectively.

(b) Revolving line of credit providing up to $20,500,000 in borrowings, bearing interest at rates from prime plus .75 percent to prime plus 1.0 percent or LIBOR plus 3.25 percent, due between April 1998 and February 1999, secured by substantially all assets of the operating company.

                          KODA ENTERPRISES GROUP, INC.

(c) Subordinated note financed the purchase of a product line and is secured by substantially all the assets of the Company, subject to an intercreditor agreement with a bank.

(d) Various capital leases payable through fiscal 2000.

(e) Bank, government and trade notes, bearing interest at a fixed rate of 9.25 to 10.5 percent, payable through 2003, secured by certain real and personal property.

     The terms of the loan agreements applicable to the revolving line of credit and bank term notes include requirements of the operating company to maintain certain levels of earnings before interest, taxes, depreciation and amortization (EBITDA) and certain other financial ratios; to restrict the ability to incur additional indebtedness; to pay cash dividends or make certain other restricted payments; to incur capital expenditures in excess of certain amounts; to sell fixed assets; and to achieve certain cash flows. Substantially all of the operating company assets are secured by debt agreements.

     The Company is in compliance with or has received waivers for all covenants through April 30, 1997. However, at April 30, 1997, Suburban was not in compliance with respect to the payment of the subordinated note. On August 20, 1997, a judgment was awarded to the party holding the disputed subordinated note. The court awarded the plaintiff principal, interest and attorney's fees aggregating to approximately $770,000, resulting in a charge to operations in fiscal 1998 of approximately $100,000.

     Aggregate maturities of long-term debt for the next five years and thereafter are as follows: 1998 - $1,970,267; 1999 - $5,524,646;
2000 - $1,450,520; 2001 - $1,350,456; 2002 - $1,296,416; and
thereafter - $755,502.

(9) ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                           APRIL 30,
                                                    ------------------------
                                                       1996          1997
                                                    ----------    ----------
Compensation......................................  $  784,107    $  990,200
Insurance.........................................     446,375       394,868
Taxes, other than income taxes....................      80,370       110,505
Employee benefits.................................     214,063       180,938
Interest..........................................     173,862       164,024
Pension...........................................     159,778        94,942
Other.............................................     243,799       250,056
                                                    ----------    ----------
                                                    $2,102,354    $2,185,533
                                                    ==========    ==========

(10) EMPLOYEE BENEFIT PLANS

     Suburban sponsors two contributory defined benefit pension plans, the Suburban Manufacturing Company Retirement Plan and the Suburban Manufacturing Company Retirement Plan for Bargaining Employees, which cover substantially all Suburban Manufacturing Company employees meeting certain eligibility requirements. Assets of the plans consist of various marketable securities and investments in bond funds. The Company's funding policy is to contribute amounts that are sufficient, when added to participants' contributions, to fund the retirement benefits of all participants in accordance with the requirements of the Internal Revenue Code.

                          KODA ENTERPRISES GROUP, INC.

     Pension expense for fiscal 1996 and 1997 included the following components (in thousands):

                                                              1996     1997
                                                              -----    -----
Service cost................................................  $ 188    $ 236
Interest cost on projected benefit obligation...............    183      220
Actual return on plan assets................................   (254)    (366)
Net amortization and deferral...............................     22       93
                                                              -----    -----
Net pension expense.........................................  $ 139    $ 183
                                                              =====    =====

     The following table sets forth the funded status of the plans as of April 30, 1996 and 1997 (in thousands):

                                                               1996      1997
                                                              ------    ------
Actuarial present value of benefit obligation:
  Vested benefit obligation.................................  $1,888    $2,170
  Nonvested benefit obligation..............................      88       125
                                                              ------    ------
Accumulated benefit obligation..............................  $1,976    $2,295
                                                              ======    ======
Projected benefit obligation................................  $2,703    $3,133
Plan assets at fair value...................................   2,334     2,912
                                                              ------    ------
Projected benefit obligation in excess of plan assets at
  fair value................................................    (369)     (221)
Unrecognized net loss.......................................     273       160
Unrecognized prior service cost.............................     (36)      (32)
Unrecognized transition liability...........................     (29)      (25)
                                                              ------    ------
Net pension liability recognized on the balance sheet.......  $ (161)   $ (118)
                                                              ======    ======

     The following assumptions were used to measure the net periodic pension income and the projected benefit obligation:

                                                              1996    1997
                                                              ----    ----
Discount rate used to determine the projected benefit
  obligation................................................  8.0%    8.0%
Rate of increase in future compensation levels used to
  determine the projected benefit obligation................  4.5%    4.5%
Expected long-term rate of return on plan assets used to
  determine net periodic pension income.....................  8.5%    8.5%

     The Company's subsidiary maintains a defined contribution savings plans covering substantially all employees. Employees may contribute up to 15 percent of their compensation not to exceed the maximum allowed by the Internal Revenue Service as a before-tax deduction. The Company matches various percentages of employees' contributions. Contributions by the Company under this plan amounted to $66,000, $56,000 and $58,000 in 1997, 1996, and 1995 respectively.

                          KODA ENTERPRISES GROUP, INC.

(11) RELATED PARTY TRANSACTIONS

     The Company had numerous transactions with HMK, a company in which the sole stockholder of KODA has a minority interest. The following related party transactions or balances with HMK are included in these consolidated financial statements:

                                                           APRIL 30,
                                                    ------------------------
                                                       1996          1997
                                                    ----------    ----------
Interest receivable...............................  $    2,586    $    5,114
Interest income...................................      32,780        31,220
Consulting fees to HMK shareholders...............     105,000       105,000
Consulting fees payable...........................       8,500         8,500
Management fee expense............................     148,800       149,800
Insurance expense.................................   1,226,000     1,189,000

     The Company participates in an insurance program with other affiliated companies for which it paid $1,430,000, $1,226,000 and $1,189,000 in 1995, 1996, and 1997, respectively. Management believes insurance rates are substantially the same as what could be obtained by the Company independently on an arm's-length basis.

(12) INCOME TAXES

     The consolidated group files a consolidated income tax return comprised of KODA Enterprises Group, Inc. and its subsidiaries.

     Income tax (benefit) expense attributed to pre-tax income consists of the following:

                                                      CURRENT   DEFERRED   TOTAL
                                                      -------   --------   -----
                                                            (IN THOUSANDS)
Year ended April 30, 1995:
  U.S. federal......................................     71       (156)     (85)
  State and local...................................    109        (57)      52
Year ended April 30, 1996:
  U.S. federal......................................    161        230      391
  State and local...................................    125        (60)      65
Year ended April 30, 1997:
  U.S. federal......................................    (62)        26      (36)
  State and local...................................    166        (57)     109

     Total income tax (benefit) expense differed from the amount computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes as a result of the following:

                                                              YEAR ENDED APRIL 30,
                                                              --------------------
                                                              1995    1996   1997
                                                              -----   ----   -----
                                                                 (IN THOUSANDS)
Computed "expected" tax expense.............................  $ 604   $225   $ 287
Increase (reduction) in income taxes results from:
  State income tax, net of federal income tax benefit.......     34     43      72
  Other.....................................................     37    221     (53)
  Decrease in valuation allowance...........................   (706)   (33)   (233)
                                                              -----   ----   -----
                                                              $ (33)  $456   $  73
                                                              =====   ====   =====

                          KODA ENTERPRISES GROUP, INC.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at April 30, 1996 and 1997 are presented below:

                                                               1996     1997
                                                              ------    -----
                                                              (IN THOUSANDS)
Deferred tax assets:
  Accounts receivable, principally due to allowance for
     doubtful accounts......................................  $  116    $  39
  Inventories, principally due to additional costs
     inventoried for tax purposes...........................     145      166
  Accrued wages for financial reporting purposes............      86       90
  Warranty reserve for financial reporting purposes.........      29       49
  Stock appreciation rights for financial reporting
     purposes...............................................     177      230
  Federal net operating loss carryforward...................     466      161
  Investment tax credit carryforward........................      60       60
  AMT credit carryforward...................................      53       72
                                                              ------    -----
          Total deferred tax assets.........................   1,132      867
          Less valuation allowance..........................    (756)    (524)
                                                              ------    -----
          Deferred tax assets...............................     376      343
Deferred tax liabilities:
  Property, plant and equipment, principally due to
     difference in depreciation and capitalized interest....     336      327
  Intangible assets, principally due to differences in
     amortization methods...................................      40       42
                                                              ------    -----
          Total deferred tax liabilities....................     376      369
                                                              ------    -----
          Net deferred tax asset (liability)................  $   --    $ (26)
                                                              ======    =====

     Deferred income taxes include the impact of net operating loss carryforwards. Realization of these assets is contingent of future taxable earnings. The net change in the total valuation allowance was a decrease of $706,000, $33,000 and $233,000 for the years ended April 30, 1995, 1996, and
1997, respectively. Management considers it more likely than not that the benefits of these assets will ultimately be realized.

     At April 30, 1997, the Company has net operating loss carryforwards for federal income tax purposes of approximately $473,000, subject to review by taxing authorities, which are available to offset future taxable income through 2010.

     At April 30, 1997, the Company has an alternative minimum tax credit carryforward of $212,000, which is available to offset future income tax liabilities. The credit may be used to the extent that the Company's regular tax liability exceeds its alternative minimum tax liability. The credit may be carried forward indefinitely.

     KODA has investment tax credit carryforwards approximating $60,000 for U.S. tax and financial reporting purposes available to reduce future federal income taxes payable. These carryforwards begin to expire in 1998 and continue through 2000. These credits are subject to additional utilization limitations, as they arose during separate return years.

(13) LEASES

     The Company leases certain office equipment and vehicles used in the operation of its business under leases that expire in various years through 2005. Rental payments include amounts for

                          KODA ENTERPRISES GROUP, INC.

operating expenses and taxes in excess of base-year values established within the leases. Rental expense for all operating leases amounted to approximately $84,893, $95,439 and $102,587 for the years ended April 30, 1995, 1996 and 1997, respectively.

     The following is a schedule by years of the present value of future minimum capital lease payments and future minimum rental payments required under noncancelable operating leases as of April 30, 1997 (in thousands):

                                                              CAPITAL     OPERATING
                   YEAR ENDING APRIL 30,                       LEASES      LEASES
                   ---------------------                      --------    ---------
  1998......................................................  $138,287    $ 71,096
  1999......................................................   138,287      24,991
  2000......................................................   123,871      13,138
  2001......................................................         0         491
  2002......................................................         0           0
  Thereafter................................................         0           0
                                                              --------    --------
  Total minimum lease payments required.....................  $400,445    $109,716
                                                                          ========
Less -- amount representing interest........................    55,725
Present value of net minimum capital lease payments.........   344,720
Less -- current installments of obligations under capital
  leases....................................................   119,712
                                                              --------
Obligations under capital leases, excluding current
  installments..............................................  $225,008
                                                              ========

(14) CONTINGENCIES

     The Company's operating company is a defendant in various product liability lawsuits and claims. In the opinion of management and legal counsel, these suits and claims should not result in final judgments or settlements which, in the aggregate, would have a material adverse effect on the consolidated financial position or consolidated results of operations of the Company.

(15) STOCK APPRECIATION RIGHTS

     KODA Industries of Tennessee, Inc. has issued stock appreciation rights
(SARs) to certain management employees. The formula price is calculated using the difference of the exercise book value and the initial book value as stated in the individual SAR agreements. The difference is divided by the total number of shares of all classes of KODA Industries of Tennessee, Inc. outstanding on the exercise date plus that individual's total SARs granted. The SARs are subject to automatic vesting and may be automatically exercised in connection with certain significant corporate events. The Company has recorded obligations of $589,390, $454,951 and $658,258 at April 30, 1996, 1997 and December 31,
1997, respectively. Compensation expense, included in selling, general and administrative expenses, has been recorded by the Company in the amounts of $454,951 and $134,439 for the years ended April 30, 1996 and 1997, respectively. In the period ended December 31, 1997, $68,868 in compensation expense has been recorded.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

--------------------------------------------
TABLE OF CONTENTS
Summary................................    1
Risk Factors...........................   13
The Transactions.......................   18
Use of Proceeds........................   19
Capitalization.........................   20
Selected Financial and Other Data......   21
Unaudited Pro Forma Financial
  Information..........................   24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   31
Industry...............................   42
The Business...........................   45
Management.............................   55
Security Ownership.....................   58
Description of the Revolving Credit
  Facility.............................   59
Description of Exchange Notes..........   60
The Exchange Offer.....................   90
Certain Federal Income Tax
  Consequences.........................   99
Plan of Distribution...................   99
Legal Matters..........................  100
Experts................................  100
Index to Financial Statements..........  F-1

PROSPECTUS

AIRXCEL, INC.

                              [AIRXCEL INC. LOGO]
OFFER TO EXCHANGE ITS
11% SERIES B SENIOR
SUBORDINATED NOTES
DUE 2007 FOR ANY AND
ALL OF ITS OUTSTANDING
SERIES A SENIOR
SUBORDINATED NOTES
DUE 2007

APRIL 7, 1998